As filed with Securities and Exchange Commission on September 22, 2006

Registration No. 333-135546

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vitro, S.A. de C.V.

(Exact name of registrant as specified in its charter)

N/A

(Translation of Registrant’s name into English)

United Mexican States	3221	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Ave. Ricardo Margáin Zozaya #400 Col. Valle del Campestre San Pedro Garza García Nuevo León, 66265 México +52 (81) 8863-1200	CT Corporation System 111 Eighth Avenue New York, New York 10011 (212) 894-8940
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alejandro Sánchez Mújica General Counsel Ave. Ricardo Margáin Zozaya #400 Col. Valle del Campestre San Pedro Garza García Nuevo León, 66265 México +52 (81) 8863-1200	Howard S. Kelberg, Esq. Milbank, Tweed, Hadley & McCloy, LLP 1 Chase Manhattan Plaza New York, New York 10005-1413 USA (212) 530-5530

Approximate date of commencement of proposed sale to public:  As soon as practicable after the effective time of this Registration Statement and the satisfaction or waiver of all other conditions to the exchange offer described in the accompanying prospectus.

If this Form filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)(2)	Proposed maximum aggregate offering price		Amount of registration fee(3)
11.75% Senior Notes due 2013	$225,000,000	100%	$225,000,000	(1)(2)	$24,075

(1)	Estimated solely for the purposes of calculating the registration fee.
(2)	Exclusive of accrued interest, if any.
(3)	Calculated pursuant to Rule 457(f).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission of which this prospectus forms a part is effective. This prospectus is not an offer to sell these securities and it is nor soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 2006

PROSPECTUS

Vitro, S.A. de C.V.

Exchange Offer for

Up to $225,000,000 Aggregate Principal Amount Outstanding

of 11.75% Senior Notes due 2013

for a Like Principal Amount

of New 11.75% Senior Notes due 2013

We are offering to exchange new 11.75% Senior Notes due 2013 (the “New Notes”) for all of our outstanding unregistered 11.75% Senior Notes due 2013 (the “Original Notes”). The New Notes will be free of the transfer restrictions that apply to the Original Notes that you currently hold, but will otherwise have substantially the same terms of the outstanding Original Notes. This offer will expire at 11:59 p.m., New York City time, on October             , 2006, unless we extend it. The New Notes will not trade on any established exchange and we will not arrange for their quotation on any automated dealer quotation system. We will not receive any cash proceeds from the issuance of the New Notes in the exchange offer.

Each broker-dealer that receives New Notes for its account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for outstanding Original States where such outstanding Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”

See “ Risk Factors” beginning on page 28 to read about important factors you should consider in connection with this exchange offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS EXCLUSIVELY THE RESPONSIBILITY OF VITRO, S.A. DE C.V. AND DOES NOT REQUIRE AUTHORIZATION BY THE COMISIÓN NACIONAL BANCARIA Y DE VALORES, WHICH WE REFER TO AS THE “CNBV.” THE REGISTRATION WITH THE SPECIAL SECTION OF THE REGISTRO NACIONAL DE VALORES, WHICH WE REFER TO AS THE “RNV,” MAINTAINED BY THE CNBV DOES NOT IMPLY A CERTIFICATION OF THE INVESTMENT QUALITY OF THE NEW NOTES OR VITRO, S.A. DE C.V.’S SOLVENCY. THE NEW NOTES HAVE NOT BEEN REGISTERED WITH THE SECURITIES SECTION OF THE RNV AND, THEREFORE, THE NEW NOTES ARE NOT SUBJECT TO A PUBLIC OFFERING OR INTERMEDIATION IN MEXICO. THE ACQUISITION OF THE NEW NOTES BY ANY INVESTOR OF MEXICAN NATIONALITY WILL BE MADE UNDER SUCH INVESTOR’S OWN RESPONSIBILITY.

The date of this prospectus is September             , 2006

You should rely only on the information contained in this prospectus or to which this prospectus refers you. We have not authorized anyone to provide you with any information that is different. We are not making this exchange offer in any jurisdiction where this exchange offer is not permitted. The information in this prospectus may only be accurate as of the date on the front cover of this prospectus.

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NOTICE TO INVESTORS

Neither the SEC nor any other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The New Notes have been registered in the Special Section of the RNV maintained by the CNBV. Registration of the New Notes in the Special Section of the RNV does not imply any certification as to the investment quality of the New Notes, our solvency or the accuracy or completeness of the information included in this prospectus. The New Notes have not been registered in the Securities Section of the RNV and therefore may not be publicly offered or sold in the United Mexican States, or “Mexico.”

In making an investment decision, you must rely on your own review of our business and related matters and the terms of this exchange offer, including the merits and risks involved.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information contained in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC, to the extent that we identify such information as being incorporated by reference into this prospectus, will automatically update and supersede this information. Information set forth in this prospectus supersedes any previously filed information that is incorporated by reference into this prospectus. We incorporate by reference into this prospectus the following information and documents:

•	our annual report on Form 20-F/A for the fiscal year ended December 31, 2005, dated June 15, 2006 (SEC File No. 1-10905) and as it may be amended from time to time, which we refer to in this prospectus as the “2005 Form 20-F”;

•	our reports on Form 6-K, which we submitted to the SEC on April 25, 2006 and on July 25, 2006, which discuss our results for the first and second quarters ended March 31, 2006 and June 30, 2006, respectively; and

•	any future filings on Form 20-F we make under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” after the date of this prospectus and prior to the termination of the exchange offer, and any future submissions on Form 6-K during this period that are identified as being incorporated into this prospectus.

You may request a copy of these filings, at no cost, by writing or by calling us at the following address and phone number:

Vitro, S.A. de C.V.

Ave. Ricardo Margáin Zozaya 400,

Col. Valle del Campestre, San Pedro Garza García,

Nuevo León, 66265 México

Attention: Investor Relations Department

Telephone number: +52 (81) 8863-1200

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-4 under the Securities Act with respect to the securities offered by this prospectus. The prospectus, which forms a part of the registration statement, including amendments, does not contain all the information included in the registration statement. This prospectus is based on information provided by us and other sources that we believe to be reliable. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. You can obtain documents containing this information through us. If you would like to request these documents from us, please do so by             , 2006, to receive them before the expiration date.

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and file the following with the SEC:

•	annual reports;

•	certain other reports or information that we make public under Mexican law, file with the CNBV and the Mexican Stock Exchange or distributes to shareholders; and

•	other information.

You may access and read our SEC filings through the SEC’s Internet site at www.sec.gov. This site contains reports and other information that we file electronically with the SEC.

You may also read and copy any reports or other information that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, materials filed by us may also be inspected at the offices of the New York Stock Exchange, which we refer to as the “NYSE,” at 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and we are not required to file proxy statements with the SEC. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short swing” profit recovery provisions contained in Section 16 of the Exchange Act.

You may obtain copies of any of our SEC filings or any other document described in this prospectus by requesting them in writing or by telephone at the following address and phone number:

Vitro, S.A. de C.V.

Ave. Ricardo Margáin Zozaya 400,

Col. Valle del Campestre, San Pedro Garza García,

Nuevo León, 66265 México

Attention: Investor Relations Department

Telephone number: +52 (81) 8863-1200

You may obtain additional information about us through our web site at www.vitro.com. The information contained therein is not part of this prospectus.

ENFORCEMENT OF CIVIL LIABILITIES

Vitro, S.A. de C.V. is a corporation organized under the laws of the United Mexican States or “Mexico”, with substantial assets and operations located, and a substantial portion of our revenues derived from sources, outside the United States. Almost all of our directors and officers and certain of the experts named herein reside outside of the United States and all or a significant portion of the assets of these persons and of our assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or upon us or to enforce against them or against us judgments obtained in United States courts predicated upon the civil liability provisions of the U.S. federal securities laws or otherwise. We have appointed CT Corporation System, New York, New York as our agent to receive service of process with respect to any action brought against us in any federal or state court in the State of New York arising from the issuance and offering of the New Notes. We have been advised by Alejandro Sánchez Mújica, our General Counsel, that no treaty exists between the U.S. and Mexico for the reciprocal enforcement of judgments issued in the other country. Generally, Mexican courts would enforce final judgments rendered in the United States if certain requirements are met, including the review in Mexico of the U.S. judgment to ascertain compliance with certain basic principles of due process and the non-violation of Mexican law or public policy, provided that the U.S. courts would grant reciprocal treatment to Mexican judgments. Additionally, we have been advised by Mr. Sánchez that there is doubt as to the enforceability, in original actions in Mexican courts, of liabilities predicated in whole or in part on U.S. federal securities laws and as to the enforceability in Mexican courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of U.S. federal securities laws.

PRESENTATION OF CERTAIN INFORMATION

Vitro, S.A. de C.V. is a corporation with variable capital (sociedad anónima de capital variable) organized under the laws of Mexico, and is a holding company that conducts substantially all of its operations through its subsidiaries. In this prospectus, except when indicated or the context otherwise requires, (a) the words “Vitro” and “our holding company” refer to Vitro, S.A. de C.V. and not its consolidated subsidiaries and (b) the words “the Company”, “we,” “us,” “our” and “ours” refer to Vitro, S.A. de C.V. together with its consolidated subsidiaries. However, it should always be understood that each subsidiary of Vitro and each other entity with which Vitro consolidates is an independent legal entity with its own accounting, corporate structure and records, executives and employees. References in this prospectus to business units are to combinations of various consolidated entities that have been grouped together for management and presentation purposes.

On June 16, 2006, we completed the sale of our 51% ownership interest in Vitrocrisa Holding, S. de R.L. de C.V. and subsidiaries, Crisa Libbey S.A. de C.V. and Crisa Industrial, LLC, (together “Vitrocrisa”) to Libbey, Inc. (“Libbey”), the owner of the other 49% equity interest. Libbey has been the exclusive distributor in the United States and Canada of the products manufactured by Vitrocrisa since the formation of the venture between both companies in 1997. We received proceeds of approximately $119 million from this divestiture, comprised of $80 million in cash from the sale of its equity interest, approximately $28 million from the payment of intercompany receivables and $11 million from the repayment of intercompany debt. As a part of this transaction, all of the liabilities of Vitrocrisa were assumed by Libbey, including bank debt of $62 million as of June 16, 2006. We plan to use the proceeds of this sale to reduce debt. Vitrocrisa, which was previously presented as one of our reportable segments, under Mexican GAAP is a discontinued operation as of December 31, 2005 as its disposition represents the exit of a significant activity of the Company. Accordingly, all financial and operating information relating to Vitrocrisa in this prospectus are presented as a discontinued operation. In addition, the discussion of our indebtedness in this prospectus does not include the indebtedness of Vitrocrisa, which is presented under Mexican GAAP on our consolidated balance sheets as of December 31, 2005 as a part of “current liabilities of discontinued operations” and “long-term liabilities of discontinued operations.” Under U.S. GAAP, Vitrocrisa is not presented as a discontinued operation as the divestiture had not

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been approved by our shareholders as of December 31, 2005. The divestiture was approved at our annual shareholders’ meeting held on April 27, 2006. As the sale was not fully reflected in our historical U.S. GAAP financial statements for the year ended December 31, 2005, a reconciliation of unaudited pro forma majority income from continuing operations and unaudited pro forma majority stockholders’ equity to U.S. GAAP is provided in this prospectus.

References in this prospectus to “pesos” or “Ps.” are to the lawful currency of Mexico. References to “U.S. dollars,” “dollars” or “$” are to dollars of the United States of America, which we refer to as the “United States.”

Our consolidated financial statements are expressed in Mexican pesos and are prepared in accordance with accounting principles generally accepted in Mexico, which we refer to as “Mexican GAAP,” which differs in certain significant respects from accounting principles generally accepted in the United States, which we refer to as “U.S. GAAP.” Note 24 to our consolidated financial statements for the year ended December 31, 2005 provides a description of the principal differences between Mexican GAAP and U.S. GAAP as they relate to us.

The results of operations for the six-month period ended June 30, 2006 are not necessarily indicative of the results to be expected for the year ending on December 31, 2006. Financial data contained in this prospectus for the years ended December 31, 2003, 2004 and 2005 has been restated in constant pesos as of December 31, 2005 and financial data contained in this prospectus for the six-month periods ended June 30, 2006 and 2005 is expressed in constant pesos of June 30, 2006. Financial data presented in constant pesos as of December 31, 2005 has not been restated in pesos as of June 30, 2006 because we believe the effect of such restatement would not be significant. The change in the National Consumer Price Index (“INPC”) applicable for the six-month period ended June 30, 2006 was 0.74%.

This prospectus contains translations of certain constant peso amounts into U.S. dollars at specified rates solely for the convenience of the reader. These convenience translations should not be construed as representations that the constant peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the specified rate indicated or at all. The exchange rate used in preparing our consolidated financial statements and in preparing convenience translations of such information into U.S. dollars is the exchange rate calculated and published by the Banco de México, Mexico’s central bank, in the Diario Oficial de la Federación, Mexico’s Daily Official Gazette of the Federal Government, for the conversion of U.S. dollar-denominated amounts into pesos, which we refer to as the “Free Exchange Rate.” As of December 31, 2005, and June 30, 2006, the Free Exchange Rate was 10.6344 pesos per U.S. dollar, and 11.2723 pesos per U.S. dollar, respectively. As of December 31, 2005, and June 30, 2006, the noon buying rate for Mexican pesos reported by the Federal Reserve Bank of New York, which we refer to as the “Noon Buying Rate,” was 10.63 pesos per U.S. dollar and 11.29 pesos per U.S. dollar, respectively.

For purposes of this prospectus, we consider our “export sales” to be sales of products produced by our Mexican subsidiaries (i) to third parties outside Mexico, (ii) to our foreign subsidiaries that do not act as our distributors and (iii) sales of products by our foreign distributor subsidiaries. We recognize sales at the time of sale to third parties outside Mexico and to our foreign subsidiaries that do not act as our distributors (principally Vitro VVP America Inc, which we refer to as “Vitro America”), and at the time of sale of the product by our foreign subsidiaries that act as our distributors (principally Vitro Packaging Inc.) to third parties outside Mexico.

Under Mexican corporate law, shares of our Series “A” common stock, which we refer to as “Shares,” held by our Stock Option Trust are considered issued and outstanding and therefore are entitled to receive dividends and vote on matters on which other of our Shares are entitled to vote. However, for accounting purposes, our Shares held by our Stock Option Trust are considered treasury stock and therefore not outstanding. Thus, for purposes of calculating net income (loss) from continuing operations per share, net income (loss) from discontinued operations per share, the cumulative effect of changes in accounting principles per share and diluted and basic net income (loss) per share, as well as for purposes of determining shareholders’ equity, we considered those of our Shares held by our Stock Option Trust as treasury stock. In addition, 39,150,000 Shares are held by our pension plans in trust. Those Shares are treated as outstanding for all purposes.

We use the term “joint venture” to refer to companies which are not our wholly owned subsidiaries and in which we, directly or indirectly, either have management control or share management control with one or more third parties. We believe that our use of the term “joint venture” is consistent with international business practices. However, our “joint ventures” are not necessarily “Joint Ventures” as defined in International Financial Reporting Standards.

References in this prospectus to “CNBV” are to the Comisión Nacional Bancaria y de Valores of Mexico, Mexico’s Banking and Securities Commission.

References in this prospectus to “UDI” are to Unidades de Inversión, which is an inflation-indexed monetary unit.

CERTAIN AMOUNTS INCLUDED IN THIS PROSPECTUS MAY NOT SUM DUE TO ROUNDING.

SUMMARY

This summary highlights selected information from this prospectus and may not contain all the information that is important to you. For a more complete understanding of us and this exchange offer, you should read the following summary together with the information set forth under the heading “Risk Factors” and in our audited consolidated year-end financial statements and the accompanying notes, which are included in the 2005 Form 20-F and which are incorporated herein by reference. Our audited consolidated financial statements are prepared in accordance with Mexican generally accepted accounting principles, which we refer to as “Mexican GAAP,” which differ in certain respects from United States generally accepted accounting principles, which we refer to as “U.S. GAAP.”

The Company

We are the leading producer of flat glass and glass containers in Mexico, based on our consolidated net sales of Ps. 24,150 million ($2,271 million) in 2005, and one of the world’s largest manufacturers and distributors of glass products. We were founded in Mexico in 1909. Through our subsidiaries, we serve multiple glass product markets including the construction, automotive, food, beverage and cosmetics markets. We have production facilities in eight countries and distribution centers throughout the Americas and Europe, and we export our products to over 70 countries. Based on our export sales in 2005 of approximately $588 million, we are one of the largest Mexican export companies. Our consolidated net sales for the year ended December 31, 2005 totaled Ps. 24,150 million ($2,271 million). For the six-month periods ended June 30, 2006 and 2005, our consolidated net sales were Ps. 13,104 million ($1,162 million) and Ps. 12,457 million ($1,105 million), respectively. As of June 30, 2006 and 2005, our total assets (including assets of discontinued operations) were Ps. 28,680 million ($2,544 million) and Ps. 32,335 million ($2,869 million), respectively.

On June 16, 2006, we completed the sale of our 51% ownership interest in Vitrocrisa to Libbey, the owner of the other 49% equity interest. Libbey has been the exclusive distributor in the United States and Canada of the products manufactured by Vitrocrisa since the formation of the venture between both companies in 1997. We received proceeds of approximately $119 million from this divestiture, comprised of $80 million in cash from the sale of its equity interest, approximately $28 million from the payment of intercompany receivables and $11 million from the repayment of intercompany debt. As a part of this transaction, all of the liabilities of Vitrocrisa were assumed by Libbey, including bank debt of $62 million as of May 31, 2006. We plan to use the proceeds of this sale to reduce debt. Vitrocrisa, which was previously presented as one of our reportable segments, under Mexican GAAP is a discontinued operation as of December 31, 2005 as its disposition represents the exit of a significant activity of the Company. Accordingly, all financial and operating information relating to Vitrocrisa in this prospectus are presented as a discontinued operation. In addition, the discussion of our indebtedness in this prospectus does not include the indebtedness of Vitrocrisa, which is presented under Mexican GAAP on our consolidated balance sheets as of December 31, 2005 as a part of “current liabilities of discontinued operations” and “long-term liabilities of discontinued operations.” Under U.S. GAAP, Vitrocrisa is not presented as a discontinued operation as the divestiture had not been approved by our shareholders as of December 31, 2005. The divestiture was approved at our annual shareholders’ meeting held on April 27, 2006.

Our operations are currently organized into two operating business units: the Flat Glass business unit (representing approximately 51% of our consolidated net sales in 2005) and the Glass Containers business unit (representing approximately 48% of our consolidated net sales in 2005).

The organization of our operations into business units allows us to focus on the needs of distinct end-markets, diversifies our revenue base and enables us to take advantage of our expertise in the efficient production of glass products. In addition, our operations at the corporate level continue to provide us with certain administrative, technical and corporate services, including:

•	management information systems,

•	human resources,

•	finance,

•	treasury,

•	accounting and consolidation,

•	procurement,

•	labor and employee benefits,

•	quality control,

•	environmental compliance,

•	industrial safety,

•	communications and

•	legal services.

We have successfully established several joint ventures and technology-sharing relationships with leading United States, European and Central American companies, including:

•	Pilkington plc, which we refer to as “Pilkington”, a member of Nippon Sheet Glass Group,

•	Visteon Corporation, which we refer to collectively as “Visteon”,

•	London Overseas, Inc., which we refer to as “London Overseas”,

•	Golden Beer, Corp., which we refer to as “Golden Beer” and

•	AFG Industries Inc. a subsidiary of Asahi, Inc., which we refer to as "AFG Industries".

Sales attributable to our joint ventures represented approximately 56% of our consolidated net sales in 2005.

Business Units

Our organizational structure, comprised of the Flat Glass and Glass Containers business units, allows us to focus on the needs of the distinct markets we serve, which results in a diversified revenue base, and enables us to take advantage of our expertise in the efficient production and distribution of high quality glass products.

Flat Glass

Our Flat Glass business unit includes:

•	Vitro Vidrio y Cristal, S.A. de C.V., which we refer to as "Vidrio y Cristal", our subsidiary that manufactures and distributes a majority of our raw (float) flat glass products for the Mexican construction industry and to automotive safety glass manufacturers as raw material;

•	Vitro Automotriz, S.A. de C.V., which we refer to as "VAU", our subsidiary that manufactures a majority of our flat glass products for the Mexican and the United States automotive industry and Distribuidora Nacional de Vidrio, S.A. de C.V., which we refer to as “Dinavisa”, our subsidiary that distributes flat glass products for the Mexican automotive glass replacement, which we refer to as “AGR” industry;

•	Vitro Flex, S.A. de C.V., which we refer to as "Vitro Flex", our joint venture with Visteon that is engaged in the manufacturing and distribution of flat glass products for the automotive market, which we substantially sell to Ford Motor Co. and where Visteon holds a 38% interest in Vitro Flex;

•	Vitro AFG, S.A. de C.V., which we refer to as "Vitro AFG", our joint venture with AFG Industries Inc. a subsidiary of Asahi, Inc., which we refer to as "AFG Industries", that is engaged in the manufacturing of raw (float) flat glass products, which are sold on a 50-50 basis to AFG Industries and us and where AFG Industries holds a 50% interest in Vitro AFG;

•	Cristales Automotrices, S.A. de C.V., which we refer to as "Cristales Automotrices", our joint venture with a group of individual investors that own 49% interest in this business unit and that conducts our automotive replacement glass installation business in Mexico City and its surrounding states;

•	Vitro America, our subsidiary that conducts a substantial majority of our flat glass operations in the United States;

•	Vitro Cristalglass, S.L., which we refer to as “Vitro Cristalglass”, our joint venture with a group of individual investors that own 40% interest in this business unit and that is engaged in the manufacturing and distribution of flat glass products for the Spanish, French and Portuguese construction industries;

•	Vitro Chaves Industria de Vidrio, S.A., which we refer to as "Vitro Chaves", a joint venture of Cristalglass with a group of individual investors that own 40% interest in this business unit and that is engaged in the manufacturing and distribution of flat glass products for the Portuguese construction industry; and

•	Vitro Colombia, S.A., which we refer to as "Vitro Colombia", our subsidiary that conducts our Colombian flat glass operations that is engaged in the manufacturing and distribution of flat glass products for the automotive and construction market.

Based on the Flat Glass business unit’s net sales of Ps. 12,276 million ($1,154 million) in 2005, we believe the business unit is the largest flat glass producer in Mexico, the second largest in Latin America, one of the largest distributors of flat glass products in the United States and a leading provider of insulated flat glass products in Spain and Portugal. Based on the number of molding furnaces the business unit currently operates in Mexico, we believe it is also a major manufacturer of safety glass products for the automotive original equipment manufacturers, which we refer to as “OEMs”, and AGR markets in Mexico. In 2005, this business unit accounted for 51% of Vitro’s consolidated net sales. During the same period, approximately 27% of the net sales of the Flat Glass business unit came from exports and approximately 51% came from sales by our foreign subsidiaries that are part of the business unit. Our Flat Glass business unit’s customer base includes General Motors, Ford, DaimlerChrysler, Volkswagen and Nissan in the automotive industry, and several large domestic and foreign companies in the construction industry.

In Mexico, the Flat Glass business unit manufactures, processes, distributes and installs flat glass for the construction and automotive markets. Its Mexican operations include, as of December 31, 2005, four float glass furnaces, five automotive safety glass processing facilities, eleven distribution centers and 162 installation centers for the AGR market, of which 58 are owned by the business unit and 104 are franchises owned by third parties.

Vidrio y Cristal and Vitro AFG focus on the manufacturing, processing and distribution of float glass used as raw material for the construction and the automotive industries and have a production capacity of over 625,000 tons of float glass per year, of which 75,000 tons are contributed by our share of Vitro AFG, our joint venture with AFG Industries.

On June 19, 2002, Vitro Plan entered into an agreement with AFG Industries, a subsidiary of Asahi to convert our glass container facility in Mexicali, Mexico into a flat glass facility. The converted facility began operations in November of 2003 as Vitro AFG and its production principally supplies flat glass to the western United States and Mexico. The converted facility has a flat glass production capacity of approximately 150,000 metric tons per year. One half of the flat glass produced by this facility is sold to each of AFG Industries and us under take-or-pay agreements.

VAU sells automotive safety glass products to other automobile manufactures in Mexico (including sales relating to the orders made under Pilkington’s global supply agreements with such automobile manufacturers), the United States and other markets; main clients include GM, Daimler Chrysler, Nissan and Freightliner. Vitro Flex, our joint venture with Visteon, manufactures and distributes flat glass products principally for the automotive OEM market. Substantially all of Vitro Flex’s production is distributed to Ford.

The Flat Glass business unit also has a significant presence in the United States’ flat glass market through its subsidiary Vitro America. Vitro America processes, distributes and installs flat glass products for the construction and automotive markets in the United States. It operates in 26 states in the U.S. through eight processing facilities, 34 distribution centers and 112 installation centers. A portion of the glass processed by Vitro America is produced by the business unit in Mexico, and the balance is purchased from unaffiliated third parties. In 2005, approximately 62% of Vitro America’s glass purchases in terms of volume were supplied from the business unit’s Mexican subsidiaries.

On May 4, 2001, our Flat Glass business unit expanded its operations into Europe through the acquisition of 60% of the outstanding shares of common stock of Vitro Cristalglass, a processor and distributor of value-added flat glass for mainly the Spanish, French and Portuguese construction industry. Cristalglass has six processing facilities located in Spain. On December 27, 2002, it continued its expansion of flat glass operations in Europe through the acquisition, by Vitro Cristalglass, of 60% of the outstanding shares of common stock of Vitro Chaves (formerly Vidraria Chaves), a Portuguese processor and distributor of glass and glazing products for the Portuguese construction industry. Vitro Cristalglass has seven processing facilities and three distribution facilities in Spain and Portugal.

Glass Containers

The Glass Containers business unit includes:

•	Compania Vidriera, S.A. de C.V., which we refer to as "COVISA," our subsidiary that conducts a substantial majority of our glass containers operations in Mexico;

•	Empresas Comegua, S.A., which we refer to as "Comegua," our joint venture with London Overseas and Golden Beer, which we believe is the largest glass containers producer in Central America (together, London Overseas and Golden Beer each hold 21.5% of Comegua's outstanding shares);

•	Vitro Packaging, our glass containers distribution subsidiary in the United States;

•	Vidrio Lux, S.A., which we refer to as "Vilux," our subsidiary engaged in the manufacturing and distribution of glass containers in Bolivia and neighboring countries;

•	Industria del Alcali, S.A. de C.V., which we refer to as "Alcali," our subsidiary engaged in the manufacturing of soda ash, sodium bicarbonate, calcium chloride and salt, which are the main raw materials used in the manufacturing of glass products;

•	Comercializadora Alcali, S. de R.L. de C.V., which we refer to as "Comercializadora," our subsidiary engaged in the distribution of the products manufactured by Alcali; and

•	Fabricacion de Maquinas, S.A. de C.V., which we refer to as "FAMA," our subsidiary engaged in the manufacturing of capital goods such as glass forming machines and molds.

Based on the Glass Containers business unit’s net sales of Ps. 11,526 million ($1,084 million) in 2005, we believe it is the largest glass container producer in Mexico and Central America. In 2005, this business unit accounted for 48% of our consolidated net sales. During the same period, approximately 27% of the net sales of the Glass Containers business unit came from exports and approximately 11% came from sales by our foreign subsidiaries that are part of the business unit.

The Glass Containers business unit produces soda lime glass containers for the soft drink, beer, food, liquor and wine, pharmaceutical and cosmetics industries and has a production capacity of approximately 5,270 tons of glass per day. Its customers include leading companies such as The Coca-Cola Company, Pepsi, Grupo Modelo, Nestlé, Procter & Gamble, Gerber, Avon, Coty, Revlon, Grupo Domecq, Encore Glass, Herdez McCormik, Grupo Cuervo, Jugos del Valle, Tamazula and Bacardí. In addition, our Glass Containers business unit manufactures and distributes:

•	soda ash, sodium bicarbonate, calcium chloride and salt, which are the main raw materials used in the manufacturing of glass products, and

•	capital goods such as glass forming machines and molds.

The Glass Containers business unit operates eight manufacturing facilities in Mexico, three in Central America and one in Bolivia. The business unit, which exports containers for the food, soft drinks, liquor and wine, pharmaceutical and cosmetic industries to the United States through our subsidiary Vitro Packaging, has six sales offices, two design centers and one distribution center in the United States. It also includes Comegua, our joint venture with London Overseas and Golden Beer. Based on Comegua’s net sales of Ps. 1,180 million ($111 million) in 2005, we believe it is the largest glass container producer in Central America.

In April 2006, Comegua acquired Vidrios Panameños, S.A. (“VIPASA”), a glass container company located in Panama for a purchase price of $20 million. VIPASA is the largest and most important glass container manufacturer for the beverages, liquor, food and pharmaceutical industries in Panama and exports to more than 15 countries in the American continent. The company’s sales in 2005 reached approximately $23 million.

RECENT DEVELOPMENTS

Vitrocrisa Divestiture

On June 16, 2006, the Company completed the sale of its 51% ownership interest in Vitrocrisa to Libbey, the owner of the other 49% equity interest. Libbey has been the exclusive distributor in the United States and Canada of the products manufactured by Vitrocrisa since the formation of the venture between both companies in 1997. The Company received proceeds of approximately $119 million from this divestiture, comprised of $80 million in cash from the sale of its equity interest, approximately $28 million from the payment of intercompany receivables and $11 million from the repayment of intercompany debt. As a part of this transaction, all of the liabilities of Vitrocrisa were assumed by Libbey, including bank debt of $62 million as of May 31, 2006. The Company plans to use the proceeds of this sale to reduce debt. Vitrocrisa, which was previously presented as one of our reportable segments, under Mexican GAAP is a discontinued operation as of December 31, 2005 as its disposition represents the exit of a significant activity of the Company. Accordingly, all financial and operating information relating to Vitrocrisa in this prospectus are presented as a discontinued operation. In addition, the discussion of our indebtedness in this prospectus does not include the indebtedness of Vitrocrisa, which is presented under Mexican GAAP on our consolidated balance sheets as of December 31, 2005 as a part of “current liabilities of discontinued operations” and “long-term liabilities of discontinued operations.” Under U.S. GAAP, Vitrocrisa is not presented as a discontinued operation as the divestiture had not been approved by our shareholders as of December 31, 2005. The divestiture was approved at our annual shareholders’ meeting held on April 27, 2006.

Results as of and for the six months ended June 30, 2006

Set forth below are our unaudited consolidated results prepared in accordance with Mexican GAAP for the six months ended June 30, 2005 and 2006. Our results as of and for the six months ended June 30, 2006, are presented in Mexican pesos in purchasing power as of June 30, 2006. In the opinion of management, the unaudited financial information set forth includes all adjustments, consisting of only normally recurring adjustments, necessary for a fair presentation of this financial information. The unaudited financial information set forth should be read in connection with our audited consolidated financial statements for the years ended December 31, 2003, 2004 and 2005, which are incorporated by reference in this prospectus. Financial information set forth is presented in Mexican pesos in purchasing power as of June 30, 2006 and is therefore not directly comparable to the financial information presented elsewhere in this prospectus, which, unless otherwise stated, is presented in Mexican pesos in purchasing power as of December 31, 2005. The change in the INPC for the six month period ended June 30, 2006 was 0.74%.

We have not undertaken a U.S. GAAP reconciliation for any period or date in 2006.

Peso amounts have been translated into U.S. dollars, solely for the convenience of the reader, at the rate of 11.2723 pesos per one U.S. dollar, the Free Exchange Rate on June 30, 2006.

	UNAUDITED For the six month period ended June 30,
	2005	2006	2006
	(Ps. Millions)		($ Millions)
Income Statement
Net Sales	12,457	13,104	$1,162
Cost of Sales	9,125	9,627	854

Gross profit	3,333	3,477	308
Selling, general and administrative expenses	2,643	2,599	231

Operating Income	689	879	78
Financing cost:
Interest Expense	962	876	78
Interest Income	(97)	(52)	(5)
Other Financial expenses, net	257	471	42
Exchange loss, net	(307)	512	45
Gain from monetary position	(145)	(117)	(10)

Total Financing Cost	670	1,691	150
Other expenses, net	391	23	2

Loss before taxes and workers’ profit sharing	(371)	(835)	(74)
Income tax and workers’ profit sharing	(515)	140	12

Net income (loss) from continuing operations	144	(975)	(86)
Loss from discontinued operations	0	(27)	(2)

Gain on disposal of discontinued operations	0	458	41

Net income (loss)	144	(544)	(48)

Net loss of majority interest	(55)	(472)	(42)
Net income (loss) of minority interest	199	(71)	(6)

Balance Sheet
Cash and cash equivalents	1,609	1,335	118
Trade receivables	1,747	1,558	138
Inventories	4,093	3,839	341
Other current assets	2,001	2,486	221
Current assets from discontinued operations	1,094	0	0

Total current assets	10,544	9,218	818
Property, plant and equipment	17,365	16,485	1,462
Other assets	1,873	1,654	147
Long-term assets from discontinued operations	1,358	0	0
Other long-term assets	1,195	1,324	117

Total Assets	32,335	28,680	2,544
Short-term and current maturities of long-term debt	4,372	6,541	580
Trade payables	2,003	2,006	178
Other current liabilities	2,591	2,539	225
Current liabilities from discontinued operations	565	0	0

Total current liabilities	9,531	11,086	983
Long-term debt	11,221	8,082	717
Other long-term liabilities	1,494	1,710	152
Long-term liabilities from discontinued operations	1,307	0	0

Total Liabilities	23,554	20,877	1,852
Majority interest	5,891	5,182	460
Minority Interest	2,890	2,620	232

Total Stockholders’ equity	8,781	7,802	692

As a result of the deterioration in our last twelve months’ results of operations and the increase in our leverage, it has been difficult for us to maintain compliance with certain financial covenants contained in our debt instruments. During 2001, 2002, 2003 and 2005 some of our subsidiaries executed amendments and/or waivers with respect to certain of their financial covenants contained in their debt agreements and instruments and in one of their accounts receivable factoring programs.

As of September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006, our Flat Glass subsidiary did not meet the interest coverage ratio (Consolidated EBITDA to Consolidated Interest Expenses), and/or the debt to EBITDA ratio (Consolidated Total Debt to Consolidated EBITDA), under a bank credit facility. For each of the periods ending September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006, we obtained amendments and/or waivers of our compliance with both financial covenants from our lenders under this facility. On August 30, 2006, we entered into an amendment to the bank credit facility, which modified these ratios to levels at which we believe we shall be able to remain in compliance.

At no time has the Company, or any of its subsidiaries, failed to make required principal or interest payments under any of our current loan agreements or credit facilities.

Recent Refinancing of Indebtedness

Following is a description of significant indebtedness we incurred in the fiscal year ended December 31, 2005 and the eight month period ending August 31, 2006 and the use of proceeds for each such incurrence.

Year ended December 31, 2005

•	On January 31, 2005, Vitro Envases Norteamérica, S.A. de C.V. (“VENA”) issued an additional $80 million aggregate principal amount of its 10.75% Senior Secured Guaranteed Notes due 2011. Additionally, on February 24, 2005, Vena entered into a $150 million Senior Secured Term Loan with certain lenders, due February 10, 2010. The proceeds from these transactions were used to refinance a $230 million bridge loan due September 24, 2006.

•	On September 21, 2005, we entered into two credit facilities with certain lenders in an aggregate amount of $150 million. Each of these credit facilities matures on March 23, 2007. The first credit facility is a $45 million secured working capital facility for Vitro Plan, S.A. de C.V. to purchase inventory and refinance debt. The second credit facility is a $105 million unsecured guaranteed facility for Vena to refinance debt.

•	On March 31, 2005, Compañía Vidriera, S.A. de C.V. (“Covisa”), Industria del Álcali, S.A. de C.V. and Comercializadora Álcali, S. de R.L. de C.V., all subsidiaries of Vena, entered into a five-year revolving accounts receivable facility, under which such companies obtained approximately Ps.550 million ($50 million) and $19 million. Upon the closing of this credit facility, Covisa terminated a revolving factoring agreement with Transamerica Commercial Finance Corporation that had a maximum capacity of $75 million.

•	In August 2005, our Vitro Plan subsidiary entered into a six-year revolving accounts receivables facility under which it received approximately US$21.5 million on August 22, 2005.

Eight month period ending August 31, 2006

•	On February 7, 2006, VENA issued $75 million due February 2007, in aggregate principal of Senior Secured Short Term Guaranteed Notes. The facility is secured, on a pari passu basis, with the existing senior secured indebtedness of Vena. The net proceeds were used by VENA to refinance secured debt and for working capital purposes.

•	On August 9, 2006, VENA issued $110 million in aggregate principal amount of Short Term Guaranteed Notes. The net proceeds were placed in an irrevocable trust to repay the principal amount of $105 million due September 21, 2006 under a loan agreement with Credit Suisse.

Delayed Exchange Offer Filing

Beginning in the first quarter of 2004 through the second quarter of 2005, we were involved in negotiations relating to a material transaction. Although the negotiations were terminated without resulting in a written agreement or transaction, they were subject to confidentiality agreements, which prevented us from making adequate disclosure regarding the material transaction in a Registration Statement on Form F-4 to register this exchange offer during that period. We decided to defer the filing of the Registration Statement until the negotiations were concluded.

Subsequent to the filing of our 2004 Annual Report on Form 20-F in June 2005, while working on the F-4, we received a comment letter from the Staff with respect to its 20-F 2004 Annual Report and related filings, resulting in the initiation of a review process that was concluded in May 2006. We delayed our filing of the Registration Statement until the conclusion of the Staff’s review.

As of June 30, 2006, we have paid approximately US$ 4.4 million of additional interest resulting from the delay in the exchange offer.

SUMMARY OF TERMS OF THE EXCHANGE OFFER

Set forth below is a summary description of the terms of the exchange offer. We refer you to “The Exchange Offer” for a more complete description of the terms of the exchange offer.

Background

On October 22, 2003, we completed the private offering of $225,000,000 aggregate principal amount of our 11.75% Senior Notes due 2013. In connection with that offering, we entered into a registration rights agreement with the initial purchasers of the Original Notes in which we agreed, among other things, to complete this exchange offer. You are entitled to exchange in this exchange offer your Original Notes for New Notes which are identical in all material respects to the Original Notes except that:

•	the New Notes have been registered under the Securities Act and will be freely tradable by persons who are not affiliated with us;

•	the New Notes are not entitled to certain rights which are applicable to the Original Notes under the registration rights agreement; and

•	certain liquidated damages provisions are no longer applicable.

The Exchange Offer

We are offering to exchange up to $225,000,000 aggregate principal amount of our 11.75% Senior Notes due 2013 which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) for up to $225,000,000 aggregate principal amount of our 11.75% Senior Notes due 2013 which were issued on October 22, 2003 in a private offering. Original Notes may be exchanged only in integral multiples of $1,000.

Resales

Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, we believe that the New Notes issued pursuant to this exchange offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the New Notes in the ordinary course of business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of the New Notes.

Each participating broker-dealer that receives New Notes for its own account pursuant to this exchange offer in exchange for the Original Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. See “Plan of Distribution.”

Consequences of Failure to Exchange

All untendered Original Notes will continue to be subject to the restrictions on transfer provided for in the Original Notes and in the indenture relating to the Original Notes, which we refer to as the “Indenture,” and will continue to bear legends regarding restrictions on transfer.

You will not be able to offer or sell the Original Notes unless:

•	pursuant to an exemption from the requirements of the Securities Act; or

•	the Original Notes are registered under the Securities Act.

After the exchange offer is closed, we will no longer have an obligation to register the Original Notes, except for some limited exceptions. Please see “Risk Factors—Factors Relating to the New Notes—If you do not participate in this exchange offer, you will continue to hold unregistered Original Notes that are subject to transfer restrictions.”

Effect on Holders of Original Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement and, accordingly, we will not be obligated to continue to pay liquidated damages as described in the registration rights agreement. If you are a holder of Original Notes and do not tender your Original Notes in this exchange offer, you will continue to hold such Original Notes and you will be entitled to all the rights and limitations applicable to the Original Notes in the Indenture, except for any rights under the registration rights agreement that by their terms terminate upon the consummation of this exchange offer.

Expiration Date; Withdrawal of Tender

This exchange offer will expire at 11:59 p.m., New York City time, on October     , 2006, or such later date and time to which we extend it. We do not currently intend to extend the expiration date. A tender of Original Notes pursuant to this exchange offer may be withdrawn at any time prior to the expiration date. Any Original Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of this exchange offer.

Interest on the New Notes

Interest on the New Notes will accrue at the rate of 11.75% from the date of the last periodic payment of interest on the Original Notes or, if no interest has been paid, from May 1, 2006. No additional interest will be paid on Original Notes tendered and accepted for exchange.

Conditions to this Exchange Offer	This exchange offer is subject to customary conditions, some of which we may waive.

Procedures for Tendering Original Notes

If you wish to accept the exchange offer, you must follow the procedures for book-entry transfer described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you. Questions regarding the tender of Original Notes or the exchange offer generally should be directed to the exchange agent at one of its addresses specified in “The Exchange Offer—Exchange Agent.” See “The Exchange Offer—Procedures for Tendering” and “The Exchange Offer—Guaranteed Delivery Procedures.”

Guaranteed Delivery Procedures

If you wish to tender your Original Notes and the procedure for book entry transfer cannot be completed on a timely basis, you may tender your Original Notes according to the guaranteed delivery procedures described under the heading “The Exchange Offer—Guaranteed Delivery Procedures.”

Acceptance of Original Notes and Delivery of New Notes

We will accept for exchange any and all Original Notes that are properly tendered in the exchange offer before 11:59 p.m., New York City time, on the expiration date, as long as all of the terms and conditions of the exchange offer are met. We will deliver the New Notes promptly following the expiration date.

Special Procedures for Beneficial Holders

If you beneficially own Original Notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender Original Notes into this exchange offer, you should contact such registered holder promptly and instruct such person to tender on your behalf.

Accounting Treatment

We will not recognize any gain or loss for accounting purposes upon the completion of this exchange offer. The expenses of this exchange offer that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles in Mexico.

Certain Federal Income Tax Considerations

The exchange of Original Notes for New Notes in this exchange offer will not be a taxable event for U.S. federal income tax purposes. Please see “Certain Income Tax Considerations—United States Taxation.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Notes in this exchange offer.

Exchange Agent	U.S. Bank National Association is serving as exchange agent in connection with this exchange offer.

SUMMARY OF THE TERMS OF THE NEW NOTES

The New Notes have the same financial terms and covenants as the Original Notes, which are as follows:

Issuer	Vitro, S.A. de C.V.

Notes Offered	$225,000,000 aggregate principal amount of 11.75% Senior Notes due 2013.

Maturity Date	November 1, 2013.

Interest Payment Dates	May 1 and November 1 of each year.

Ranking

The New Notes will be general unsecured obligations of Vitro, S.A. de C.V. and will rank equally in right of payment with all of our holding company’s other existing and future unsecured senior debt. The New Notes will be senior in right of payment to all of our holding company’s existing and future subordinated debt. As of June 30, 2006, we had approximately Ps.14,623 million ($1,297 million) of consolidated debt outstanding, approximately Ps. 6,079 million ($539 million) of which was secured. All of our consolidated debt that is secured is debt owed by our subsidiaries.

Because the New Notes will not be guaranteed by any of our subsidiaries, the New Notes will be effectively subordinated to all liabilities, including trade debt, of our subsidiaries. As of June 30, 2006, our subsidiaries had an aggregate of approximately Ps. 8,961 million ($795 million) of debt outstanding.

Optional Redemption

Except as set forth below, we may not redeem the New Notes prior to November 1, 2008. We may redeem the New Notes, at our option, in whole at any time or in part from time to time, on and after November 1, 2008, at the following redemption prices, expressed as percentages of the principal amount of New Notes, if redeemed during the twelve-month period commencing on November 1 of any year set forth below:

Year	Percentage
2008	105.875%
2009	103.917%
2010	101.958%
2011 and thereafter	100.000%

Please see “Description of the New Notes—Optional Redemption.”

Additional Amounts

We generally will pay such additional amounts as may be necessary so that the amount received by noteholders after tax related withholdings or deductions in relation to the New Notes will not be less than the amount that noteholders would have received in the absence of the withholding or deduction, subject to the restrictions described under “Description of the New Notes—Additional Amounts.”

Tax Redemption

If we are required to pay additional amounts in excess of certain agreed amounts as a result of changes in the laws applicable to tax related withholdings or deductions, we will have the option to redeem the New Notes, in whole but not in part, at a redemption price equal to 100% of the principal amount of the New Notes, plus any accrued and unpaid interest to the date of redemption and any additional amounts that may be then payable. See “Description of the New Notes—Optional Tax Redemption.”

Certain Covenants	We will issue the New Notes under the same indenture governing the Original Notes. The Indenture will, among other things, limit our ability and the ability of our restricted subsidiaries, to:

•	borrow money;

•	pay dividends on stock, redeem stock or redeem subordinated debt;

•	make investments;

•	sell capital stock of subsidiaries;

•	guarantee other indebtedness;

•	enter into agreements that restrict dividends or other distributions from restricted subsidiaries;

•	enter into transactions with affiliates;

•	create or assume liens;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations; and

•	enter into a sale of all or substantially all of our assets.

Please see “Description of the New Notes—Covenants.”

Change of Control

Upon a change of control, holders of New Notes will have the right to require us to offer to purchase the New Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, through the date of purchase.

Form and Denomination	The New Notes will be issued in fully registered book-entry form, with a minimum denomination of $1,000 and any integral multiple in excess thereof.

Trustee and Principal Paying Agent	U.S. Bank National Association, as successor to Wachovia Bank, National Association

Governing Law	The notes and the indenture are, and following the completion of the exchange offer will continue to be, governed by New York law.

Absence of a Public Market for the Notes	We do not intend to list the New Notes on any securities exchange or to arrange for their quotation on any automated dealer quotation system.

For more complete information regarding the New Notes, see “Description of the New Notes.”

Risk Factors

Investing in the New Notes involves risks. Please see the “Risk Factors” section of this prospectus beginning on page 28 for a description of certain of the risks you should consider before determining whether to participate in this exchange offer.

Additional Information

Our principal executive offices are located at Ave. Ricardo Margain Zozaya 400, Col. Valle del Campestre, San Pedro Garza Garcia, Nuevo Leon, 66265 Mexico and our telephone number is +52 (81) 8863-1200.

You may obtain additional information about us through our web site at www.vitro.com. The information contained therein is not part of this prospectus.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table presents selected consolidated financial information and other data for each of the periods indicated. This information and data should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the notes thereto incorporated by reference and the information under the section entitled “Item 5—Operating and Financial Review and Prospects—Results of Operations” in the 2005 Form 20-F as it related to 2003, 2004 and 2005. The years ended December 31, 2001 and 2002 are derived from our audited financial statements not included in the 2005 Form 20-F. Our consolidated financial statements are prepared in accordance with Mexican GAAP, which differs in certain respects from U.S. GAAP. Note 24 to our audited consolidated financial statements for the year ended December 31, 2005 provides a description of the principal differences between Mexican GAAP and U.S. GAAP as they relate to us.

For unaudited interim consolidated financial information as of June 30, 2006 and for the six month periods ended June 30, 2005 and 2006 as well as a discussion of our financial results for such periods, which are presented in constant pesos in purchasing power as of June 30, 2006, see “Summary—Recent Developments” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to this prospectus. Since the financial information in “Summary—Recent Developments” and the information under “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are presented in constant pesos in purchasing power as of June 30, 2006, the financial information in “Summary—Recent Developments” and the information under “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are not directly comparable to the financial information included elsewhere in this prospectus, in the table below and in the 2005 Form 20-F, which, unless otherwise indicated, is presented in constant pesos in purchasing power as of December 31, 2005. The change in the INPC for the six month period ended June 30, 2006 was 0.74%.

	As of or for the year ended December 31,
	2001	2002	2003	2004	2005	2005
	(Ps. millions)(1)					($ in millions)(1)(2)
Income Statement Data:
Mexican GAAP:
Net sales	Ps.25,181	Ps.24,771	Ps.24,112	Ps.24,018	Ps.24,150	$2,271
Cost of sales	17,531	17,432	17,218	17,392	17,449	1,641

Gross profit	7,650	7,339	6,894	6,626	6,701	630
Selling, general and administrative expenses	5,313	5,302	5,117	5,139	5,039	474

Operating income	2,337	2,037	1,777	1,487	1,662	156
Financing cost:
Interest expense, net	1,992	1,623	1,869	2,037	2,190	206
Exchange loss (gain), net	(606)	1,620	781	82	(387)	(36)
Gain from monetary position(3)	690	832	586	718	421	40

Total financing cost	696	2,411	2,064	1,401	1,382	130
Other expenses, net(4)	908	445	150	138	400	37
Income (loss) before taxes and workers’ profit sharing	733	(819)	(437)	(52)	(120)	(11)
Income and asset tax expense (benefit)(13)	285	(541)	35	(9)	(483)	(45)
Workers’ profit sharing	63	53	41	119	47	4

Net income (loss) from continuing operations before changes in accounting principles	385	(331)	(513)	(162)	316	30
Net income (loss) from discontinued operations(5)(6)	346	(83)	59	90	3	0
Gain on disposal of discontinued operations(5)	—	523	—	—	—	—
Cumulative effect of changes in accounting principles(11)	—	—	—	—	(114)	(11)

	As of or for the year ended December 31,
	2001	2002	2003	2004	2005	2005
	(Ps. millions)(1)					($ in millions)(1)(2)
Net income (loss)(5)(6)	Ps. 731	Ps. 109	Ps. (454)	Ps. (72)	Ps. 205	$19
Net income (loss) of majority interest(5)(6)	179	(45)	(648)	(295)	48	4
Net income (loss) from continuing operations per share	1.35	(1.20)	(1.86)	(0.60)	1.16	0.10
Net income (loss) from discontinued operations per share(5)(6)	1.21	1.60	0.21	0.33	0.01	0.00
Diluted and basic net income (loss) of majority interest per share(5)(6)	0.64	(0.15)	(2.36)	(1.09)	0.18	0.02
U.S. GAAP(6)(12):
Net sales	Ps.23,040	Ps.23,620	Ps.24,013	Ps.24,684	Ps.24,945	$2,346
Operating income	1,418	1,127	1,239	797	929	87
Net income (loss) from continuing operations(6)(12)	(260)	(871)	(919)	(687)	458	43
Net income (loss)(6)(12)	234	(597)	(777)	(228)	326	31
Net income (loss) from continuing operations per share(6)(12)	(0.91)	(3.17)	(3.34)	(2.53)	1.68	0.16
Net income (loss) from discontinued operations per share(6)(12)	1.71	0.99	0.53	1.69	(0.48)	(0.05)
Diluted and basic net income (loss) per share(6)(12)	0.82	(2.17)	2.82	(0.84)	1.19	0.11

Balance Sheet Data:
Mexican GAAP:
Cash and cash equivalents	Ps. 977	Ps. 1,936	Ps. 1,047	Ps. 2,621	Ps. 1,318	$124
Current assets	7,354	9,316	8,372	9,767	8,938	840
Total assets from discontinued operations(5)(6)	7,662	2,539	2,393	2,019	1,871	176
Total assets	38,218	33,970	32,906	31,708	30,063	2,827
Current liabilities	10,111	9,435	8,078	7,485	7,907	744
Total debt	15,258	16,078	16,299	16,544	14,709	1,383
Total liabilities from discontinued operations(5)(6)	4,941	2,079	1,848	1,525	1,295	122
Total liabilities	27,117	24,241	23,900	23,644	21,745	2,045
Stockholders’ equity(5)(6)	11,101	9,729	9,006	8,064	8,318	782
Minority interest in consolidated subsidiaries(5)(6)	4,185	3,029	2,980	2,758	2,830	266
Majority stockholders’ equity(5)(6)	6,916	6,700	6,026	5,306	5,488	516

U.S. GAAP(6)(12):
Total assets	Ps.37,376	Ps.32.415	Ps.31,997	Ps.31,251	Ps.28,456	$2,676
Total liabilities	27,240	24,156	23,968	23,985	21,007	1,975
Net assets	10,136	8,259	8,029	7,266	7,449	701
Capital stock	7,008	7,008	7,008	7,008	7,008	659
Stockholders’ equity	6,948	6,162	5,648	4,979	5,143	484

Other Data:
Mexican GAAP:
Capital expenditures	Ps. 860	Ps. 1,040	Ps. 1,796	Ps. 1,361	Ps. 1,015	$96
Depreciation and amortization	1,963	1,912	1,861	2,091	1,702	160
Total Shares issued at end of Period(7)	324.0	324.0	324.0	324.0	324.0
Total Shares held in Stock Option Trust at end of period(7)	24.7	24.7	24.7	22.8	22.3
Total Shares held as treasury stock at end of period(7)	25.6	23.3	28.2	28.2	28.2
Total Shares issued and outstanding at end of period(7)	273.7	276.0	271.1	273.0	273.5
Average total Shares outstanding during period(7)	286.1	275.4	275.2	271.8	273.1

	As of or for the year ended December 31,
	2001	2002	2003	2004	2005	2005
	(Ps. millions)(1)					($ in millions)(1)(2)
Inflation and Foreign Currency Exchange Rate Data:
Percentage of change in INPC(8)	4.4%	5.7%	4.0%	5.2%	3.3%
Peso/dollar exchange rate at the end of period(9)	Ps.9.1695	Ps.10.4393	Ps.11.2372	Ps.11.1495	Ps.10.6344
Average exchange rate(10)	Ps.9.3274	Ps. 9.7455	Ps.10.8251	Ps.11.3091	Ps.10.8786

(l)	Except per share amounts, number of shares and inflation and foreign currency exchange rate data.
(2)	Peso amounts have been translated into U.S. dollars, solely for the convenience of the reader, at the rate of 10.6344 pesos per one U.S. dollar, the Free Exchange Rate on December 31, 2005.
(3)	The gain (loss) from monetary position reflects the result of holding monetary assets and liabilities during periods of inflation. Values stated in current monetary units decrease in purchasing power over time. This means that losses are incurred by holding monetary assets over time, whereas gains are realized by maintaining monetary liabilities.
(4)	Other expenses, net, reflects, among others, (i) write-off and loss from sale of assets in the amount of Ps. 422 million, Ps. 458 million, Ps. 137 million, Ps. 334 million and Ps. 351 million for the years ended December 31, 2001, 2002, 2003, 2004 and 2005, respectively, (ii) gain (loss) from the sale of subsidiaries and associated companies in the amount of Ps. (140) million, Ps. 74 million, Ps. 38 million, Ps. 505 million and Ps. (127) million for the years ended December 31, 2001, 2002, 2003, 2004 and 2005, respectively, and (iii) restructuring charges in the amount of Ps. 310 million, Ps. 77 million, Ps. 89 million, Ps. 246 million and Ps. 307 million for the years ended December 31, 2001, 2002, 2003, 2004 and 2005, respectively. The restructuring charges relate to the downsizing and streamlining of our corporate functions and organization at some of our business units. Also, during 2005 we recorded a gain of Ps. 424 million, resulting from the designation of Vitro as the sole beneficiary of the Vitro Club assets held in trust.
(5)	On July 3, 2002, we sold our controlling 51% interest in Vitromatic, S.A. de C.V., which together with its subsidiaries we refer to as “Vitromatic,” our joint venture with Whirlpool Corporation, which we refer to as “Whirlpool,” that engaged in the production and distribution of household appliances, to Whirlpool for $148.3 million in cash. At the time of the transaction, approximately $67 million of our consolidated debt and approximately $97 million of our consolidated off-balance sheet financings were obligations of Vitromatic. Consequently, upon the consummation of the sale of our interest in Vitromatic, our consolidated debt and off-balance sheet financings were reduced by approximately $67 million and approximately $97 million, respectively. Our consolidated financial statements and all other financial and statistical data included in this prospectus have been restated to reflect Vitromatic as a discontinued operation for 2001 and 2002 in this prospectus, unless otherwise indicated. Therefore, Vitromatic’s results of operations are reflected in the line item entitled “Net income (loss) from discontinued operations” in our consolidated statement of operations. Financial data included in this prospectus have been restated to present as a discontinued operation the assets of Vitromatic in the line items entitled “Total assets of discontinued operations” and the liabilities of Vitromatic in the line items entitled “Total liabilities of discontinued operations.” Financial and statistical data for all periods presented in this prospectus do not include the results of operations of discontinued operations, except (i) for financial and statistical data relating to discontinued operations, (ii) net income and net income of majority interest and (iii) as otherwise specified.
(6)	On June 16, 2006, we completed the sale of our 51% ownership interest in Vitrocrisa to Libbey, the owner of the other 49% equity interest. Libbey has been the exclusive distributor in the United States and Canada of the products manufactured by Vitrocrisa since the formation of the venture between both companies in 1997. We received proceeds of approximately $119 million from this divestiture, comprised of $80 million in cash from the sale of its equity interest, approximately $28 million from the payment of intercompany receivables and $11 million from the repayment of intercompany debt. As a part of this transaction, all of the liabilities of Vitrocrisa were assumed by Libbey, including bank debt of $62 million as of May 31, 2006. We plan to use the proceeds of this sale to reduce debt. Vitrocrisa, which was previously presented as one of our reportable segments, under Mexican GAAP is a discontinued operation as of December 31, 2005 as its disposition represents the exit of a significant activity of the Company. Accordingly, all financial and operating information relating to Vitrocrisa in this prospectus are presented as a discontinued operation. In addition, the discussion of our indebtedness in this prospectus does not include the indebtedness of Vitrocrisa, which is presented under Mexican GAAP on our consolidated balance sheets as of December 31, 2005 as a part of “current liabilities of discontinued operations” and “long-term liabilities of discontinued operations.” Under U.S. GAAP, Vitrocrisa is not presented as a discontinued operation as the divestiture had not been approved by our shareholders as of December 31, 2005. The divestiture was approved at our annual shareholders’ meeting held on April 27, 2006.
(7)	Millions of shares.
(8)	Calculated using year-end INPC of the most recent year divided by the year-end INPC of the previous year.

(9)	Based on the Free Exchange Rate at the end of the period.
(10)	Calculated using the average of Free Exchange Rates on the last day of each month during the period.
(11)	Effective January 1, 2005, we adopted the provisions of Bulletin C-10, “Derivative Financial Instruments and Hedging Activities,” which requires that all derivative instruments be recognized at fair value, sets the rules to recognize hedging activities and requires separation, if practical, of embedded derivative instruments. With respect to cash flow hedging, Bulletin C-10 establishes that the effective portion be recognized temporarily in other comprehensive income within stockholders’ equity, with subsequent reclassification to current earnings at the time it is affected by the hedged item. The ineffective portion should be immediately recognized in current earnings. Through December 31, 2004, according to prior accounting standards (Bulletin C-2, “Financial Instruments”), the Company did not recognize the effect of hedging derivatives under financial expenses until the flow exchanges mentioned in the swap contract were actually executed. The effect of adopting Bulletin C-10, including the related tax effects resulted in (i) the recognition of a liability of Ps. 126 million; (ii) the recognition of an asset of Ps. 71 million; (iii) a charge to other comprehensive income in stockholders’ equity of Ps. 10 million and; (iv) a credit to the cumulative effect of the change in accounting principle of Ps. 114 million and (v) a credit to financing cost of Ps. 97 million, net of the effect of deferred income tax of Ps. 28 million.
(12)	Certain of our subsidiaries have been classified as discontinued operations as they meet the definition of held for sale for U.S. GAAP purposes. These subsidiaries did not meet the definition of discontinued operations for Mexican GAAP purposes. See note 24 k) to our consolidated financial statements for a description of those subsidiaries.
(13)	The income and asset tax benefit recognized in 2005 represents a deferred tax benefit of Ps. 585 million due to the recognition of the taxable basis of certain assets of some foreign subsidiaries subject to repatriation.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

We prepared the following unaudited pro forma consolidated balance sheet as of December 31, 2005 and unaudited pro forma consolidated statements of operations for the years ended December 31, 2003, 2004 and 2005 to illustrate the estimated effects on our consolidated results of operations and financial position for the disposal of our 51% ownership in Vitrocrisa, which we sold on June 16, 2006. Vitro utilized the cash proceeds received from the sale of Vitrocrisa to pay down existing debt.

The unaudited pro forma financial information was prepared in accordance with Mexican GAAP. As the sale was not fully reflected in our historical U.S. GAAP financial statements for the year ended December 31, 2005, a reconciliation of unaudited pro forma majority income from continuing operations and unaudited pro forma stockholders’ equity to U.S. GAAP is provided below in addition to the notes for each unaudited pro forma Mexican GAAP balance sheet and statement of operations presented. The unaudited pro forma balance sheet has been prepared assuming the transaction was consummated as of the balance sheet date. The unaudited pro forma statements of operations have been prepared assuming the transaction had occurred at the beginning of the fiscal year presented. In addition, pro forma adjustments related to the repayment of debt have been included in the unaudited pro forma financial information.

We have prepared the unaudited pro forma financial information for information purposes only. It does not purport to indicate the results of operations that would actually have occurred had the transaction taken place on the date indicated or which may be expected to be achieved in the future.

The following unaudited pro forma financial information should be read in conjunction with Note 24 to our audited consolidated financial statements contained in our 2005 Form 20-F, which is incorporated by reference in this prospectus.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

MEXICAN GAAP

(Millions of constant Mexican pesos as of December 31, 2005)

	2005		2005					2005
	Vitro As reported		Vitrocrisa(1)		Pro forma Adjustments			Vitro Pro Forma
Assets
Cash and cash equivalents	Ps.	1,318	Ps.		Ps.	10	(a)	Ps.	1,328
Trade receivables, net		1,206							1,206
Retained undivided interests in securitized receivables		794							794
Other receivables		1,376				85	(b)		1,461
Inventories		3,833							3,833
Land and buildings held for sale		411							411
Current assets of discontinued operations		743		(743)					—

Current assets		9,681		(743)		95			9,033

Land and buildings		8,432				40	(c)		8,472
Machinery and equipment		7,357				(35	)(c)		7,322
Construction in progress		580							580
Goodwill		592							592
Intangible employee retirement obligations asset		425							425
Deferred taxes		896				(10	)(d)		886
Other assets		972				297	(b)		1,269
Non-current assets of discontinued operations		1,128		(1,128)					—

Long-term assets		20,382		(1,128)		292			19,546

Total assets	Ps.	30,063	Ps.	(1,871)	Ps.	387		Ps.	28,579

Liabilities
Short-term borrowings	Ps.	1,182	Ps.					Ps.	1,182
Current portion of long-term debt		2,345			Ps.	(596	)(e)		1,749
Trade payables		1,842							1,842
Tax liabilities		151							151
Accrued expenses		1,032							1,032
Other current liabilities		1,355							1,355
Current liabilities of discontinued operations		346		(346)					—

Current liabilities		8,253		(346)		(596)			7,311

Long-term debt		11,182				(170	)(e)		11,012
Employee retirement obligations and other long-term liabilities		1,361				287	(f)		1,648
Long-term liabilities of discontinued operations		949		(949)					—

Long-term liabilities		13,492		(949)		117			12,660

Total liabilities	Ps.	21,745	Ps.	(1,295)	Ps.	(479)		Ps.	19,971

Stockholders’ Equity
Total majority interest	Ps.	5,488	Ps.	(294)	Ps.	720	(g)	Ps.	5,914
Minority interest in consolidated subsidiaries		2,830		(282)		146	(b)		2,694

Total stockholders’ equity		8,318		(576)		866			8,608

Total liabilities and stockholders’ equity	Ps.	30,063	Ps.	(1,871)	Ps.	387		Ps.	28,579

(1)	Vitrocrisa was presented as a discontinued operation as of December 31, 2005 for Mexican GAAP purposes.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

MEXICAN GAAP

(Millions of constant Mexican pesos as of December 31, 2005)

	2003		2003				2003
	Vitro As reported		Vitrocrisa(1)	Pro forma Adjustments			Vitro Pro Forma
Net sales	Ps.	24,112					Ps.	24,112
Cost of sales		17,218						17,218

Gross profit		6,894						6,894
Selling, general, administrative expenses		5,117						5,117

Operating income		1,777						1,777
Total financing cost		2,064		Ps.	(60	)(h)		2,004

Loss after financing cost		(287)			60			(227)
Other expenses, net		150						150

Loss from continuing operations before income taxes and workers’ profit sharing		(437)			60			(377)
Income tax expense (benefit)		35			17	(i)		52
Workers’ profit sharing		41						41

Loss from continuing operations	Ps.	(513)		Ps.	43		Ps.	(470)

Net minority income from continuing operations	Ps.	165					Ps.	165
Net majority loss from continuing operations		(678)		Ps.	43			(635)

Loss from continuing operations	Ps.	(513)		Ps.	43		Ps.	(470)

Minority income from continuing operations per common share	Ps.	0.60					Ps.	0.60
Majority loss from continuing operations per common share	Ps.	(2.46)					Ps.	(2.30)

	2004		2004				2004
	Vitro As reported		Vitrocrisa(1)	Pro forma Adjustments			Vitro Pro Forma
Net sales	Ps.	24,018					Ps.	24,018
Cost of sales		17,392						17,392

Gross profit		6,626						6,626
Selling, general, administrative expenses		5,139						5,139

Operating income		1,487						1,487
Total financing cost		1,401		Ps.	(10	)(h)		1,391

Income after financing cost		86			10			96
Other expenses, net		138						138

Loss from continuing operations before income taxes and workers’ profit sharing		(52)			10			(42)
Income tax benefit		(9)			3	(i)		(6)
Workers’ profit sharing		119						119

Loss from continuing operations	Ps.	(162)		Ps.	7		Ps.	(155)

Net minority income from continuing operations	Ps.	179					Ps.	179
Net majority loss from continuing operations		(341)		Ps.	7			(334)

Loss from continuing operations	Ps.	(162)		Ps.	7		Ps.	(155)

Minority income from continuing operations per common share	Ps.	0.66					Ps.	0.66
Majority loss from continuing operations per common share	Ps.	(1.25)					Ps.	(1.23)

	2005		2005				2005
	Vitro As reported		Vitrocrisa(1)	Pro forma Adjustments			Vitro Pro Forma
Net sales	Ps.	24,150		Ps.			Ps.	24,150
Cost of sales		17,449						17,449

Gross profit		6,701						6,701
Selling, general, administrative expenses		5,039						5,039

Operating income		1,662						1,662
Total financing cost		1,382			2(h	)		1,384

Income after financing cost		280			(2)			278
Other expenses, net		400						400

Loss from continuing operations before income taxes and workers’ profit sharing		(120)			(2)			(122)
Income tax benefit		(483)			(1	)(i)		(484)
Workers’ profit sharing		47						47

Income from continuing operations	Ps.	316		Ps.	(1)		Ps.	315

Net minority income from continuing operations	Ps.	164					Ps.	164
Net majority income from continuing operations		152		Ps.	(1)			151

Net income from continuing operations	Ps.	316		Ps.	(1)		Ps.	315

Minority income from continuing operations per common share	Ps.	0.60					Ps.	0.60
Majority income from continuing operations per common share	Ps.	0.56					Ps.	0.55

(1)	Vitrocrisa was presented as a discontinued operation as of December 31, 2005 for Mexican GAAP purposes.

Note 1. Disposal of Vitrocrisa

On June 16, 2006 Vitro sold its 51% ownership interest in Vitrocrisa to Libbey Inc. for US$80 million in cash (Ps. 851 million). Libbey is now the sole owner of this joint venture which was formed by the two companies in 1997.

The net proceeds of this divestiture represents US$119 million which are comprised of US$80 million from the equity sale plus approximately US$28 million of intercompany receivables due to Vitro and US$11 million of intercompany debt owed by Vitrocrisa to Vitro. Vitrocrisa’s total liabilities will be transferred to Libbey, including outstanding bank debt of US$62 million.

With annual sales of US$192 million in 2005, Vitrocrisa manufactures and distributes glassware for the retail, food service, and industrial segments of the glassware industry.

We utilized the cash proceeds received from the sale of Vitrocrisa to pay down existing debt.

Note 2. Pro Forma Financial Information

The columns presented in the unaudited pro forma consolidated balance sheet and statements of operations represent the following:

Vitro Balance Sheet

This column reflects the audited consolidated balance sheet of Vitro and its subsidiaries for the year ended December 31, 2005 contained in our 2005 Form 20-F, which is incorporated by reference in this prospectus.

Vitrocrisa Balance Sheet

This column reflects the elimination of the effects of Vitrocrisa, which was previously presented as a discontinued operations in the audited consolidated balance sheet of Vitro under Mexican GAAP for the year ended December 31, 2005 contained in our 2005 Form 20-F, which is incorporated by reference in this prospectus.

Vitro Consolidated Statements of Operations

This column reflects the historical audited consolidated statements of operations of Vitro and its subsidiaries for the year ended December 31, 2005, 2004 and 2003 contained in our 2005 Form 20-F, which is incorporated by reference in this prospectus.

Vitrocrisa Statements of Operations

Vitrocrisa was reflected as a discontinued operation in our historical audited consolidated statements of operations of Vitro under Mexican GAAP for the years ended December 31, 2005, 2004 and 2003 contained in our 2005 Form 20-F, which is incorporated by reference in this prospectus. As the statements of operations are only presented through income (loss) from continuing operations, the information related to Vitrocrisa’s statements of operations has already been eliminated in the historical audited consolidated statements of operations.

Pro Forma Adjustments

This column reflects the pro forma adjustments, which are as follows:

a)	This amount reflects the amount of cash originated by the sale of Vitrocrisa, which was calculated as follows:

Cash proceeds	Ps	. 851
Plus dividend received from Vitrocrisa		10
Less payment of debt—See d)		(766)
Less funds held in escrow—See b)		(85)

Total pro forma adjustment	Ps.	10

b)	These amounts reflect short-term net intercompany payables owed by Vitrocrisa to Vitro and subsidiaries of approximately US$8 million (Ps. 85 million), which are payable to Vitro and subsidiaries on August 15, 2006 and approximately $19.9 million (Ps. 212 million) of long-term net intercompany payables due on January 15, 2008. Long-term other assets are also comprised of Ps. 85 million related to funds to be held in escrow until 2007 (totaling Ps. 297 million).

This transaction resulted in a minority interest effect of Ps. 146 million, as the historical consolidated financial statements had previously eliminated these intercompany transactions. The pro forma adjustments related to such intercompany balances were treated as if the transaction had occurred with an unrelated third party as Vitro will no longer have a continuing involvement in the operations of Vitrocrisa. The resulting effect was calculated as follows:

Short-term net intercompany payable	Ps.	85
Long-term net intercompany payable		212

		297

Percent of minority interest		49%

Total pro forma adjustment	Ps.	146

c)	This amount reflects property owned by Vitrocrisa which was transferred to Vitro (land and buildings of Ps. 40 million) on which two of Vitrocrisa’s manufacturing facilities were located. Vitrocrisa retain the right to occupy these facilities for up to three years. Concurrently, Vitro transferred to Vitrocrisa the ownership of the land on which a leased distribution center is located, along with racks and conveyors that Vitrocrisa leased from an affiliate of Vitro (Ps. 35 million).

d)	This amount reflects the effect of deferred income taxes related to the pro forma adjustments as follows:

Effect of deferred tax on monetary gain	Ps.	8
Effect of deferred tax on exchange loss		12
Dividend received from Vitrocrisa		(10)

Total pro forma adjustment	Ps.	10

e)	This amount reflects the repayment of debt (specifically for Vitro and subsidiaries’ syndicated loan) as if the transaction had occurred on December 31, 2005. The repayment was first applied to the current portion of long-term debt amounting to Ps. 596 million with the remainder being applied to long-term debt of Ps. 170 million.

f)	This amount reflects the labor liability assumed by Vitro and subsidiaries (estimated to be approximately $27 million (Ps. 287 million)) related to employees of Vitrocrisa who had retired as of the closing date of the transaction.

g)	This amount reflects the stockholders’ equity effect related to the gain on disposal of Vitrocrisa as follows:

Cash proceeds—See a)	Ps.	851
Less Vitrocrisa majority stockholders´ equity (1)		(143)
Less pension liabilities assumed—See f)		(287)
Plus gain on transfer of fixed assets—See c)		5

Total gain on disposal of discontinued operations		426

Plus majority interest—previously eliminated in the Vitrocrisa column		294

Total	Ps.	720

(1)	Vitrocrisa majority stockholders’ equity, including transactions with Vitrocrisa which were previously eliminated in consolidation:

Total Vitrocrisa stockholders’ equity	Ps.	576
Less intercompany transactions—See b)		(297)

Pro forma Vitrocrisa stockholders’ equity		279
Percent of majority interest		51%

Total Vitrocrisa majority stockholders’ equity	Ps.	143

h)	This amount reflects the reduction in interest expense related to the repayment of debt described in e) above as well as the related exchange loss and monetary gain.

	2003		2004		2005
Reduction of interest expense	Ps.	(26)	Ps.	(59)	Ps.	(66)
Exchange (loss) gain		(64)		7		41
Monetary gain		30		42		27

Total pro forma adjustment	Ps.	(60)	Ps.	(10)	Ps.	2

i)	This amount reflects the tax effect related to the reduction in interest expense as well as the related exchange (loss) gain and monetary gain due to the repayment of debt described in h) and e) above.

Vitro Pro forma

This column is the sum of the previous columns and reflects the consolidated results of Vitro and its subsidiaries as if the transaction had been consummated as of December 31, 2005 for the pro forma balance sheet and as of the beginning of the fiscal year presented for the years ended December 31, 2003, 2004 and 2005.

Note 3. Reconciliation from Mexican GAAP to U.S. GAAP

Our unaudited pro forma information was prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. A detailed description of the reconciling items and a reconciliation of net income and stockholders’ equity from Mexican GAAP to U.S. GAAP are included in Note 24 to our consolidated financial statements for the year ended December 31, 2005 contained in our 2005 Form 20-F, which is incorporated by reference in this prospectus.

A reconciliation of unaudited pro forma majority income from continuing operations and stockholders’ equity on the basis of Mexican GAAP to U.S. GAAP are presented below:

	2003		2004		2005
Reconciliation of Income From Continuing Operations:
Pro forma majority income (loss) from continuing operations under Mexican GAAP	Ps.	(635)	Ps.	(334)	Ps.	151

U.S. GAAP adjustments:
Deferred income tax		(87)		43		238
Reduction of amortization expense related to negative goodwill		27		24		104
Depreciation of the effect of applying the Fifth Amendment to Bulletin B-10		(188)		(186)		(174)
Workers’ profit sharing		39		42		41
Capitalized interest		—		54		52
Additional amortization of capitalized interest		(8)		(8)		(26)
Fair value of derivative financial instruments		32		(5)		—
Monetary gain of deferred income tax and workers’ profit sharing		31		37		25
Effect of applying Bulletin B-15		22		14		—
Goodwill amortization and impairment, net		18		51		—
Termination benefits		6		7		36
Impairment of long-lived assets		—		11		(78)
Effect on disposal of discontinued operations		(12)		24		4
Effect of the above adjustments on net income of minority interest		(8)		(45)		(48)

Total U.S. GAAP adjustments		(128)		63		174

Pro forma income (loss) from continuing operations under U.S. GAAP	Ps.	(763)	Ps.	(271)	Ps.	325

2005
Reconciliation of Stockholders’ Equity:
Total stockholders’ equity reported under Mexican GAAP	Ps. 8,608
Less minority interest included as stockholders’ equity under Mexican GAAP	(2,694)

Majority stockholders’ equity under Mexican GAAP	5,914
U.S. GAAP adjustments:
Deferred income taxes:
Effect on retained earnings	21
Effect on excess (shortfall) in restatement of capital	(560)
Reversal of negative goodwill	(5,077)

2005
Reversal of the accumulated amortization related to negative goodwill	5,049
Workers’ profit sharing	84
Capitalized interest	160
Goodwill amortization and impairment	115
Effect of applying the Fifth Amendment to Bulletin B-10	254
Termination benefits	(128)
Impairment of long-lived assets	(67)
Effect on disposal of discontinued operations	(30)
Discontinued operations	4
Effect of the above adjustments on minority interest	(200)

Total U.S. GAAP adjustments	(375)

Total stockholders’ equity under U.S. GAAP	Ps.5,539

RISK FACTORS

You should consider the risks described below and the other information appearing in this prospectus, before determining whether to participate in this exchange offer. In general, investing in the securities of issuers in emerging market countries such as Mexico involves certain risks not typically associated with investing in the securities of issuers in the United States. The information in this prospectus includes forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors including those described in this section and elsewhere in this prospectus, and under the section entitled “Item 5—Operating and Financial Review and Prospects” in the 2005 Form 20-F. Please see “Forward-Looking Statements.”

For purposes of this section, when we state that a risk, uncertainty or problem may, could or would have an “adverse effect” on us, we mean that the risk, uncertainty or problem may, could or would have an adverse effect on our business, financial condition, liquidity, results of operations or prospects, except as otherwise indicated or as the context may otherwise require.

Factors Relating to Us

Our leverage imposes significant debt service requirements which may adversely affect our ability to access credit and to conduct our business operations.

We are highly leveraged. As of December 31, 2005 and June 30, 2006, our total consolidated indebtedness was approximately Ps. 14,709 million ($1,383 million) and approximately Ps. 14,623 million ($1,297 million), respectively. As of such dates, our consolidated off-balance sheet financings, related to our receivable securitization and sale of receivable transactions, were approximately Ps. 1,388 million ($130 million) and approximately Ps. 1,556 million ($138 million), respectively. Our interest expense on debt for the year ended December 31, 2005 and the six months ended June 30, 2006 was approximately Ps. 1,842 million ($173 million) and approximately Ps. 876 million ($78 million), respectively, while our operating income was approximately Ps. 1,662 million ($156 million) and approximately Ps. 879 million ($78 million), respectively. Our interest expense on debt was also higher than our operating income in 2004. Further, the aggregate amount of our interest expense and other costs associated with our debt exceeded our operating income in 2003 and 2002. In addition, a significant portion of our indebtedness is short-term debt. See “—Liquidity—a significant portion of our indebtedness is short-term debt.”

Our leverage adversely affects our ability to service debt, finance future operations, make acquisitions and capital expenditures, compete effectively against better-capitalized competitors and withstand downturns in our business. Our level of indebtedness could increase our vulnerability to adverse general economic and industry conditions, including increases in interest rates, foreign currency exchange rate fluctuations and market volatility.

Our ability to make scheduled payments on and refinance our indebtedness when due depends on, and is subject to, our financial and operating performance, which is subject to prevailing economic conditions and financial, business and other factors, the availability of financing in the Mexican and international banking and capital markets, our ability to sell assets and operating improvements. We cannot assure you that we will be able to refinance our indebtedness or that our operating income will be greater than our interest expense in the future.

Our level of debt could adversely affect our business in a number of ways, including but not limited to, the following:

•	because we must dedicate a substantial portion of our cash flow from operations to the payment of interest and principal on our debt, we have less cash available for other purposes;

•	our ability to obtain additional debt financing may be limited and the terms on which such financing is obtained may be negatively affected; and/or

•	we may be placed at a competitive disadvantage by our limited flexibility to react to changes in the industry and economic conditions and our financial resources may be dedicated to pay interest and principal on our debt instead of expanding or improving our business. As a result, we could lose market share and experience lower sales, which may have a material adverse effect on our financial condition, results of operations and liquidity.

Our efforts to reduce our debt include sales of non-core assets, increasing our operating margins and raising additional capital as needed. However, we cannot assure you that we will be able to incur additional indebtedness or implement our debt-reducing initiatives previously discussed on favorable terms to us or at all, which could impair our ability to make capital investments, to maintain our capital assets or to take advantage of significant business opportunities that may arise.

Under our credit agreements we may not be able to borrow additional indebtedness unless, at the time of incurrence, we satisfy certain financial covenants. As of June 30, 2006, based upon our financial condition, our credit agreements would prohibit us from incurring any additional debt, other than to refinance any existing indebtness, and certain other limited permitted debt exceptions.

Liquidity—a significant portion of our indebtedness is short-term debt.

As of June 30, 2006, approximately Ps. 6,541 million ($580 million) of our indebtedness was short-term debt of which Ps. 1,557 million ($138 million) were short-term loans and Ps. 4,983 million ($442 million) were current maturities of long-term loans. Ps. 1,758 million ($156 million) of our debt mature in the subsequent six months of 2006 and Ps. 4,678 million ($415 million) of our debt mature in 2007. Certain of our debt maturing in 2007 will require us to make increased interest payments commencing September 2006 and other payments, in cash or common stock, if we do not achieve certain levels of reduction of our indebtedness by such date. Our lenders are not obligated to refinance this debt as it matures during the course of the year. Our ability to refinance our short-term debt depends on our ability to achieve an appropriate combination of financing from third parties, access to capital markets, asset sales and operating improvements. We cannot assure you that we will be able to pay or refinance our short-term indebtedness. In such event, this failure would trigger acceleration and enforcement rights in respect of substantially all our indebtedness.

We did not comply with covenants in the debt instruments governing a substantial portion of our indebtedness and we may not comply with such covenants in the future.

Under the terms of the debt instruments governing a substantial portion of our indebtedness, some of our subsidiaries are required to comply with various financial covenants. In addition, the debt instruments governing a substantial portion of our indebtedness also contain various covenants including limitations on our ability to pay dividends, make certain investments, sell or pledge assets and incur additional indebtedness. The restrictions on our debt instruments could:

•	limit our flexibility to adjust to changes in our business and the industries in which we operate;

•	limit our ability to access cash from our subsidiaries and, thus, repay our debt or satisfy other holding company obligations; and

•	limit our ability to fund future operations, acquisitions or meet extraordinary capital needs.

The failure to comply with certain of the covenants contained in a debt instrument could result in the relevant lender or noteholders having the right to accelerate the maturity of such indebtedness or to take other enforcement action against us, as well as triggering acceleration and enforcement rights under our other debt agreements or instruments. Any such default, acceleration or other action would have a material adverse effect on us.

As a result of the deterioration in our last twelve months’ results of operations and the increase in our leverage, it has been difficult for us to maintain compliance with certain financial covenants contained in our debt instruments. During 2001, 2002, 2003 and 2005 some of our subsidiaries executed amendments and/or waivers with respect to certain of their financial covenants contained in their debt agreements and instruments and in one of their accounts receivable factoring programs.

As of September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006, our Flat Glass subsidiary did not meet the interest coverage ratio (Consolidated EBITDA to Consolidated Interest Expenses), and/or the debt to EBITDA ratio (Consolidated Total Debt to Consolidated EBITDA), under a bank credit facility. For each of the periods ending September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006, we obtained amendments and/or waivers of our compliance with both financial covenants from our lenders under this facility. On August 30, 2006, we entered into an amendment to the bank credit facility, which modified these ratios to levels at which we believe we shall be able to remain in compliance.

At no time has the Company, or any of its subsidiaries, failed to make required principal or interest payments under any of our current loan agreements or credit facilities.

We have to pay interest and principal on our dollar denominated debt with revenues generated in pesos or other currencies, as we do not generate sufficient revenue in dollars from our operations.

A substantial portion of our outstanding debt is denominated in dollars; as of June 30, 2006, it amounted to approximately 90%. This debt must be serviced by funds generated from sales by our subsidiaries. As of the date of this prospectus, we do not generate sufficient revenues in dollars from our operations to service our entire dollar denominated debt. Consequently, we have to use revenues generated in pesos or other currencies to service our dollar denominated debt. A devaluation of the peso against the dollar could adversely affect our ability to service our debt. Even though we intend to mitigate this risk with foreign currency hedges, we are exposed to such foreign currency exchange fluctuations and we cannot assure you that market hedges will be available at favorable conditions to us.

We may be unable to successfully complete our plan of reducing our level of debt at our holding company, restructuring our debt at our subsidiaries, and reducing our debt service requirements.

We plan to reduce the level of our debt at our holding company with cash generated from increased operating margins and a restructuring of the capitalization of our Flat Glass subsidiaries providing for the repayment of approximately Ps. 2,548 million ($226 million) of indebtedness owed by these subsidiaries to the holding company (as of June 30, 2006). In addition, we may also reduce our debt at the holding company from proceeds from the sale of assets and the sale of equity interests. We cannot assure you we will be able to successfully complete this plan of reducing our indebtedness and restructuring the capitalization of our subsidiaries, which will cause us to continue to incur significantly high levels of debt service expense.

As of June 30, 2006, approximately Ps.6,541 million ($580 million) of our indebtedness was classified as short-term debt, which includes Ps.289 million ($26 million) of long-term debt that we reclassified into short-term debt because as of the date we issued our public results we did not comply with certain financial covenants in the syndicated loan of our Flat Glass subsidiary. Of our total short-term debt, Ps.1,557 million ($138 million) were short-term loans, consisting of Ps.750 million ($66 million) of revolving credit facilities with Mexican and international financial institutions and Ps.807 million ($72 million) of secured commercial paper notes at our Glass Containers business unit maturing in February 2007. We intend to continue to maintain our revolving credit facilities and refinance our secured commercial paper notes as part of our commercial paper program.

The Ps.4,985 million ($442 million) balance of our short-term debt (the current portion of our long-term debt) consists of Ps.2,428 million ($215 million) at our holding company and Ps.2,557 ($227 million) at our operating subsidiaries. Of this short-term debt (the current portion of long-term debt) at our operating subsidiaries, Ps.1,257 million ($112 million) was indebtedness of our Flat Glass business unit and Ps.1,300 million ($115 million) was indebtedness of our Glass Containers business unit.

The funds to satisfy the payment of this short-term debt (the current portion of our long-term debt) at the holding company are expected to come from $119 million in net cash proceeds that we realized from the sale of Vitrocrisa in June 2006, as well as proceeds from the sale of real estate and other non-core assets, our available cash and cash equivalents and/or the sale of equity interests.

We intend to refinance this short-term debt (the current portion of our long-term debt) at each of our operating subsidiaries.

We cannot assure you that we will be able to successfully fund our short-term debt payments at our holding company or successfully refinance the short-term debt at each of our operating subsidiaries.

Downgrading of our credit ratings could adversely impact our ability to finance our business.

As of June 30, 2006, our corporate credit was rated B- by Standard & Poor’s Ratings Services (“S&P”) and B2 by Moody’s Investors Services (“Moody’s”). While none of our credit facilities contain events of default that are triggered by credit rating downgrades, a downgrade of our long-term debt by either S&P or Moody’s may potentially raise creditworthiness concerns, reduce our ability to access funding sources or increase our costs of borrowing, and as a result, affect our ability to make payments or refinance our outstanding debt instruments, any of which could have a material adverse effect on our financial condition, results of operations and liquidity.

On August 31, 2005, Fitch Ratings downgraded its rating of our senior unsecured debt from “B” to “CCC” and our senior secured debt from “B+” to “B-”. Fitch Ratings explained that its downgrade reflected a lack of ability by us to strengthen deteriorating credit-protection measures as well as pressure on operating margins from increased levels of competition in our domestic market and higher than expected energy and packaging costs. Additionally, Fitch Ratings indicated an increased probability of default at our holding company level due to higher refinancing risk and excessive concentration of debt at the holding level. Fitch Ratings explained that the new rating of ‘CCC’ for the senior unsecured obligations of Vitro reflected that the capacity for meeting financial commitments is solely reliant on sustained, favorable business and financial conditions, including the reduction of debt. Notwithstanding efforts to divest assets and noncore operations to ensure timely payment of our debt commitments, Fitch Ratings observed that our leverage has remained high following these asset sales and that Vitro was relying increasingly on secured debt borrowing at the operating company level, particularly at the glass containers business, further reducing financial flexibility and adding to structural subordination at the holding company level.

We face lower operating margins and decreased profitability due principally to increased competition in our construction business line in Mexico and increasing costs.

The reduction by the Mexican government over the past years of import duties and tariffs for glass and glass packaging products to historically low levels, the investment by our competitors and vertically integrated customers in glass manufacturing facilities in Mexico and increased imports of low-cost competitive products into several of our important markets (principally the United States and Mexico) have created severe competitive challenges for us. In recent years, global competitors such as Saint Gobain and Guardian have penetrated the Mexican market resulting in increased capacity and significant pricing pressures on our products. These pressures began in 2004 and increased substantially in 2005 and led to a significant decrease in sale prices, mainly in the construction sector of our Flat Glass business unit.

Some of the components of our cost of goods sold are subject to significant market price variations. For instance, market prices of natural gas, which is an input that represented approximately 7% of our consolidated cost of goods sold in 2005, have experienced significant price increases in recent years. NYMEX’s natural gas prices have increased from an average price of $3.22 during 2002 to an average price of $8.61 during 2005, representing a cumulative increase of 167%. During 2005, hurricanes Katrina and Rita made landfall within the production area of the Gulf of Mexico, curtailing production by approximately 20.5% of the yearly production of gas in the Gulf of Mexico. Since the price of natural gas in Mexico is tied to the price of natural gas in Southern Texas, which in turn is fully exposed to market factors such as demand in the United States or the amount of available natural gas reserves, we are exposed to such price variations and we cannot assure you that market hedges will be available at favorable conditions to us. In fact, as the price of natural gas has significantly increased in recent years, we have not been able to raise our products’ prices to fully reflect those increases, which have adversely affected our results of operations and liquidity. Other potential sources of significant variations in our costs are electric power, packaging and freight costs.

These events have had an adverse effect on us by driving down our prices in the construction business line of our Flat Glass business unit, and in some cases sales volumes, increasing our cost of goods sold and thus, decreasing our operating margins and profitability. For instance, while in 2001 our gross margin and operating margin were 30% and 9%, respectively; by 2005 our gross margin and operating margin had decreased to 28% and 7%, respectively. As market conditions continue to deteriorate, we are faced with determined competitors that are financially better positioned than us to withstand the ongoing and challenging economic conditions. Loss of existing or future market share to competitors may adversely affect our performance and, to the extent that one or more of our competitors becomes more successful than us with respect to any key competitive factor, our results of operations, financial position and liquidity could be adversely affected.

Pricing pressures by OEMs may affect our operating margins and results of operations; the North American automotive industry is experiencing one of its worst crises in recent years.

Certain of our flat glass products sold to original equipment manufacturers, which we refer to as “OEMs,” in the automotive industry are sold under global purchase agreements, which are entered into after completion of a bidding process. Such automotive OEMs have significant buying power which, coupled with substantial competition, puts pressure on prices and margins relating to products supplied under the global purchase agreements. As a result, even if we were awarded the right to sell to an automotive OEM under a global purchase agreement, we may sell at operating margins that are lower than margins generally achievable from sales to other flat glass customers. The automotive OEM business line represented approximately 8% of our consolidated net sales for the year ended December 31, 2005.

The North American automotive industry is currently facing difficult market conditions. North American automobile manufactures have experienced slower demand and increased pricing pressures on their products. The difficult market conditions in the automotive industry could continue to lead to additional pricing pressure on our products and loss of sales volume, either of which would have an adverse effect on us.

Inflation and foreign currency exchange rate fluctuations may have an adverse effect on our total financing cost.

Our total financing cost includes (i) net interest expense, (ii) the net effect of inflation on our monetary assets and liabilities, (iii) the net effect of changes in nominal foreign currency exchange rates on monetary assets and liabilities denominated in foreign currencies and (iv) since 2005, due to the implementation of Bulletin C-10, “Derivative Financial Instruments and Hedging Activities,” gains or losses related to some of our hedging transactions. Net interest expense is calculated as the nominal amount of interest expense incurred by us with respect to our short- and long-term debt and off-balance sheet financings minus the nominal amount of interest income generated by us with respect to our monetary assets.

Inflation affects our total financing cost. During periods of inflation, the principal amount of our monetary debt will generally be reduced in real terms by the rate of inflation. The amount of such reduction will result in a gain from monetary position. This gain is offset by the reduction in real terms in the value of the monetary assets we held during such period. Historically, our monetary liabilities have exceeded our monetary assets and, thus, we have tended to experience monetary gains during periods of inflation. Declining levels of inflation in recent years have resulted in lower monetary gains.

In addition, our total financing cost is impacted by changes in the nominal value of the peso relative to the U.S. dollar. Foreign currency exchange gains or losses included in our total financing cost result primarily from the impact of nominal changes in the U.S. dollar-peso exchange rate on our and our Mexican subsidiaries’ U.S. dollar-denominated monetary liabilities (such as U.S. dollar-denominated debt and accounts payable arising from imports of raw materials and equipment) and assets (such as U.S. dollar-denominated cash, cash equivalents and accounts receivable from exports). Because our U.S. dollar-denominated monetary liabilities have historically been significantly in excess of our U.S. dollar-denominated monetary assets, the nominal devaluation or appreciation of the peso relative to the U.S. dollar has historically resulted in foreign currency exchange losses and gains, respectively. Accordingly, in 2002 and 2003, the nominal devaluation of the peso relative to the U.S. dollar resulted in foreign currency exchange losses. The nominal appreciation of the peso relative to the U.S. dollar resulted in a foreign currency exchange gain in 2004 and 2005. We recorded a net exchange loss in May 2004 as a result of the unwinding of certain currency exchange swaps.

In the ordinary course of business, we enter into currency swap and option agreements to hedge our exposure to foreign currency exchange rate variations. However we cannot assure you that these instruments will be available at favorable conditions to us to fully hedge our exposure. See “Item 11 – Quantitative and Qualitative Disclosures about Market Risk—Foreign Currency Exchange Rate Risk” included in the 2005 Form 20-F.

We have customers that are significant to us and the loss of all or a portion of their business would have an adverse effect on us.

Because of the relative importance of our largest customers, our business is exposed to a certain degree of risk related to customer concentration. Although no single customer accounted for more than 6% of our consolidated net sales in 2005, we have customers that are significant to our business units and us. Our three largest customers, who serve different markets, accounted for approximately 12% of our consolidated net sales in 2005. Given that our profitability depends on our maintenance of a high capacity utilization rate, the loss of all or a portion of the sales volume from a significant customer would have an adverse effect on us. Among our most significant customers are automotive OEMs and beer and soft-drink bottlers. One of our main customers has vertically integrated operations and therefore, a capacity increase in its glass production could adversely affect our results of operations.

At our holding company level, we depend on interest, fees, tax refunds and dividends.

Our holding company derives substantially all of its revenue from interest, fees and dividends paid to it by our subsidiaries, as well as consolidated tax refunds. For the year ended December 31, 2005, a majority of the revenue received by our holding company was derived from interest, management, administrative and other fees paid to it by our subsidiaries. Our holding company’s remaining revenue was derived from tax refunds resulting from the tax consolidation of Vitro and our subsidiaries as allowed under Mexican tax law. Accordingly, in paying the principal of, premium, if any, interest on, and additional amounts, if any, with respect to our indebtedness, we will rely on income from interest, fees and dividends from our subsidiaries, as well as tax refunds and income from the disposition of one or more of our subsidiaries, interests therein or assets thereof.

Our subsidiaries’ ability to pay such dividends or make such distributions will be subject to (i) the cash flows generated by their operations and borrowings, (ii) in certain circumstances, restrictions contained in their debt instruments and joint venture agreements, (iii) such subsidiaries’ shareholders’ (including our joint venture partners, when applicable) approval of the payment of such dividends at such subsidiaries’ general ordinary shareholders’ meetings, (iv) such subsidiaries having net income and the requisite amount of paid-in capital required under Mexican law and their estatutos sociales, which we refer to as “by-laws” and (iv) applicable laws. From 2001 through 2005, our principal subsidiaries were restricted from paying dividends to us by their credit facilities or indentures. See “—We did not comply with covenants in the debt instruments governing a substantial portion of our indebtedness and we may not comply with such covenants in the future.” For additional information with respect to dividend payment limitations under our debt instruments and joint venture agreements, see “Item 5—Operating and Financial Review and Prospects—Liquidity and Capital Resources” included in the 2005 Form 20-F.

Downturns in the economies in which we operate may negatively affect the demand for our products and our results of operations.

Demand for our flat glass and glass containers products is affected by general economic conditions in the markets in which we operate, principally Mexico, the United States and Europe. As a result, demand for our products and, consequently, our results of operations have been and may be negatively affected by the downturn in the economies in which we operate.

A downturn in the Mexican economy, from which we derived approximately 42% of our consolidated net sales for the year ended December 31, 2005, would reduce the demand for our products and negatively impact our results of operations. Similarly, a prolonged economic downturn in the United States, from which we derived approximately 46% of our consolidated net sales in 2005, would have an adverse impact on the export and foreign subsidiary sales of our Flat Glass and Glass Containers business units. Furthermore, in recent years, economic conditions in Mexico have become increasingly correlated to economic conditions in the United States. Therefore, adverse economic conditions in the United States could have a significant adverse effect on the Mexican economy. Also, in the past, economic crises in Asia, Russia, Brazil, Argentina and other emerging market countries have adversely affected the Mexican economy.

Economic downturns in Mexico and the United States may also subject us to increased foreign currency exchange rate and interest rate risks and impair our results of operations and our ability to raise capital or service our debt.

Changes in the relative value of the peso to the U.S. dollar may have an adverse effect on us.

Changes in the relative value of the peso to the U.S. dollar have an effect on our results of operations. In general, as described more fully in the following paragraphs, a real devaluation of the peso will likely result in an increase of our operating margins and a real appreciation of the peso will likely result in a decrease in our operating margins, in each case, when measured in pesos. This is so because the aggregate amount of our consolidated net sales denominated in or linked to U.S. dollars exceeds the aggregate amount of our costs of goods sold and our general, administrative and selling expenses denominated in or linked to U.S. dollars.

A substantial portion of the sales generated by our Mexican and U.S. subsidiaries are either denominated in or linked to the value of the U.S. dollar. The prices of a significant number of the products we sell in Mexico, in particular those of flat glass for automotive uses, capital goods and packaging products are linked to the U.S. dollar. In addition, substantially all of our export sales are invoiced in U.S. dollars and subsequently translated into pesos using the exchange rate in effect at the time of the transaction. The translated U.S. dollar sales of our Mexican subsidiaries are then restated into constant pesos using the Mexican Consumer Price Index, which we refer to as the “INPC,” as of the date of the most recent balance sheet presented. As a result, when the peso depreciates in real terms against the U.S. dollar, as was the case in 2002 and 2003, the same level of U.S. dollar sales as in a prior period will result in higher constant peso revenues in the more recent period. Conversely, when the peso appreciates in real terms against the U.S. dollar, as was the case in 2004 and 2005, the same level of U.S. dollar sales as in a prior period will result in lower constant peso revenues in the more recent period. Moreover, because a material portion of our cost of goods sold, including labor costs, and general, administrative and selling expenses are invoiced in pesos and are not directly linked to the relative value of the peso to the U.S. dollar, the real appreciation or devaluation of the peso relative to the U.S. dollar has a significant effect on our operating margins at least in the short term.

Further, a strong peso relative to the U.S. dollar makes the Mexican market more attractive for importers and competitors that might not otherwise sell in the Mexican market. A strong peso relative to the U.S. dollar also makes those of our products whose prices are denominated in or are linked to the value of the U.S. dollar less competitive or profitable. When the peso appreciates in real terms, with respect to such products, we must either increase our prices in U.S. dollars, which make our products less price-competitive, or bear reduced operating margins when measured in pesos. Given the competitive nature of the industries in which we operate, in the past we have had to reduce our operating margins for such products in response to appreciation of the peso relative to the U.S. dollar. For the year ended December 31, 2005, the appreciation of the peso in real terms had an adverse effect on our operating margins and may continue to do so in the future.

We may be adversely affected by increases in interest rates.

Interest rate risk exists primarily with respect to our floating-rate peso and our dollar-denominated debt, which generally bear interest based on the Mexican equilibrium interbank interest rate, which we refer to as the “TIIE,” or the London interbank offered rate, which we refer to as “LIBOR.” As of December 31, 2005 and June 30, 2006, our floating-rate peso and dollar-denominated debt amounted to approximately Ps. 1,062 million and $495 million, and Ps. 967 million and $439 million, respectively. If TIIE or LIBOR rates increase, our ability to service our debt will be adversely affected.

In the ordinary course of business, we enter into interest rate swap agreements to hedge future interest payments under floating-rate debt. However we cannot assure you that these instruments will be available at favorable conditions to us to fully hedge our exposure. See “Item 11—Quantitative and Qualitative Disclosures about Market Risk—Interest Rate Risk” included in the 2005 Form 20-F.

Because certain of our subsidiaries conduct all or a portion of their business through joint ventures and partially depend on our partners for new technology, the loss of our joint venture agreements may adversely affect our business.

Sales attributable to our consolidated joint ventures represented approximately 56% of our consolidated net sales for the year ended December 31, 2005. In the future, certain of our partners may prefer to conduct business in Mexico directly (as opposed through our joint ventures) and to terminate their relationships with us. In particular, the easing of limitations on foreign investment in Mexico and the reduction of import duties and tariffs by the Mexican government have reduced barriers to entry to the Mexican market for non-Mexican companies. Our ability to manage the operations of our joint ventures, including their capital structures, may be limited by agreements and organizational instruments under which our joint ventures operate.

Although a number of our joint venture agreements contain non-competition provisions that restrict, subject to certain exceptions and limitations, our joint venture partners from engaging in the production and distribution of the joint venture’s products in specific markets during the term of the agreement and for a limited period following the termination of such agreement, our joint venture agreements generally contain provisions for termination under certain circumstances. If a termination were to occur, we cannot assure you we could find an equivalent partner or achieve the affected joint venture’s objective on our own. Such events could have an adverse effect on us.

Additionally, notwithstanding that our business units conduct certain limited research and development activities, we generally do not develop our own proprietary technology. Although our business units’ products and manufacturing processes are not in constant need of technological improvements and innovations, they do, from time to time, require access to new technology necessary to improve their manufacturing processes and product lines to more effectively compete in both the Mexican and other markets. The main portion of such technological needs is satisfied through the acquisition of technology from third parties through joint ventures, technology licenses, technology transfers, technical assistance or similar arrangements.

We could be unsuccessful in renewing or maintaining our joint ventures, technology licenses or other agreements or arrangements on terms equivalent to the existing ones, in forming similar alliances with other partners or in developing equivalent technologies independently. The failure to continue some of our joint ventures or to acquire technology from third parties may have an adverse effect on us.

Substitution trends in the glass container industry may continue to adversely affect our business.

Glass containers have been, and continue to be, subject to competition from alternate forms of packaging, including plastic containers, aluminum cans and laminated paper containers. In mature glass containers markets, such as in the United States, demand for glass containers began a sustained long-term decline in the 1970s. In connection with such decline, the glass containers industry experienced a reduction in capacity and consolidation among glass container producers. The remaining glass containers producers in mature markets have faced, and may continue to face, pricing pressures as a result of competition from other forms of packaging. Mexico is becoming a mature market, with increased competition from alternate forms of packaging, particularly plastic, aluminum cans and laminated paper containers. Such products have adversely affected, and may continue to adversely affect, our prices and operating margins, principally with respect to glass containers for the beer, soft drinks and food industries. Our Glass Containers business unit represented approximately 48% of our consolidated net sales in 2005.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

In May 2006, we filed an amended 2004 Annual Report on Form 20-F/A, in which we restated certain items in our U.S. GAAP consolidated financial statements. In addition, in our 2005 Annual Report on Form 20-F/A, we restated our U.S. GAAP consolidated statements of cash flows related the presentation of certain items. In the preparation of these restatements, which affected our U.S. GAAP financial statements, we identified certain deficiencies in our disclosure controls, specifically within the area of U.S. GAAP reporting.

As established in Section 404 of the Sarbanes-Oxley Act (the “Act”), foreign companies have been provided with additional time to certify the adequacy of their internal control over financial reporting. As required by the Act, we will assess and certify whether our internal control over financial reporting is effective on December 31, 2006, and according with the latest amendment dated August 10, 2006, the auditor's certification on the Company's internal controls could be issued until December 31, 2007. We believe the deficiencies discussed above, which are related to our U.S. GAAP reporting, were caused by not having effective internal controls and procedures related to the preparation, review and presentation of our U.S. GAAP financial information, are individually significant, and in the aggregate are considered to be a material weakness.

We are focused on improving and maintaining an effective internal control structure. During 2006, we began implementing new controls and procedures to remediate the material weakness in our internal controls related to the preparation, review and presentation of our U.S. GAAP financial information. These measures include the following modifications to our internal controls:

•	periodic review of U.S. GAAP information;

•	reinforcement of personnel knowledge base of U.S. GAAP; and

•	formal documentation of internal controls over the financial reporting cycle.

If we or our auditors discover a future material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and could have a negative impact on your investment in the Notes.

We are in the process of implementing a plan to align our internal control systems with the requirements established in Section 404 of the Act. If we fail to establish and maintain adequate internal control over financial reporting, it could not only adversely impact our financial results but also cause us to fail to meet our reporting obligations.

Factors Relating to the New Notes

The New Notes will be structurally subordinated to the obligations of our subsidiaries.

We are a holding company and conduct substantially all of our operations through our subsidiaries. Consequently, our ability to pay our obligations, including payments on the New Notes, will depend upon our ability to receive fees, interest and dividends from our subsidiaries and tax refunds. The amount of dividends and other sources of cash from our subsidiaries depend largely upon each subsidiary’s earnings and operating capital requirements and, in some cases, on the limitations imposed by agreements to which they may be party from time to time. Please see “—We did not comply with covenants in the debt instruments governing a substantial portion of our indebtedness and we may not comply with such covenants in the future” and “—At our holding company level, we depend on interest, fees, tax refunds and dividends.” None of our subsidiaries has guaranteed our obligations under the New Notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to, or make funds available for payment on, the New Notes.

As a result of our holding company structure, the New Notes will effectively rank junior to all existing and future debt, trade payables and other liabilities of our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of holders of the New Notes to participate in those assets, will be subject to the prior claims of that subsidiary’s creditors, including trade creditors, except to the extent that we may ourselves be a creditor of such subsidiary. The New Notes are general, senior unsecured obligations of Vitro, S.A. de C.V. and will rank senior in right of payment to all of Vitro, S.A. de C.V.’s future indebtedness that is expressly subordinated in right of payment to the New Notes, junior to certain of Vitro, S.A. de C.V.’s obligations that have preferential status as a matter of law (such as secured indebtedness) and pari passu in right of payment to all of Vitro, S.A. de C.V.’s existing and future unsecured liabilities that are not so subordinated or preferred.

The Indenture and the terms of our other indebtedness impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities.

The Indenture and the other instruments governing our consolidated indebtedness impose significant operating and financial restrictions on us. These restrictions will limit our ability, among other things, to:

•	incur additional indebtedness;

•	make restricted payments, including dividends or other distributions;

•	make investments;

•	sell assets;

•	incur liens;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	enter into transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

If you do not participate in this exchange offer, you will continue to hold unregistered Original Notes that are subject to transfer restrictions.

We will only issue New Notes in exchange for Original Notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Original Notes and you should carefully follow the instructions on how to tender your Original Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Original Notes. If you are eligible to participate in this exchange offer and do not tender your Original Notes or if we do not accept your Original Notes because you did not tender your Original Notes properly, then, after we consummate this exchange offer, you will continue to hold Original Notes that are subject to the existing transfer restrictions and you will no longer have any registration rights or be entitled to any additional interest with respect to the Original Notes. In addition:

•	if you tender your Original Notes for the purpose of participating in a distribution of the New Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes; and

•	if you are broker-dealer that receives New Notes for your own account in exchange for Original Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those New Notes,

After this exchange offer is consummated, if you continue to hold any Original Notes, you may have difficulty selling them because there will be fewer Original Notes outstanding.

There is no established trading market for the New Notes and holders of New Notes may not be able to sell the New Notes at the price that holders paid or at all.

There is no established trading market for the New Notes. We do not intend to list the New Notes on any securities exchange or to arrange for their quotation on any automated dealer quotation system, although we do expect the New Notes to be eligible for trading in the Portal market. Citigroup Global Markets Inc. and Credit Suisse, LLC have advised us that they intend to make a market in the New Notes, but they are not obligated to do so. Citigroup Global Markets Inc. and Credit Suisse, LLC may discontinue any market making in the New Notes at any time, at their sole discretion. As a result, we can make no assurances as to the liquidity of any trading market for the New Notes.

We also can make no assurances that holders of New Notes will be able to sell their New Notes at a particular time or that the prices that such holders receive when they sell the New Notes will be equal to or more than the prices they paid for the New Notes. Future trading prices of the New Notes will depend on many factors, including:

•	our operating performance and financial condition;

•	ratings of our debt published by credit ratings agencies;

•	the level, direction and volatility of market interest rates generally;

•	the time remaining to maturity of the New Notes;

•	the liquidity of the New Notes generally and the interest of securities dealers in making a market in the New Notes;

•	the market for similar securities; and

•	general economic and political conditions.

We may not have the ability to raise the funds necessary to finance the Change of Control offer required by the Indenture.

If we undergo a Change of Control (as defined in the Indenture), we may need to refinance large amounts of our debt, including the New Notes and indebtedness under certain of our credit facilities or other instruments. Under the Indenture, if a Change of Control occurs, we must offer to buy back the New Notes for a price equal to 101% of the principal amount of the New Notes, plus any accrued and unpaid interest. We may not have sufficient funds available to us to make any required repurchases of the New Notes upon a Change of Control. If we fail to repurchase the New Notes in those circumstances, we will be in default under the Indenture, which default may, in turn, trigger cross-acceleration provisions in our other debt instruments.

Any future debt that we incur may also contain restrictions on repurchasing of the New Notes upon a Change of Control. If any Change of Control occurs, we may not have sufficient funds to satisfy all of our debt obligations.

If we were to be declared bankrupt, holders of New Notes may find it difficult to collect payment on the New Notes.

Under Mexico’s Ley de Concurso Mercantil, if we are declared bankrupt or become subject to concurso mercantil, our obligations under the New Notes (i) would be converted into pesos and then from pesos into Unidades de Inversión, which we refer to as “UDIs,” which is a Mexican inflation unit adjusted by the change in the INPC and would not be adjusted to take into account any devaluation of the peso relative to the U.S. dollar occurring after such conversion, (ii) would be satisfied at the time claims of all our creditors are satisfied, (iii) would be subject to the outcome of, and priorities recognized in, the relevant proceedings and (iv) would cease to accrue interest.

In addition, under Mexican law, it is possible that in the event we are declared bankrupt or become subject to concurso mercantil, any amount by which the stated principal amount of the New Notes exceeds their accreted value may be regarded as not matured and, therefore, claims of holders of the New Notes may only be allowed to the extent of the accreted value of the New Notes. There is no legal precedent in connection with bankruptcy or concurso mercantil in Mexico on this point and, accordingly, uncertainty exists as to how a Mexican court would measure the claims of holders of the New Notes.

Various provisions of Mexican law may make it difficult for holders of New Notes to convert payments they receive in pesos into U.S. dollars or may make it difficult for holders of New Notes to recognize the full value of payments to them.

We are required to make payments of amounts owed on the New Notes in U.S. dollars. However, under the Ley Monetaria de los Estados Unidos Mexicanos, which we refer to as the “Mexican Monetary Law,” obligations to make payments in Mexico in foreign currency, whether by agreement or upon enforcement of a judgment, may be discharged in pesos at the exchange rate for pesos prevailing at the time and place of payment or judgment. Accordingly, we will be legally entitled to make payment of amounts due on the New Notes in pesos if payment of the New Notes is sought in Mexico through the enforcement of a non-Mexican judgment or otherwise. If we elect to make payments due on the New Notes in pesos in accordance with the Mexican Monetary Law, we can make no assurances that the amounts paid may be converted by the payee into U.S. dollars or that, if converted, such amounts would be sufficient to purchase U.S. dollars equal to the amount of principal, interest or additional amounts due on the New Notes.

Factors Relating to Mexico and the Global Economy

Economic developments in Mexico and the United States affect our business.

2005 was a year of moderate global economic growth. The economies of Mexico and the United States—our two biggest markets—recorded actual GDP growth in 2005 of 3.0% and 3.5%, respectively, compared with growth of 4.4% and 4.2%, respectively, in 2004. Mexico’s economic growth was mainly driven by the increase in oil prices. Analysts, however, continue to view the pace of growth as weak, largely due to Mexico’s lack of progress on structural reforms. Over the past few years, Mexico’s rate of inflation has remained low, amounting to 3.3% in 2005.

The majority of our manufacturing facilities are located in Mexico. For each of the years ended December 31, 2003, 2004 and 2005, approximately 43%, 44% and 42%, respectively, of our consolidated net sales resulted from sales to parties located within Mexico. In the past, inflation has led to high interest rates on peso-denominated obligations and devaluations of the peso.

While helping the country to maintain low levels of inflation and a manageable deficit, the Mexican government’s continued fiscal and monetary policy does not provide the flexibility necessary to support Mexico’s economic improvement. As a result, new investment and growth in aggregate purchasing power have been marginal. Several factors could affect the growth of Mexico’s economy and its industrial sector. These factors include the extent of the U.S. economic recovery and the participation of Mexico’s industrial sector in that recovery; the Mexican government’s approval and implementation of fiscal and other structural reforms such as the evolution of energy prices, particularly natural gas; and the political environment surrounding the presidential elections in July 2006.

Future economic developments in or affecting Mexico or the United States could adversely affect us and our ability to obtain financing.

Political events in Mexico could affect Mexican economic policy and adversely affect us.

The Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Mexican governmental actions concerning the economy could have a significant impact on Mexican private sector entities in general, as well as on market conditions and prices and returns on Mexican securities, including our securities.

Mexican political events may also significantly affect our operations and the performance of Mexican securities, including our securities. In the Mexican national elections held on July 2, 2000, Vicente Fox of the Partido Acción Nacional (“PAN”), won the presidency. His victory ended more than 70 years of presidential rule by the Partido Revolucionario Institucional (“PRI”). Neither the PRI nor the PAN secured a majority in either house of the Mexican Congress.

Presidential and Federal Congressional elections were held in Mexico on July 2, 2006. On July 6, 2006, the Federal Electoral Institute declared that Felipe Calderon Hinojosa, the presidential candidate of the Partido de Accion Nacional party obtained 35.89% of the popular vote, while Andres Manuel Lopez Obrador, presidential candidate of the Alianza por el Bien de Todos, received 35.31% of the popular vote. According to the Federal Electoral Institute, Mexican congressional elections resulted in a divided Congress with the Partido Accion Nacional representing the largest group but failing to obtain majority control. The Alianza por el Bien de Todos challenged the presidential election at the Federal Electoral Tribunal and Mr. Lopez Obrador and other members of the Alianza por el Bien de Todos led a number of civil disobedience actions. Although the Federal Electoral Tribunal declared Mr. Calderon the definitive winner on September 5, 2006, Mr. Lopez Obrador has threatened to continue a campaign of mass protests and civil disobedience to thwart the new president’s ability to govern. The uncertainty surrounding the outcome of the election could result in political, social and economic instability in Mexico that could adversely affect our business, financial condition, prospects or results of operations.

Also, once the President and the representatives are elected, there could be significant changes in laws, public policies and/or regulations that could adversely affect Mexico's political and economic situation, which could adversely affect our business.

Social and political instability in Mexico or other adverse social or political developments in or affecting Mexico could adversely affect us and our ability to obtain financing. It is also possible that political uncertainty may adversely affect Mexican financial markets.

Developments in other emerging market countries may adversely affect our business or the market price of our securities.

The market price of securities of Mexican companies is, to varying degrees, affected by economic and market conditions in other emerging market countries. Although economic conditions in such countries may differ significantly from economic conditions in Mexico, investors’ reactions to developments in such countries may have an adverse effect on the market price of securities of Mexican companies, including ours. In late October 1997, prices of Mexican securities dropped substantially, precipitated by a sharp drop in the price of securities traded in Asian markets. Similarly, prices of Mexican securities were adversely affected by the economic crises in Russia and Brazil in the second half of 1998 and, to a lesser extent, the economic crisis in Argentina in 2002. The market price of our securities could be adversely affected by future events elsewhere, especially in other emerging market countries.

If foreign currency exchange controls and restrictions are imposed, we may not be able to service our debt in U.S. dollars, which exposes investors to foreign currency exchange risk.

In the past, the Mexican economy has experienced balance of payments deficits, shortages in foreign currency reserves and other problems that have affected the availability of foreign currencies in Mexico. The Mexican government does not currently restrict or regulate the ability of persons or entities to convert pesos into U.S. dollars. However, it has done so in the past and could do so again in the future. We cannot assure you that the Mexican government will not institute a restrictive foreign currency exchange control policy in the future. Any such restrictive foreign currency exchange control policy could prevent or restrict access to U.S. dollars and limit our ability to service our U.S. dollar-denominated debt.

Our financial statements may not give you the same information as financial statements prepared under United States accounting rules.

Mexican companies listed on the Bolsa Mexicana de Valores, which we refer to as the “Mexican Stock Exchange,” including us, must prepare their financial statements in accordance with Mexican GAAP. Mexican GAAP differs in certain significant respects from U.S. GAAP, including among others the treatment of minority interests, workers’ profit sharing, capitalization of interest and consolidation of subsidiaries. In addition, under Mexican GAAP, the effects of inflation must be reflected in accounting records and in published financial statements. Moreover, the effects of inflation accounting under Mexican GAAP, except for the restatement of fixed assets purchased outside Mexico and the restatement of prior period financial statements as they relate to foreign subsidiaries, are not eliminated in the reconciliation to U.S. GAAP. For this and other reasons, the presentation of financial statements and reported earnings prepared in accordance with Mexican GAAP may differ materially from the presentation of financial statements and reported earnings prepared in accordance with U.S. GAAP. Note 24 to our consolidated financial statements for the year ended December 31, 2005, provides a description of the principal differences between Mexican GAAP and U.S. GAAP as they relate to us.

FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements which relate to our future prospects, developments and business strategies. These forward-looking statements are identified by our use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “goals,” “target,” “strategy” and similar terms and phrases, and may include references to assumptions. These statements are contained in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of this prospectus.

These forward-looking statements reflect our best assessment at the time and thus involve uncertainty and risk. Therefore, these forward-looking statements are qualified by reference to the cautionary statements set forth in this prospectus. It is possible that our future financial performance may differ materially from our expectations due to a variety of factors, some of which include, without limitation, the following:

•	liquidity, debt repayment and access to credit;

•	foreign currency exchange fluctuations relative to the U.S. dollar against the Mexican peso;

•	changes in capital availability or cost, including interest rate or foreign currency exchange rate fluctuations;

•	the general political, economic and competitive conditions in markets and countries where we have operations, including competitive pricing pressures, inflation or deflation and changes in tax rates;

•	consumer preferences for forms of packaging that are alternatives to glass containers;

•	capacity utilization of our facilities;

•	fluctuations in the price of raw materials and labor costs;

•	availability of raw materials;

•	cost and availability of energy;

•	transportation costs and availability;

•	consolidation among competitors and customers;

•	lifting of trade barriers and enforcement of measures against unfair trade practices;

•	the enactment of stricter environmental laws;

•	the ability to integrate operations of acquired businesses;

•	the ability to hire and retain experienced management;

•	the performance by customers of their obligations under purchase agreements; and

•	the timing and occurrence of events which are beyond our control.

THE EXCHANGE OFFER

Purpose and Effect of this Exchange Offer

In connection with the issuance of the Original Notes, we entered into a registration rights agreement with Citigroup Global Markets Inc. and Credit Suisse First Boston, LLC in which we agreed to file a registration statement relating to an offer to exchange the Original Notes for New Notes and to use our reasonable best efforts to cause such registration statement to become effective. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our reasonable best efforts to cause this exchange offer to be consummated within 240 days following the date of original issuance of the Original Notes. The New Notes will have terms substantially identical to the Original Notes except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages for failure to observe certain obligations in the registration rights agreement. The Original Notes were issued on October 22, 2003.

Under the circumstances set forth below, we will use our reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the Original Notes and we will use our best efforts to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	if pursuant to any changes in law, SEC rules or regulations or applicable interpretations thereof by the staff of the SEC do not permit us to effect this exchange offer as contemplated by the registration rights agreement;

•	if this exchange offer is not completed within 240 days of the date of original issuance of the Original Notes;

•	if the initial purchasers of the Original Notes so request (but only with respect to any Original Notes not eligible to be exchanged for New Notes in this exchange offer and that are held by the requesting initial purchaser following the completion of this exchange offer);

•	if any holder of the Original Notes is not permitted to participate in this exchange offer; or

•	if any holder of New Notes received in this exchange offer notifies us that it must deliver a prospectus in connection with any resale of the New Notes and this prospectus is not legally available for delivery.

Each holder of Original Notes that wishes to exchange Original Notes for transferable New Notes in this exchange offer will be required to make the following representations:

•	any New Notes will be acquired in the ordinary course of its business;

•	such holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate in the distribution of the New Notes;

•	such holder is not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•	if such holder is a broker-dealer that receives New Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in any resale of such New Notes.

Beginning in the first quarter of 2004 through the second quarter of 2005, we were involved in negotiations relating to a material transaction. Although the negotiations were terminated without resulting in a written agreement or transaction, they were subject to confidentiality agreements, which prevented us from making adequate disclosure regarding the material transaction in a Registration Statement on Form F-4 to register this exchange offer during that period. We decided to defer the filing of the Registration Statement until the negotiations were concluded.

Subsequent to the filing of our 2004 Annual Report on Form 20-F in June 2005, while working on the F-4, we received a comment letter from the Staff with respect to its 20-F 2004 Annual Report and related filings, resulting in the initiation of a review process that was concluded in May 2006. We delayed our filing of the Registration Statement until the conclusion of the Staff’s review.

Resale of New Notes

Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that New Notes issued in this exchange offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by any New Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such New Notes are acquired in the ordinary course of the holder’s business;

•	such holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate in a distribution of such New Notes;

•	such holder is not our “affiliate,” as defined in Rule 405 under the Securities Act; and

•	if such holder is a broker-dealer that receives New Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such New Notes.

Any holder who tenders in this exchange offer with the intention of participating in any manner in a distribution of the New Notes:

•	cannot rely on the position of the SEC staff set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of New Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Original Notes as a result of market-making activities or other trading activities may participate in this exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. Please see “Plan of Distribution” for more details regarding the transfer of New Notes. This exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of this Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Original Notes properly tendered and not withdrawn prior to 11:59 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Original Notes surrendered under this exchange offer. Original Notes may be tendered only in integral multiples of $1,000. The date of acceptance for exchange of the Original Notes, and the completion of the exchange offer, will be the exchange date, which will be the first business day following the expiration date (unless extended as described in this prospectus). The New Notes issued in connection with this exchange offer will be delivered promptly following the exchange date.

The form and terms of the New Notes will be substantially identical to the form and terms of the Original Notes except the New Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any liquidated damages upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to be effective, a registration statement. The New Notes will evidence the same debt as the Original Notes. The New Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the Original Notes. Consequently, both series will be treated as a single class of debt securities under the Indenture.

This exchange offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

As of the date of this prospectus, $225,000,000 aggregate principal amount of the Original Notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Original Notes.

There will be no fixed record date for determining registered holders of Original Notes entitled to participate in this exchange offer.

We intend to conduct this exchange offer in accordance with the provisions of the exchange and registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Original Notes that are not tendered for exchange in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the Original Notes.

We will be deemed to have accepted for exchange properly tendered Original Notes if and when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us and delivering New Notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate this exchange offer, and not to accept for exchange any Original Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Certain Conditions to the Exchange Offer.”

Holders who tender Original Notes in this exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Original Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with this exchange offer. Please see “—Fees and Expenses” for more details regarding fees and expenses incurred in this exchange offer.

If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Original Notes, without expense, to the tendering holder promptly after the expiration date.

Expiration date; Extensions; Amendments

This exchange offer will expire at 11:59 p.m., New York City time on October     , 2006, unless we extend it in our sole discretion, in which case the term “expiration date” shall mean the latest date and time to which this exchange offer is extended.

In order to extend this exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify, in writing or by public announcement, the registered holders of Original Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any Original Notes, due to an extension of the exchange offer;

•	to extend this exchange offer or to terminate this exchange offer and to refuse to accept Original Notes not previously accepted if any of the conditions set forth below under “—Certain Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	subject to the terms of the registration rights agreement, to amend the terms of this exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice or public announcement thereof to the registered holders of Original Notes. If we amend this exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Original Notes of such amendment (including by means of a prospectus supplement), and we will extend this exchange offer for a period of five to ten business days.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of this exchange offer,, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Certain Conditions to the Exchange Offer

Despite any other term of this exchange offer, we will not be required to accept for exchange, or exchange any New Notes for, any Original Notes, and we may terminate this exchange offer as provided in this prospectus before the expiration of the exchange offer if in our reasonable judgment:

•	the New Notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	this exchange offer, or the making of any exchange by a holder of Original Notes, would violate applicable law or any applicable interpretation of the staff of the SEC;

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer that, in our judgment, might materially impair our ability to proceed with this exchange offer or materially impairs the contemplated benefits of this exchange offer to us;

•	any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred that, in our judgment, might materially impair our ability to proceed with this exchange offer or materially impairs the contemplated benefits of this exchange offer to us;

•	any law, statute, rule or regulation is proposed, adopted or enacted that, in our judgment, might materially impair our ability to proceed with this exchange offer or materially impairs the contemplated benefits of this exchange offer to us; or

•	any governmental approval has not been obtained, which approval we, in our judgment, consider necessary or advisable for the completion of this exchange offer as contemplated by this prospectus.

In addition, we will not be obligated to accept for exchange the Original Notes of any holder that has not made:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering” and “Plan of Distribution”; and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the New Notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which this exchange offer is open. Consequently, we may delay acceptance of any Original Notes by giving oral or written notice of such extension to the registered holders of the Original Notes. During any such extensions, all Original Notes previously tendered will remain subject to this exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any Original Notes that we do not, accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of this exchange offer.

We expressly reserve the right to amend or terminate this exchange offer on or prior to the scheduled expiration date of this exchange offer, and to reject for exchange any Original Notes not previously accepted for exchange, upon the occurrence of any of the conditions of this exchange offer specified above. We will promptly give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the Original Notes. In the case of any extension, such oral or written notice or public announcement will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times except that all conditions to this exchange offer must be satisfied or waived by us prior to the expiration of this exchange offer.

If we determine in our judgment that any of the conditions are not satisfied, we may:

•	refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;

•	extend the exchange offer and retain all Original Notes tendered before the expiration of this exchange offer, subject, however, to the rights of holders to withdraw these Original Notes. Please see “—Withdrawal of Tenders”; or

•	waive unsatisfied conditions relating to this exchange offer and accept all properly tendered Original Notes which have not been withdrawn.

In addition, we will not accept for exchange any Original Notes tendered, and will not issue New Notes in exchange for any such Original Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

Procedures for Tendering

Only a holder of Original Notes may tender such Original Notes in this exchange offer. To tender in this exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

•	comply with the Depositary Trust Company’s, which we refer to as the “DTC,” Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive Original Notes along with the letter of transmittal; or

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such Original Notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of Original Notes, the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or Original Notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Original Notes, either:

•	make appropriate arrangements to register ownership of the Original Notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of Original Notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the U.S. or another “eligible institution” within the meaning of Rule 17 Ad-15 under the Exchange Act, unless the Original Note tendered pursuant thereto is tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any Original Notes listed on the Original Notes, such Original Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Original Notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the Original Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering Original Notes that are the subject of such book-entry confirmation;

•	such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

•	the agreement may be enforced against such participant.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Original Notes and withdrawal of tendered Original Notes. Our determination will be final and binding. We reserve the absolute right to reject any Original Notes not properly tendered or any Original Notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of this exchange offer (including the instructions in, the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Original Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In all cases, we will issue New Notes for Original Notes that we have accepted for exchange under this exchange offer only after the exchange agent timely receives:

•	Original Notes or a timely book-entry confirmation of such Original Notes into the exchange agent’s account at DTC; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

•	By signing the letter of transmittal or transmitting the agent’s message, each tendering holder of Original Notes will represent to us that, among other things:

•	any New Notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate in a distribution of the New Notes;

•	the holder is not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•	if the holder is a broker-dealer that will receive New Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such New Notes.

Book-entry Transfer

The exchange agent will make a request to establish an account with respect to the Original Notes at DTC for purposes of this exchange offer promptly after the date of this prospectus; and any financial institution participant in DTC’s system may make book-entry delivery of Original Notes by causing DTC to transfer such Original Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Holders of Original Notes who are unable to deliver confirmation of the book-entry tender of their Original Notes into the exchange agent’s account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their Original Notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

Holders wishing to tender their Original Notes but whose Original Notes are not immediately available or who cannot deliver their Original Notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automated Tender Offer Program prior to the expiration date may tender if:

•	the tender is made through an eligible institution;

•	prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) or a properly transmitted agent’s message and notice of guaranteed delivery:

•	setting forth the name and address of the holder, the registered number(s) of such Original Notes and the principal amount of Original Notes tendered;

•	stating that the tender is being made thereby; and

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the Original Notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives such properly completed and executed letter of transmittal (or facsimile thereof), as well as all tendered Original Notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Original Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of Original Notes may withdraw their tenders at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice (which may be by telegram, telex, facsimile transmission or letter) of withdrawal at one of the addresses set forth below under “—Exchange Agent,” or

•	holders must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the Original Notes to be withdrawn;

•	identify the Original Notes to be withdrawn (including the principal amount of such Original Notes); and

•	where certificates for Original Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

If Original Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Original Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination shall be final and binding on all parties. We will deem any Original Notes so withdrawn not to have been validly tendered for exchange for purposes of this exchange offer. Any Original Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of Original Notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such Original Notes will be credited to an account maintained with DTC for Original Notes) as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described under “—Procedures for Tendering” at any time on or prior to the expiration date.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for this exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

For Delivery by Registered or Certified Mail or Overnight Delivery:

U.S. Bank National Association

Specialized Finance

Corporate Trust Operations Support Services

West Side Flats

60 Livingston Avenue

St. Paul, Minnesota 55107

Attn: Jeff McGrath

For Delivery by Hand:

U.S. Bank National Association

Specialized Finance

Corporate Trust Operations Support Services

West Side Flats

60 Livingston Avenue

St. Paul, Minnesota 55107

Attn: Jeff McGrath

By Facsimile Transmission:

(for eligible institutions only)

(651)495-8158

Confirm facsimile by telephone only:

(651)495-3546

Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. However, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of this exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with this exchange offer include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Original Notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

•	certificates representing Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Original Notes tendered;

•	tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Original Notes under this exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their Original Notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register New Notes in the name of, or request that Original Notes not tendered or not accepted in this exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

Holders of Original Notes who do not exchange their Original Notes for New Notes under this exchange offer will remain subject to the restrictions on transfer applicable to the Original Notes:

•	as set forth in the legend printed on the Original Notes as a consequence of the issuance of the Original Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the offering memorandum distributed in connection with the private offering of the Original Notes.

In general, you may not offer or sell the Original Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Original Notes under the Securities Act. Based on interpretations of the SEC staff, New Notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holders acquired the New Notes in the ordinary course of the holders’ business and the holders are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the New Notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer and is participating, intends to participate, or has any arrangement or understanding with any person to participate in a distribution of the New Notes:

•	may not rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

We will record the New Notes in our accounting records at the same carrying value as the Original Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with this exchange offer. We will record the direct incremental expenses of this exchange offer as debt issuance costs. This exchange offer is being completed as a result of a requirement in the indenture and the registration rights agreement entered into at the time of the original issuance of the Original Notes and, as such, is a continuation of the debt issuance costs of the Original Notes issuance. Incremental costs will consist of attorney and accounting fees incurred as a result of completing this exchange offer and will be capitalized as debt issuance costs and amortized over the life of the Notes.

Other

Participation in this exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Original Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Original Notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered Original Notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the Original Notes. We will not receive any cash proceeds from the issuance of the New Notes in the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each year in the five-year period ended December 31, 2005 and for the six months period ended June 30, 2006. For purposes of computing the ratio of earnings to fixed charges, earnings consist of net income from continuing operations before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense on debt, amortization of financing costs, capitalized interest and the portion (approximately one-third) of rental expense that management believes is representative of the interest expense component of rental expense.

	Year ended December 31,										Six-month period ended June 30, 2006
	2001		2002		2003		2004		2005
Mexican GAAP:
Ratio of earnings to fixed charges	1.3		—	(1)	—	(1)	—	(1)	—	(1)	—	(1)
U.S. GAAP:
Ratio of earnings to fixed charges	—	(2)	—	(2)	—	(2)	—	(2)	—	(2)

(1)	Our earnings, as calculated pursuant to Mexican GAAP, were insufficient to cover fixed charges for the year ended December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005 and the six-month period ended June 30, 2006 by approximately Ps. 819 million, Ps. 437 million, Ps. 52 million, Ps. 120 million and Ps. 835 million, respectively.
(2)	Our earnings, as calculated pursuant to U.S. GAAP, were insufficient to cover fixed charges for the year ended December 31, 2001, December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005 by approximately Ps. 710 million, Ps. 406 million, Ps. 990 million, Ps. 872 million and Ps. 260 million, respectively.

EXCHANGE RATES

The following table sets forth, for each year in the five year period ended December 31, 2005, the high, low, average and annual period-end Noon Buying Rates, all expressed in pesos per U.S. dollar. No representation is made that the peso or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or pesos, as the case may be, at the rates indicated, at any particular rate or at all.

	Noon Buying Rate(1)
Year ended December 31,	High	Low	Average	Period-End
2001	Ps. 9.97	Ps. 9.00	Ps. 9.35	Ps. 9.16
2002	10.43	9.00	9.75	10.43
2003	11.41	10.11	10.79	11.24
2004	11.64	10.81	11.29	11.15
2005	11.41	10.41	10.89	10.63

(1)	Source: Federal Reserve Bank of New York

The following table sets forth, for each month in the eight-month period ended on August 31, 2006 and the first 19 days of September 2006, the high and low Noon Buying Rates, all expressed in pesos per U.S. dollar.

	Noon Buying Rate(1)
	High	Low
December 2005	Ps. 10.773	Ps. 10.413
January 2006	10.643	10.437
February	10.529	10.432
March	10.948	10.462
April	11.160	10.856
May	11.305	10.841
June	11.460	10.282
July	11.180	10.866
August	11.022	10.741
September (through September 19, 2006)	11.065	10.836

(1)	Source: Federal Reserve Bank of New York

On September 19, 2006, the Noon Buying Rate for pesos was Ps. 10.939 to $1.00.

CAPITALIZATION

The following table sets forth our consolidated capitalization and short-term and long-term debt as of June 30, 2006. Since this transaction is an exchange offer, no cash will be received or disbursed, and therefore the exchange offer does not affect our capitalization. Our consolidated capitalization and short-term and long-term debt set forth below was calculated in accordance with Mexican GAAP and all peso amounts set forth therein are stated in constant pesos as of June 30, 2006. Information in the following table presented in U.S. dollar amounts are translated from the peso amounts, solely for the convenience of the reader, at an exchange rate of Ps. 10.8935 to U.S.$1.00, the Free Exchange Rate on June 30, 2006. Since the financial information in the following table is presented in constant Mexican pesos in purchasing power as of June 30, 2006, it is not directly comparable to the financial information included elsewhere in this prospectus, which, unless otherwise indicated, is presented in constant Mexican pesos in purchasing power as of December 31, 2005. The change in the INPC for the six month period ended June 30, 2006 was 0.74%.

	As of June 30, 2006
	Actual	Actual
	(Ps. Millions)	($ millions)(1)
Short-term debt:(2)
2005 Vena Secured Notes due February 2007	845	75
Vena’s Unsecured Guaranteed Loan due 2007(6)	1,184	105
Vitro Plan Secured Working Capital Loan due March 2007	427	38
11 3/8% Vicap Notes	1,718	152
Other short-term debt	2,367	210

Total short-term debt(3)	6,541	580

Long-term debt:(4)
Long-term bank and other debt	1,094	97
Vena’s Senior Secured Term Loan due 2010	1,634	145
Vena’s 10.75% Senior Secured Guaranteed Notes due 2011	2,818	250
11 3/4% 2013 Notes	2,536	225

Total long-term debt(5)	8,082	717

Stockholders’ equity:
Capital stock restated	7,063	627
Shortfall in restatement of capital	(21,085)	(1,871)
Retained earnings and other	19,204	1,704

Total majority interest	5,182	460
Minority interest in consolidated subsidiaries	2,620	232

Total stockholders’ equity	7,802	692

Total capitalization	15,884	1,409

(1)	Peso amounts have been translated in U.S. dollars, solely for the convenience of the reader, at the rate of 11.2723 pesos per U.S. dollar, the Free Exchange Rate on June 30, 2006.
(2)	Includes current maturities of long-term debt.
(3)	Of the total amount of short-term debt, Ps. 726 million ($64 million) is peso-denominated, including Ps. 475 million ($42 million) denominated in UDIs, and Ps. 5,546 million ($491 million) is dollar-denominated.
(4)	Excludes current maturities of long-term debt.
(5)	Of the total amount of long-term debt, Ps. 716 million ($64 million) is peso-denominated and Ps. 7,327 million ($650 million) is dollar-denominated.
(6)	On August 9, 2006, VENA issued $110 million in aggregate principal amount of short term guaranteed notes due August 9, 2007. The net proceeds will be used to repay debt.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Review of Consolidated Results

Six months ended June 30, 2006 compared to six months ended June 30, 2005

Net Sales

Our consolidated net sales increased 5.2% to Ps. 13,104 million for the six months ended June 30, 2006 from Ps. 12,457 million for the six months ended June 30, 2005. During the six months ended June 30, 2006, domestic and foreign subsidiaries’ sales grew 8.7% and 12.3%, respectively year-over-year, as a result of strong volumes at the Flat Glass and Glass Containers business units.

Flat Glass Business Unit

Net sales of our Flat Glass business unit were approximately Ps. 6,547 million for the six months ended June 30, 2006, an increase of 2.1% when compared to approximately Ps. 6,415 million for the six months ended June 30, 2005. Domestic sales increased 22.0% year-over-year, mainly as a result of higher automotive and construction related sales. Construction related sales volume increased 35% year-over-year.

Export sales decreased 19.4% year-over-year due to lower construction-related sales, as we plan to temporarily exit this export market. Automotive sales increased 4.6% year-over-year, driven by larger sales volume due to the success of current OEM platforms. These platforms improved the product mix at the OEM line and continue to compensate for lower volumes in the AGR market. Sales from foreign subsidiaries continued an upward trend, increasing 11.0% year-over-year to $324 million from $292 million. Sales at Vitro America rose 4.0% as a result of increased construction-related volumes. Sales at Vitro Colombia remained flat while Vitro Cristalglass’ sales rose 11.0% driven by incremental monumental contracts.

Glass Containers Business Unit

Net sales of our Glass Containers business unit increased 10.9% to approximately Ps. 6,370 million for the six months ended June 30, 2006 from approximately Ps. 5,746 million for the six months ended June 30, 2005. Strong volumes across most business lines continued to be the main driver behind the 7.9% increase year-over-year in domestic sales. Higher sales in the food, beer, cosmetics, fragrances and toiletries (“CFT”) and soft drinks business lines compensated for lower sales at the wine and liquor segment.

Export sales grew 19.9% year-over-year due to the continued rise in sales at the CFT business line partly as a result of increased demand in the South American and European markets and larger volumes at the wine and liquor business line.

Operating Income

Our consolidated operating income increased 27.5% to Ps. 879 million for the six months ended June 30, 2006 from Ps. 689 million for the six months ended June 30, 2005.

Flat Glass Business Unit

Operating income of our Flat Glass business unit was approximately Ps. 132 million for the six months ended June 30, 2006, a decrease of 3.4% when compared to approximately Ps. 136 million for the six months ended June 30, 2005. This decrease was due to inventory reduction as a result of the temporary shutdown of the X-3 furnace. Higher volumes in domestic construction and value added automotive OEM products helped offset the decrease. Vitro America and Vitro Cristalglass also continued to generate strong operating income, with increases of 30.1% and 47.4%, respectively.

Glass Containers Business Unit

Operating income of our Glass Containers business unit increased 37% to approximately Ps. 781 million for the six months ended June 30, 2006 from approximately Ps. 570 million for the six months ended June 30, 2005. Growth in operating income was driven by higher sales volume, a better product mix due to unseasonably high first six months demand for glass containers and improved production efficiencies which optimized fixed cost absorption. These factors more than offset higher maintenance costs associated with the utilization of all our furnaces to meet this demand, as well as higher energy costs. Additionally, all furnaces were ignited in the first quarter of 2006, compared to the second quarter of 2005. This had a positive effect on our 2006 operating income compared with 2005.

Total Financing Cost

Our total financing cost increased 152.4% from approximately Ps. 670 million for the six months ended June 30, 2005 to approximately Ps. 1,691 million for the six months ended June 30, 2006. This increase was primarily due to a higher non-cash foreign-exchange loss of $512 million during the six months ended June 30, 2006 compared to a non-cash foreign-exchange gain of Ps. 307 million in the six months ended June 30, 2005. During the six months ended June 30, 2006, the Mexican peso depreciated by 6.0% compared with a 3.4% appreciation in the six months ended June 30, 2005. In addition, an increase in other financial expenses driven mainly by the negative effect of derivative transactions more than offset a slight reduction in interest expense.

Other (Income) Expenses, Net

Other expenses, net decreased approximately Ps. 368 million to Ps. 23 million for the six months ended June 30, 2006 from Ps. 391 million for the six months ended June 30, 2005 mainly due to the gain on sale of Quimica M.

Income Tax, Tax on Assets and Workers’ Profit Sharing

Income tax, tax on assets and workers’ profit sharing for the six months ended June 30, 2006 represented an expense of Ps. 140 million compared with a benefit of Ps. 515 million for the six months ended June 30, 2005. The decrease was derived mainly from a valuation allowance of Ps. 188 million of a recoverable tax on assets recorded in the first quarter of 2006, which was partially offset by the tax effects of a higher foreign exchange loss in 2006. Additionally, during the second quarter of 2006, a net operating loss carryforward was generated by the sale of Vitrocrisa’s shares, which resulted in a deferred tax benefit.

Net loss

For the six months ended June 30, 2006, we recorded a consolidated net loss of Ps. 544 million compared to a gain of Ps. 144 million for the six months ended June 30, 2005. This resulted primarily from an increase in financing costs due to higher non-cash foreign exchange losses, in addition to an expense of Ps. 140 million for income tax, tax on assets and workers’ profit sharing for the six months ended June 30, 2006 compared to an income tax benefit of Ps. 515 million for the six months ended June 30, 2005.

DESCRIPTION OF OTHER INDEBTEDNESS

Short-Term Debt.    Our short-term debt consists primarily of unsecured and secured borrowing arrangements with Mexican and foreign banks and commercial paper programs denominated in U.S. dollars. We engage, from time to time, in the ordinary course of business, in a number and variety of short-term loan arrangements with a number of Mexican and foreign banks. Such loans generally have a maturity ranging from 30 to 180 days and have interest rates ranging from 1.5% to 3.0% above LIBOR, for the U.S. dollar-denominated loans, and floating market rates, for the peso-denominated loans. As of December 31, 2005 and June 30, 2006, we had approximately Ps. 1,182 million ($111 million) and Ps. 1,557 million ($138 million), respectively, of short-term debt, excluding the current portion of long-term debt.

The following table sets forth the aggregate amounts of our outstanding short and long-term debt as of June 30, 2006.

	As of June 30, 2006
	(Ps. millions)		($ millions)(1)
Short-term debt(2)(3)	Ps.	6,541	$580
Long-term debt(4)(5)		8,082	717

(1)	Peso amounts have been translated into U.S. dollars, solely for the convenience of the reader, at a rate of 11.2723 pesos per one U.S. dollar, the Free Exchange Rate on June 30, 2006.
(2)	Includes the current portion of our long-term debt, which was Ps. 4,695 million ($417 million) as of June 30, 2006, and Ps. 289 ($26 million) as of June 30, 2006, of long-term debt that we reclassified into short-term debt.
(3)	Approximately 84% and 4% of the aggregate amount of our short-term debt as of June 30, 2006 was denominated in U.S. dollars and Euros, respectively. If the current portion of our long-term debt were excluded from our outstanding short-term debt, approximately 86% and 12% of the aggregate amount of our short-term debt as of June 30, 2006 was denominated in U.S. dollars and Euros, respectively.
(4)	Excludes the current portion of our long-term debt. If the current portion of our long-term debt were included, the aggregate amount of outstanding long-term debt as of June 30, 2006 was Ps. 13,065 million ($1,159 million).
(5)	Approximately 91% and 0.5% of the aggregate amount of our long-term debt as of June 30, 2006 was denominated in U.S. dollars and Euros, respectively. If the current portion of our long-term debt were included within our outstanding long-term debt, approximately 88% and 1% of the aggregate amount of our long-term debt as of June 30, 2006 was denominated in U.S. dollars and Euros, respectively.

Long-Term Debt.    As of December 31, 2005 and June 30, 2006, we had approximately Ps. 13,527 million ($1,272 million) and Ps. 13,065 million ($1,159 million), respectively, of long-term debt, including the current portion of long-term debt.

The following is a brief summary of our significant long-term indebtedness, including the current portion of long-term debt, with restrictive covenants outstanding as of June 30, 2006. For further description of our long-term indebtedness, please refer to note 11 of our audited financial statements incorporated by reference in this document:

Facility	Outstanding Principal Amount as of June 30, 2006	Interest Rate and Payment Dates	Final Amortization/ Maturity

11 3/8% Vicap Notes	$152 million	Interest Rate: 11 3/8% per annum.	May 15, 2007
Issuer: SOFIVSA Guarantor: Vitro		Interest Payment Dates: Semiannually on May 15 and November 15 of each year.

11 3/4% 2013 Notes	$225 million	Interest Rate: 11 3/4% per annum.	November 1, 2013
Issuer: Vitro		Interest Payment Dates: Semiannually on May 1 and November 1 of each year.
Interest Rate Step Up: 1% per annum, until completion of the offer to exchange for SEC registered notes.

Senior Secured Guaranteed Notes 10.75%	$250 million	Interest Rate: 10.75% per annum Interest Payment Dates: Semiannually beginning on January 23, 2005.	July 29, 2011
Borrower: Vitro Envases Norteamerica
Guarantor: Certain Subsidiaries of Vitro Envases Norteamerica

Secured Term Loan Borrower: Vitro Envases Norteamerica Guarantors: Certain Subsidiaries of Vitro Envases Norteamerica	$145 million	Interest Rate. LIBOR plus 6.25% Interest Payment Dates: Quarterly beginning three months after the closing date.	February 24, 2010
Unsecured Guaranteed Loan Borrower: Vitro Envases Norteamerica	$105 million	Interest Rate: Months 1 to 10: LIBOR plus 10.00% Months 11 to 14: LIBOR plus 10.50% Month 15 and thereafter: LIBOR plus 11.00% Interest Payment Dates: Quarterly beginning on May 24, 2005.	March 21, 2007
Guarantors: Certain Subsidiaries of Vitro Envases Norteamerica

Below is a summary of the terms of the foregoing facilities or securities.

11 3/8% Vicap Notes.    On May 13, 1997, Vicap, S.A. de C. V., which we refer to as “Vicap,” Vitro’s wholly owned subsidiary and financing vehicle in Mexico, as of today merged with Servicios y Operaciones Financieras Vitro, S.A. de C.V., a wholly owned subsidiary of Vitro which we refer to as “SOFIVSA,” completed an offering under Rule 144A of $250 million aggregate principal amount of its 11 3/8% Guaranteed Notes due 2007 (“Vicap Notes”), unconditionally guaranteed by Vitro. The Vicap Notes and the guarantee by Vitro are general, senior unsecured obligations and rank pari passu with senior unsecured obligations. However, obligations of Vitro to its creditors, including holders of the Vicap Notes, are effectively subordinated in right of payment to all direct liabilities of its subsidiaries. The Indenture contains covenants limiting, among other things, the ability of Vitro and/or its Restricted Subsidiaries (as defined therein) to incur additional indebtedness, pay dividends or make certain investments, engage in transactions with affiliates, engage in mergers and consolidations and create or permit liens.

As of June 30, 2006, we had purchased Vicap Notes with an aggregate principal amount of $97.6 million, which were canceled.

11 3/4% 2013 Notes due.    On October 22, 2003, Vitro completed an offering of $225 million aggregate principal amount of Original 2013 Notes. The Original 2013 Notes are general unsecured obligations of Vitro. The indenture governing the Original 2013 Notes contains certain customary restrictive covenants including restrictions on the ability of Vitro to (i) incur additional indebtedness, (ii) grant certain liens on its assets, (iii) make certain investments and (iv) pay dividends.

Vena’s 10.75% Senior Secured Guaranteed Notes due 2011.    On July 23, 2004, Vena completed an offering of $170 million aggregate principal amount of Senior Secured Guaranteed Notes due 2011. The Notes are senior obligations secured on a first priority basis by liens on some of our Mexican subsidiaries' real property and all of their inventory, machinery and equipment in Mexico, a small portion of our accounts receivable in Mexico and all of our U.S. subsidiary inventory and accounts receivable. The indenture governing the Notes contain certain customary restrictive covenants including restriction on the ability of Vena to (i) incur additional indebtedness, (ii) pay dividends and make other restricted payments, (iii) grant certain liens on assets and (iv) be part of certain merger, consolidation and asset sale activities.

On January 31, 2005, Vena reopened the 10.75% Senior Secured Guaranteed Notes due 2011 for an additional aggregate principal amount of $80 million.

Vena’s Senior Secured Term Loan.    On February 24, 2005, Vena entered into a $150 million Senior Secured Term Loan with certain lenders. The facility is secured, on a pari passu basis with the existing Senior Secured Guaranteed Notes due 2011. The agreement governing the Senior Secured Term Loan contains certain customary restrictive covenants including restriction on the ability of Vena to (i) incur additional indebtedness, (ii) pay dividends and make other restricted payments, (iii) grant certain liens on assets and (iv) be part of certain merger, consolidation and asset sale activities.

Unsecured Guaranteed Loan.    On September 21, 2005, Vena entered a credit agreement with certain lenders. The credit agreement contains customary restrictive covenants including restrictions on the ability of Vena to (i) incur additional indebtedness, and (ii) grant certain liens on its assets.

The following table presents a summary of the material financial covenants on our loans and notes outstanding:

Facility	Outstanding Principal Amount as of June 30, 2006	Financial Covenant	Final Amortization/ Maturity

11 3/8% Vicap Notes Issuer: SOFIVSA Guarantor: Vitro	$152 million	Incurrence Test: Indebtedness to Adjusted EBITDA no greater than 4.25 to 1.	May 15, 2007

11 3/4% 2013 Notes Issuer: Vitro	$225 million

Incurrence Test: Consolidated Fixed Charge Coverage Ratio 2.00 to 1 or greater (before Oct. 22, 2005); 2.25 to 1 or greater (after Oct. 22, 2005 and before Oct. 22, 2007); and 2.50 to 1 or greater (after Oct. 22, 2007).

November 1, 2013

Senior Secured Guaranteed Notes Borrower: Vitro Envases Norteamerica Guarantor: Certain Subsidiaries of Vitro Envases Norteamerica	$250 million

Incurrence Test: Consolidated Fixed Charge Coverage Ratio 2.50 to 1 or greater (before Jul. 23, 2006); 2.75 to 1 or greater (after Jul. 23, 2006 and before Jul. 23, 2008); and 3.00 to 1 (after Jul. 23, 2008).

July 23, 2011

Secured Term Loan Borrower: Vitro Envases Norteamerica Guarantors: Certain Subsidiaries of Vitro Envases Norteamerica	$145 million	Incurrence Test: Consolidated Fixed Charge Coverage Ratio greater than 2.50 to 1.00 prior July 23, 2005, 2.75 to 1.00 after July 23, 2006 until July 23, 2008 and 3.00 to 1.00 after July 23, 2008.	February 24, 2010

Secured working capital facility Borrower: Vitro Plan	$38 million

Minimum Collateral Ratio: not less than 1.75 to 1.00

Net Worth: Vitro Plan’s Consolidated Net Worth may not be less than 80% of the Consolidated Net Worth as of 12/31/04.

Interest Coverage Ratio can not be less than 2.00 to 1.00

Debt to EBITDA Ratio can not be greater that 5.00 to 1.00

March 23, 2007

Flat Glass Credit Facility Borrowers: Vitro Plan, VVP Holding Corp., VVP Syndication Inc. Guarantors: Each of Vitro Plan’s material wholly owned subsidiaries	Tranche B: $45 million Tranche C:

Net Worth: Vitro Plan’s Consolidated Net Worth may not be less than 80% of the Consolidated Net Worth at 12/31/01

Interest Coverage Ratio can not be less than 3.0 to 1.0

Debt to EBITDA Ratio can not be greater that 2.75 to 1.00

Tranche B: March 27, 2008 Tranche C: March 27, 2007

Ps. 251 million ($22 million)

As a result of the deterioration in our last twelve months’ results of operations and the increase in our leverage, it has been difficult for us to maintain compliance with certain financial covenants contained in our debt instruments. During 2001, 2002, 2003 and 2005 some of our subsidiaries executed amendments and/or waivers with respect to certain of their financial covenants contained in their debt agreements and instruments and in one of their accounts receivable factoring programs.

As of September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006, our Flat Glass subsidiary did not meet the interest coverage ratio (Consolidated EBITDA to Consolidated Interest Expenses), and/or the debt to EBITDA ratio (Consolidated Total Debt to Consolidated EBITDA), under a bank credit facility. For each of the periods ending September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006, we obtained amendments and/or waivers of our compliance with both financial covenants from our lenders under this facility. On August 30, 2006, we entered into an amendment to the bank credit facility, which modified these ratios to levels at which we believe we shall be able to remain in compliance.

At no time has the Company, or any of its subsidiaries, failed to make required principal or interest payments under any of our current loan agreements or credit facilities.

As of June 30, 2006, approximately Ps.6,541 million ($580 million) of our indebtedness was classified as short-term debt, which includes Ps.289 million ($26 million) of long-term debt that we reclassified into short-term debt because as of the date we issued our public results we did not comply with certain financial covenants in the syndicated loan of our Flat Glass subsidiary. Of our total short-term debt, Ps.1,557 million ($138 million) were short-term loans, consisting of Ps.750 million ($66 million) of revolving credit facilities with Mexican and international financial institutions and Ps.807 million ($72 million) of secured commercial paper notes at our Glass Containers business unit maturing in February 2007. We intend to continue to maintain our revolving credit facilities and refinance our secured commercial paper notes as part of our commercial paper program.

The Ps.4,985 million ($442 million) balance of our short-term debt (the current portion of our long-term debt) consists of Ps.2,428 million ($215 million) at our holding company and Ps.2,557 ($227 million) at our operating subsidiaries. Of this short-term debt (the current portion of long-term debt) at our operating subsidiaries, Ps.1,257 million ($112 million) was indebtedness of our Flat Glass business unit and Ps.1,300 million ($115 million) was indebtedness of our Glass Containers business unit.

The funds to satisfy the payment of this short-term debt (the current portion of our long-term debt) at the holding company are expected to come from $119 million in net cash proceeds that we realized from the sale of Vitrocrisa in June 2006, as well as proceeds from the sale of real estate and other non-core assets, our available cash and cash equivalents and/or the sale of equity interests.

We intend to refinance this short-term debt (the current portion of our long-term debt) at each of our operating subsidiaries.

We cannot assure you that we will be able to successfully fund our short-term debt payments at our holding company or successfully refinance the short-term debt at each of our operating subsidiaries.

DESCRIPTION OF THE NEW NOTES

The Original Notes were, and the New Notes will be, issued under an indenture dated as of October 22, 2003 (the “Indenture”), among the Vitro, S.A. de C.V. (the “Issuer”), U.S. Bank National Association (as successor to Wachovia Bank, National Association), as Trustee (the “Trustee”), and Regions Bank, as successor Trustee.

On October 22, 2003, we issued $225,000,000 aggregate principal amount of the Original Notes under the Indenture. The terms of the New Notes are identical in all material respects to the Original Notes, except the New Notes will not be subject to transfer restrictions and holders of the New Notes will no longer have any registration rights or be entitled to any additional interest. The Trustee will authenticate and deliver New Notes only in exchange for a like principal amount of Original Notes. Any Original Notes that remain outstanding after the consummation of this exchange offer, together with the New Notes, will be treated as a single class of securities under the Indenture. Accordingly all references in this section to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after this exchange offer is consummated, such percentage in aggregate principal amount of the Original Notes and the New Notes.

The terms of the Original Notes and the New Notes (collectively, the “Notes”) include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Indenture is unlimited in aggregate principal amount, and we may issue an unlimited principal amount of additional Notes having identical terms and conditions as the Notes (the “Additional Notes”). We will only be permitted to issue such Additional Notes if at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes and will vote on all matters with the holders of the Notes.

The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act. The definitions of certain terms used in the following summary are set forth below under “Certain Definitions.”

General

The Notes are general, senior unsecured obligations of the Issuer and rank pari passu in priority of payment and in all other respects with senior unsecured obligations of the Issuer (other than obligations mandatorily preferred by statute or operation of law). The Notes are effectively subordinated to all existing and future secured Indebtedness of the Issuer. The Notes are not guaranteed by any Subsidiary of the Issuer and therefore are effectively subordinated to all existing and future obligations of the Issuer’s Subsidiaries. See “Risk Factors—Factors Relating to the New Notes.”

As of June 30, 2006:

•	the Issuer and its Subsidiaries had consolidated total indebtedness of Ps. 14,623 million ($1,297 million),

•	the Issuer and SOFIVSA had consolidated total indebtedness of Ps. 5,662 million ($502 million), Ps. 234 million ($21 million) of which was secured, and

•	the Issuer’s Subsidiaries (other than SOFIVSA) had consolidated total indebtedness of Ps. 8,961 million ($795 million).

The Notes will mature on November 1, 2013, each at 100% of their principal amount, unless earlier redeemed pursuant to the terms thereof and the Indenture. Each Note bears interest at the rate per annum shown on the front cover of this prospectus from October 22, 2003 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to holders of record at the close of business on October 15 or April 15, immediately preceding the Interest Payment Date) on May 1 and November 1 of each year, commencing on May 1, 2004.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, The City of New York, which initially is the office of the agent of the Trustee, U.S. Bank National Association, One Penn Plaza, Suite 1414, New York, New York 10119; provided that, at the option of the Issuer, payment of interest may be made by check mailed to the address of the holders as such address appears in the Security Register. The principal of and interest on the Notes will be payable exclusively in U.S. dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

Holders of Original Notes whose Original Notes are accepted for exchange in this exchange offer will be deemed to have waived the right to receive any payment in respect of interest on the Original Notes accrued from, the most recent date to which interest on the Original Notes was paid, to the date of issuance of the New Notes. Interest on the New Notes will accrue from, the most recent date to which interest on the Original Notes was paid. Consequently, holders who exchange their Original Notes for New Notes will receive the same interest payment on, which will be the first interest payment date following consummation of this exchange offer, that they would have received if they had not accepted this exchange offer.

The Notes are issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple thereof. See “—Book-Entry; Delivery and Form.” No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Additional Notes

Subject to the limitations set forth under “—Covenants—Limitation on Indebtedness,” the Issuer may incur additional Indebtedness. At the Issuer’s option, this additional Indebtedness may consist of Additional Notes issued in one or more transactions, which have identical terms (other than issue date) as the Notes. Holders of Additional Notes would have the right to vote together with Holders of Notes issued on the Issue Date and the Exchange Notes as one class.

Additional Amounts

All payments of principal, premium and interest in respect of each Note shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges or penalties or interest related thereto of whatever nature imposed, levied, collected, withheld or assessed by or within Mexico or any political subdivision or taxing authority thereof or therein (“Mexican Taxes”), unless such withholding or deduction is required by law or by regulation. In the event that any such withholding or deduction in respect of principal, premium or interest is so required, the Issuer shall pay such additional amounts (“Additional Amounts”) as will result in receipt by each holder of any Note of such amounts as would have been received by such holder with respect to such Note had no such withholding or deduction been required, except that no Additional Amounts shall be payable for or on account of:

(1) any tax, duty, assessment or other governmental charge imposed by reason of

(A) the existence of any present or former connection between such holder or the beneficial owner of such Note and Mexico (or any political subdivision or taxing authority thereof or therein) other than merely holding such Note or the receipt of, or enforcement of rights under, the Notes, or the receipt of payments in respect thereof, including, without limitation, such holder or the beneficial owner of such Note being or having been a national, domiciliary or resident thereof or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein; or

(B) the presentation of such Note (where presentation is required) more than 30 days after the date on which the payment in respect of such Note became due and payable or provided for, whichever is later, except to the extent that such holder would have been entitled to such Additional Amounts if it had presented such Note for payment on the last day of such period of 30 days;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(3) any tax, duty, assessment, fee or other governmental charge or increase thereof to the extent that such amount would not have been imposed or increased but for the failure of such holder or the beneficial owner of a Note to comply with any applicable certification, documentation, information or other reporting requirement required by an applicable treaty, by law, or by regulation or administrative practice concerning the nationality, residence, identity or connection with the taxing jurisdiction of the holder or beneficial owner of such Note, provided, however, that the exclusion set forth in this clause (3) shall not apply in respect of any certification, identification, information, documentation or other reporting requirement if such requirement would be materially more onerous, in form, in procedure or in the substance of information disclosed, to the holder or beneficial owner of a Note than comparable information or other reporting requirements imposed under U.S. tax law, regulation and administrative practice (such as IRS Forms W-8BEN and W-9); or

(4) any combination of items (1), (2) and (3).

Whenever there is mentioned in any context, the payment of principal, premium or interest in respect of any Note or the net proceeds received on the sale or exchange of any Note, such mention shall be deemed to include the payment of Additional Amounts provided for in the Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the Indenture.

The Issuer will provide to the Trustee and Paying Agent documentation evidencing payment of withholding taxes within 30 days after payment thereof. Copies of such documentation shall be provided to holders requesting them.

The Issuer will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of the Notes, except for any such taxes, charges or similar levies imposed by any jurisdiction outside of Mexico (other than those resulting from, or required to be paid in connection with, the enforcement of the Notes following the occurrence of any Event of Default with respect to the Notes) and except as described under “—General.” See “Certain Income Tax Considerations” for a description of certain currently applicable withholding taxes.

Optional Redemption

The Notes will be redeemable, at the Issuer’s option, in whole or in part, at any time on or after November 1, 2008 and prior to maturity, upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each holders’ last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the 12-month period commencing on November 1 of the years set forth below:

Year	Redemption Price
2008	105.875%
2009	103.917%
2010	101.958%
2011 and thereafter	100.000%

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate; provided that no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the Original Note.

Optional Tax Redemption

The Issuer may redeem the Notes in whole, but not in part, upon giving not less than 30 nor more than 60 days’ notice to the holders of the Notes, at a price equal to 100% of the principal amount thereof together with interest accrued to the date fixed for redemption, and Additional Amounts, if any, which would be payable if (a) as a result of any change in or amendment to laws, regulations or rules of Mexico (or any political subdivision or taxing authority thereof or therein) or any change in the published, official interpretation of such laws, regulations or rules (including a holding by a court of competent jurisdiction) which change or amendment occurs after the date of issuance of the Notes or the Issuer has or will, on the next succeeding interest payment date, become obligated to pay Additional Amounts with respect to payments on the Notes in excess of the Additional Amounts that would be payable under Mexican law were payments of interest on the Notes subject to withholding taxes imposed at a rate of 10%, and (b) such obligation cannot be avoided by the Issuer taking reasonable measures available to it; provided, however, that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment in respect of the Notes were then due. Prior to the giving of any notice of redemption described in this paragraph, the Issuer shall deliver to the Trustee an Officers’ Certificate stating that the Issuer is entitled to effect such redemption in accordance with the terms set forth in the Indenture and setting forth in reasonable detail a statement of the facts relating thereto (together with a copy of a written Opinion of Counsel to the effect that the Issuer has or will, on the next succeeding interest payment date, become obligated to pay such Additional Amounts as a result of a change or amendment described above and that the Issuer cannot avoid payment of such Additional Amounts by taking reasonable measures available to it and that all governmental approvals necessary, if any, for the Issuer to effect such redemption have been obtained and are in full force and effect or specifying any such necessary approvals that as of the date of such opinion have not been obtained).

Sinking Fund

The Notes will not be entitled to the benefit of any sinking fund.

Registration Rights

Under existing interpretations of the staff of the SEC, the New Notes will be in general freely tradable after the completion of the Registered Exchange Offer without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any participant in the Registered Exchange Offer who is our affiliate or who intends to participate in the Registered Exchange Offer for the purpose of distributing the New Notes: (i) will not be able to rely on the interpretations of the SEC staff; (ii) will not be entitled to participate in the Registered Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each holder of Notes who wishes to exchange Original Notes for New Notes pursuant to the Registered Exchange Offer will be required to represent that: (i) it is not our affiliate; (ii) the New Notes to be received by it will be acquired in the ordinary course of its business; and (iii) at the time of the Registered Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes. In addition, in connection with any resales of New Notes, any broker-dealer that acquired Original Notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act.

If (i) any change in law or the applicable interpretations of the SEC staff do not permit us to effect the Registered Exchange Offer; (ii) for any other reason, the Registered Exchange Offer is not completed within 240 days after the settlement date; or (iii) under certain other circumstances, we will, at our cost (1) file with the SEC a shelf registration statement covering resales of the Original Notes or the New Notes, as applicable; (2) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 90 days; and (3) use our best efforts to keep the shelf registration statement effective until the earlier of two years after its effective date and such time as all Original Notes eligible to be sold thereunder have been sold.

If any registration statement is not declared effective or ceases to be effective within 210 days of the settlement date relating to the offering of the Original Notes or the Registered Exchange Offer is not consummated within 240 days of the settlement date relating to the offering of the Original Notes, then we shall pay liquidated damages in respect of the securities to be registered from and including such 210th day or 240th day, as applicable, to but excluding the date on which all registration defaults have been cured. Liquidated damages will accrue at a rate of .50% per annum until the first anniversary of the settlement date of the Original Notes and 1.00% per annum thereafter.

Covenants

Limitation on Indebtedness

Under the terms of the Indenture, the Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness, including Acquired Indebtedness, or permit any Restricted Subsidiary to issue Preferred Stock to any Person, except that the Issuer and its Restricted Subsidiaries may Incur Indebtedness, including Acquired Indebtedness, if, at the time of and immediately after giving pro forma effect to the Incurrence thereof and the application of the proceeds therefrom the Consolidated Fixed Charge Coverage Ratio of the Issuer is greater than (i) 2.00 to 1.0 if such Indebtedness is Incurred prior to the second anniversary of the Issue Date, (ii) 2.25 to 1.0 if such Indebtedness is Incurred on or after the second anniversary of the Issue Date but prior to the fourth anniversary of the Issue Date, and (iii) 2.50 to 1.0 if such Indebtedness is Incurred on or after the fourth anniversary of the Issue Date.

Notwithstanding the foregoing, the Issuer and any Restricted Subsidiary (except as specified below) may Incur each and all of the following Indebtedness, including Acquired Indebtedness (each, “Permitted Indebtedness”):

(i) Indebtedness to the Issuer or any of its Restricted Subsidiaries as long as such Indebtedness continues to be owed to the Issuer or any of its Restricted Subsidiaries;

(ii) Indebtedness (“Permitted Refinancing Indebtedness”) to the extent it Refinances Indebtedness Incurred in accordance with the first paragraph above or any Permitted Indebtedness, other than Indebtedness Incurred under clauses (i), (iii), (iv), (v) and (ix) of this paragraph, in an amount not to exceed the amount so Refinanced (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to Refinance the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes shall only be permitted under this clause (ii) if (A) in case the Notes are Refinanced in part or the Indebtedness to be Refinanced is pari passu with the Notes, such new Indebtedness is pari passu with, or, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made subordinate in right of payment to, the remaining Notes, (B) in case the Indebtedness to be Refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be Refinanced is subordinated to the Notes and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be Refinanced, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be Refinanced; and provided further that in no event may Indebtedness of any Person be Refinanced pursuant to this clause (ii) by means of any Indebtedness of any other Person, except that Indebtedness of a Restricted Subsidiary may be Refinanced by means of Indebtedness of another Restricted Subsidiary;

(iii) Indebtedness of the Issuer or any Restricted Subsidiary incurred for working capital needs in the ordinary course of business, to fund capital expenditures or to make interest payments in an aggregate principal amount at any time not to exceed $100 million;

(iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements (provided that, in the case of Currency Agreements that relate to other Indebtedness, such Currency Agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder) and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds, performance bonds or other similar instruments securing any obligations of the Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Issuer or any Restricted Subsidiary in connection with such disposition;

(v) Indebtedness under bankers’ acceptances, letters of credit and other similar instruments (including reimbursement obligations with respect thereto) issued in the ordinary course of business and not related to Indebtedness (other than clause (iii) thereof);

(vi) Indebtedness not to exceed $225,000,000 in respect of the Notes;

(vii) Indebtedness existing on the Issue Date;

(viii) Indebtedness to the extent such Indebtedness is secured by Liens which are purchase money or other Liens upon equipment or property acquired by or held by the Issuer or any of its Restricted Subsidiaries taken or obtained by (A) the seller or lessor of such equipment or property to secure all or a part of the purchase price or lease payment therefore or (B) the person who makes advances or incurs obligations, thereby giving value to the Issuer or any Restricted Subsidiary to enable it to purchase or acquire rights in such equipment or property to secure the repayment of all or a part of the advances so made or obligations so incurred; provided, however, that (x) such Liens do not extend to or cover any property or assets of the Issuer or any Restricted Subsidiary other than the equipment or property acquired and (y) the aggregate principal amount of such Indebtedness, together with any Permitted Refinancing Indebtedness with respect thereto incurred pursuant to clause (ii) above, outstanding at any time does not exceed $25 million; and

(ix) Indebtedness of the Issuer or any of its Restricted Subsidiaries not to exceed $25 million at any time outstanding.

For purposes of determining compliance with the “Limitation on Indebtedness” covenant described above (A) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Issuer, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses and (B) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with Mexican GAAP.

Limitation on Restricted Payments

Under the terms of the Indenture, the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, after the Issue Date (i) declare or pay any dividend or make any distribution on its Capital

Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire such shares of Capital Stock of the Issuer, and (y) any dividend or distribution by any Restricted Subsidiary on shares of its Common Stock that is paid pro rata to all holders of such Common Stock or, if such Restricted Subsidiary has more than one class of Capital Stock, any dividend or distribution by such Restricted Subsidiary on all shares of its Capital Stock that is paid pro rata to all holders of such Capital Stock in proportion to such holders’ equity interest in such Restricted Subsidiary) held by Persons other than the Issuer or any of its Restricted Subsidiaries, (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Issuer or any Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Issuer or any of its Restricted Subsidiaries, (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value of Subordinated Indebtedness (other than for value payable solely in Subordinated Indebtedness that constitutes Permitted Refinancing Indebtedness or in shares of Capital Stock of the Issuer (other than Redeemable Stock)), or (iv) make any Investment that is a Restricted Investment (such payments or any other actions described in clauses (i) through (iv) being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Issuer could not Incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) under “Covenants—Limitation on Indebtedness,” or (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors of the Issuer, whose determination shall be conclusive and evidenced by a Board Resolution) after the Issue Date shall exceed the sum of (1) 50% of cumulative Consolidated Net Income of the Issuer or, if cumulative Consolidated Net Income of the Issuer is a loss, minus 50% of the loss, accrued during the period (taken as one accounting period) beginning on the first day of the first full fiscal quarter after the Issue Date and ending on the last day of the Issuer’s last fiscal quarter ending before the date of such Restricted Payment for which quarterly or annual financial statements of the Issuer are available; plus (2) the aggregate net proceeds (including the Fair Market Value of non-cash proceeds) received by the Issuer after the Issue Date from: (x) the issuance and sale of its Capital Stock (other than Disqualified Capital Stock) to a Person who is not a Restricted Subsidiary of the Issuer, including an issuance or sale for cash or other property upon the conversion of any Indebtedness (other than Subordinated Indebtedness) of the Issuer subsequent to the Issue Date, or (y) a contribution by a Person other than a Restricted Subsidiary of the Issuer to the equity capital of the Issuer not representing an interest in Disqualified Capital Stock; plus (3) to the extent not included in clause (1) above, an amount equal to the net reduction in Restricted Investments in Unrestricted Subsidiaries resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Issuer or any Restricted Subsidiary from Unrestricted Subsidiaries, or from any Revocation of the Designation of an Unrestricted Subsidiary (valued in each case as provided in the definition of “Investments”), not to exceed, in the case of any Unrestricted Subsidiary, the amount of Restricted Investments previously made by the Issuer and any Restricted Subsidiary in such Unrestricted Subsidiary included as a Restricted Payment pursuant to clause (C) above; plus (4) to the extent not included in clause (1) above, 100% of the aggregate amount received in cash and the Fair Market Value of marketable securities (other than Restricted Investments) received from the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and its Restricted Subsidiaries not to exceed, in the case of any Restricted Investment, the amount of such Restricted Investment previously included as a Restricted Payment pursuant to clause (C) above; plus (5) $5 million.

The foregoing provision shall not take into account, and shall not be violated by reason of: (i) cash dividends on the Issuer’s capital stock in an amount not to exceed (together with all other cash dividends of the Issuer in the same fiscal year) $20 million in the aggregate in any fiscal year of the Issuer; (ii) the payment of any dividend within 90 days after the date of declaration thereof or the date such dividend is resolved to be proposed by the Board of Directors of the Issuer (as evidenced by a Board Resolution) if, at said date of declaration or resolution, such payment would comply with the foregoing; (iii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness of the Issuer that is subordinate in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Permitted Refinancing Indebtedness; (iv) the repurchase, retirement, redemption or other acquisition of Capital

Stock of the Issuer (or options, warrants or other rights to acquire such shares of Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of Capital Stock (other than Redeemable Stock or options, warrants or other rights to acquire such shares of Capital Stock) of the Issuer; (v) the acquisition of Subordinated Indebtedness of the Issuer in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock of the Issuer (other than Redeemable Stock) or options, warrants or other similar rights to acquire such shares of Capital Stock; and (vi) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement after the Issue Date in an aggregate amount not to exceed $5 million; provided that, except in the case of clause (ii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

Notwithstanding the foregoing, a Restricted Investment in securities or other assets not constituting cash or Cash Equivalents received pursuant to an Asset Sale as permitted under “—Covenants—Limitation on Asset Sales” shall not be prohibited by the provisions of the second preceding paragraph; provided, however, in determining the aggregate amount expended for Restricted Payments in accordance with clause (C) of the second preceding paragraph, 100% of such Restricted Investment shall be deducted.

Notwithstanding the foregoing, in the event of an issuance of Capital Stock of the Issuer and (1) the repurchase, redemption or other acquisition of Capital Stock out of the proceeds of such issuance or (2) the acquisition of Notes or Indebtedness that is subordinated in right of payment to the Notes out of the proceeds of such issuance, then, in calculating whether the conditions of clause (C) of the third preceding paragraph have been met with respect to any subsequent Restricted Payments, the proceeds of any such issuance shall be included under such clause (C) only to the extent such proceeds are not applied as described in clause (1) or (2) of this paragraph.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Under the terms of the Indenture, the Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Issuer or any other Restricted Subsidiary, (ii) pay any Indebtedness or other obligations owed to the Issuer or any other Restricted Subsidiary, (iii) make loans or advances to the Issuer or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Issuer or any other Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Issue Date and any extensions, refinancings, renewals or replacements of any of the foregoing; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are not materially more restrictive than encumbrances or restrictions in effect on the Issue Date; (ii) arising in connection with the Incurrence of Indebtedness of Restricted Subsidiaries after the Issue Date; provided that such encumbrances or restrictions are not materially more restrictive than encumbrances or restrictions in effect on the Issue Date and are necessary and customarily accepted in order to effect such financing; (iii) existing under or by reason of applicable law; (iv) existing with respect to any Person or the property or assets of such Person acquired by the Issuer or any Restricted Subsidiary and existing at the time of such acquisition, which encumbrances or restrictions (A) are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and (B) were not put in place in anticipation of such acquisition, and any Refinancings of any of the foregoing; provided that the encumbrances and restrictions in any such Refinancing are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being Refinanced; (v) in the case of clause (iv) of the preceding paragraph, arising or agreed to in the ordinary course of business (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Issuer or any Restricted Subsidiary not otherwise prohibited by the Indenture or (C) not relating to any Indebtedness and, in each of cases (A), (B) or (C), that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer and its Restricted Subsidiaries, taken as a whole; (vi) with respect to a Restricted Subsidiary or certain property or assets of a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary or such property or assets, as the case may be; (vii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; or (viii) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business consistent with past practice. Nothing contained in the preceding paragraph shall prevent the Issuer or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted by the “Limitation on Liens” covenant or (2) restricting the sale or other disposition of property or assets of the Issuer or any of its Restricted Subsidiaries that secure Indebtedness of the Issuer or any of its Restricted Subsidiaries provided such restriction is otherwise permitted by the “Limitation on Liens” covenant.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

Under the terms of the Indenture, the Issuer will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of the Issuer that is pari passu with or subordinate in right of payment to the Notes (“Guaranteed Indebtedness”), unless (i) such Guarantee is otherwise permitted under the terms of the Indenture, (ii) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (a “Subsidiary Guarantee”) of payment of the Notes by such Restricted Subsidiary and (iii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to (x) any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, (y) Guarantees of Restricted Subsidiaries of any Indebtedness pari passu in right of payment of the Notes not to exceed $50 million in the aggregate, and (z) any Guarantee by a Restricted Subsidiary of Attributable Indebtedness of the Issuer pursuant to a Sale and Leaseback Transaction for the Issuer Headquarters. If the Guaranteed Indebtedness is (A) pari passu with the Notes, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Issuer, of all of the Issuer’s and each Restricted Subsidiary’s Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the Guarantee that resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

Limitation on Transactions with Shareholders and Affiliates

Under the terms of the Indenture, the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service, or the making of any Investment)

with any holder (or any Person known to the Issuer to be an Affiliate of a holder) of 5% or more of any class of Voting Stock of the Issuer or with any Affiliate of the Issuer or any Restricted Subsidiary (each, a “Related Party Transaction”), except upon fair and reasonable terms that when taken as a whole are no less favorable to the Issuer or such Restricted Subsidiary than could be obtained, at the time of such transaction or at the time of the execution of the agreement providing therefore, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate.

Without limiting the foregoing, any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $5 million must first be approved by a majority of the Board of Directors of the Issuer who are disinterested in the subject matter of the transaction pursuant to a Board Resolution; and any Related Party Transactions or series of Related Party Transactions with an aggregate value in excess of $10 million must be the subject of a favorable opinion, on terms customary for a Issuer having characteristics similar to the Issuer, as to the fairness of such Related Party Transaction to the Issuer and the relevant Restricted Subsidiary (if any) from a financial point of view from an Independent Financial Advisor and a copy of the same must be filed with the Trustee.

The foregoing limitation does not limit, and shall not apply to (i) the payment of reasonable and customary regular fees to directors of the Issuer, (ii) any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant, (iii) transactions solely among or between Restricted Subsidiaries or solely among or between the Issuer and a Restricted Subsidiary, (iv) reasonable fees and compensation paid to, and any indemnity provided on behalf of, officers, directors, employees, consultants or agents of the Issuer or any Restricted Subsidiary as determined in good faith by the Issuer’s Board of Directors, including contributions to a pension trust for employees of the Issuer and its Restricted Subsidiaries and the acquisition in the open market and contribution of Capital Stock of the Issuer to a stock option trust for employees of the Issuer and its Restricted Subsidiaries; (v) Related Party Transactions undertaken pursuant to any contractual obligations or rights in existence on the Issue Date (as in effect on the Issue Date); and (vi) loans and advances to officers, directors and employees of the Issuer or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business.

Limitation on Liens

Under the terms of the Indenture, the Issuer will not and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures Indebtedness of the Issuer (including, without limitation, Indebtedness specified in clauses (vi) and (xi) of the definition of Indebtedness), other than a Permitted Lien, on any of its or its Restricted Subsidiaries assets or properties, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, in each case owned on the Issue Date or thereafter acquired, without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or prior to) the obligation or liability secured by such Lien.

Limitation on Layered Indebtedness

Under the terms of the Indenture, the Issuer will not directly or indirectly Incur any Indebtedness that is subordinate in right of payment to other Indebtedness, unless such Incurred Indebtedness is subordinate in right of payment to the Notes to the same extent and on the same terms as such Incurred Indebtedness is subordinate to such other Indebtedness.

Limitation on Asset Sales

Under the terms of the Indenture, the Issuer will not, and will not permit any Restricted Subsidiary to, effect or permit any Asset Sale unless (i) such Asset Sale is effected at Fair Market Value, (ii) 80% of the proceeds of such Asset Sale consists of (A) cash or Cash Equivalents, (B) property or assets (other than Capital Stock) to be owned by and used in the business of the Issuer or any Restricted Subsidiary of a nature or type or that are used in a business similar or related to the nature or type of the property and assets of, or the business of, the Issuer and its Restricted Subsidiaries existing on the date of such Asset Sale or (C) Capital Stock in one or more Persons principally engaged in a Permitted Business which thereby become Restricted Subsidiaries; provided that the amount of (a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet) of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and (b) any notes or other obligations received by the Issuer or any such Restricted Subsidiary from a transferee that is assigned an Investment Grade Rating that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days after such Asset Sale (to the extent of the cash received) shall be deemed to be cash for the purposes of this clause (ii), and (iii) then the Issuer shall or shall cause the relevant Restricted Subsidiary to (x) within 360 days of the relevant Asset Sale apply an amount equal to the Net Cash Proceeds to (A) repay any Indebtedness of the Issuer secured by a Lien on assets of the Issuer or Indebtedness of any Restricted Subsidiary, in each case for borrowed money or constituting a Capitalized Lease Obligation, and permanently reduce the commitments with respect thereto without Refinancing, or (B) purchase Replacement Assets from a Person other than the Issuer and its Restricted Subsidiaries or (y) apply the Net Cash Proceeds (to the extent not applied pursuant to clause (x) above) as provided in the following four paragraphs. The amount of Net Cash Proceeds required to be applied during such 360-day period as set forth in clause (x) of the preceding sentence and not applied as so required shall constitute “Excess Proceeds.” Notwithstanding the foregoing, any foreclosures on assets of the Issuer or any Restricted Subsidiary need not comply with clauses (i) or (ii) above.

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Excess Proceeds Offer (as defined below) totals at least $10 million, the Issuer must, not later than the fifteenth Business Day of such month, make an offer (an “Excess Proceeds Offer”) to purchase from the holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes, plus, in each case, accrued interest (if any) to the date of purchase (the “Excess Proceeds Payment”).

The Issuer shall commence an Excess Proceeds Offer by mailing a notice to the Trustee and each holder stating: (i) that the Excess Proceeds Offer is being made pursuant to the “Limitation on Asset Sales” covenant of the Indenture and that all Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be 20 Business Days from the date such notice is mailed or such later date as is required by law) (the “Excess Proceeds Payment Date”); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Issuer defaults in the payment of the Excess Proceeds Payment, any Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest on and after the Excess Proceeds Payment Date; (v) that holders electing to have a Note purchased pursuant to the Excess Proceeds Offer will be required to surrender the Note, together with the form entitled “Option of the holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Excess Proceeds Payment Date; (vi) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Excess Proceeds Payment Date or such later date as is required by law, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing his election to have such Notes purchased; and (vii) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

On the Excess Proceeds Payment Date, the Issuer shall (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to the Excess Proceeds Offer; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by the Issuer. The Paying Agent shall promptly mail to the holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Issuer will publicly announce the results of the Excess Proceeds Offer as soon as practicable after the Excess Proceeds Payment Date. For purposes of the “Limitation on Asset Sales” covenant of the Indenture, the Trustee shall act as the Paying Agent.

The Issuer will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that such Excess Proceeds are received by the Issuer under this “Limitation on Asset Sales” covenant and the Issuer is required to repurchase Notes as described above.

Limitation on Permitted Business

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any businesses other than a Permitted Business, except that the Issuer and any Restricted Subsidiary may acquire a Restricted Subsidiary after the Issue Date that is engaged in a business other than a Permitted Business so long as it is principally engaged in a Permitted Business.

Reports

The Indenture provides that, notwithstanding that the Issuer may not be required to file with the SEC information, documents, or reports pursuant to Section 13 or Section 15(d) of the Exchange Act, it will

(i) file with the SEC, to the extent permitted,

(A) annual reports on Form 20-F (or any successor form) containing the information required to be contained therein (or such successor form) within the time period required under the rules of the SEC for the filing of Form 20-F (or any successor form) by foreign private issuers subject thereto, and

(B) reports on Form 6-K (or any successor form) including, whether or not required, unaudited quarterly financial statements (which shall include at least a balance sheet, income statement and cash flow statement in each case prepared in accordance with Mexican GAAP) along with other financial information and a discussion of results in each case with at least the level of information provided by the Issuer in its Form 6-K for the second quarter of 2003, within 45 days after the end of each of the first three fiscal quarters of each fiscal year, and

(ii) to the extent not filed with the SEC provide the Trustee and the holders with the information, documents and reports referred to in clause (i) above within the periods specified above.

In addition, at any time when the Issuer is not subject to or is not current in its reporting obligations under clause (i) of the preceding paragraph, the Issuer will make available, upon request, to any holder and any prospective purchaser of Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act.

Repurchase of Notes upon a Change of Control

Upon the occurrence of a Change of Control, each holder shall have the right to require the repurchase of its Notes by the Issuer in cash pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof, plus accrued interest (if any) to the date of purchase (the “Change of Control Payment”). Prior to the mailing of the notice to holders provided for in the succeeding paragraph, but in any event within 30 days following any Change of Control, the Issuer covenants to (i) repay in full all indebtedness of the Issuer that would prohibit the repurchase of the Notes as provided for in the succeeding paragraph or (ii) obtain any requisite consents under instruments governing any such indebtedness of the Issuer to permit the repurchase of the Notes as provided for in the succeeding paragraph. The Issuer shall first comply with the covenant in the preceding sentence before it shall be required to repurchase Notes pursuant to the “Repurchase of Notes upon a Change of Control” covenant.

Within 30 days of the Change of Control, the Issuer shall mail a notice to the Trustee and each holder stating: (i) that a Change of Control has occurred (and a brief description of the events resulting in such Change of Control), that the Change of Control Offer is being made pursuant to the “Repurchase of Notes upon a Change of Control” covenant of the Indenture and that all Notes validly tendered will be accepted for payment; (ii) the purchase price and the date of purchase (which shall be 20 Business Days or such later date that is required by law from the date such notice is mailed) (the “Change of Control Payment Date”); (iii) that any Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless the Issuer or the Issuer defaults in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date; (v) that holders electing to have any Note or portion thereof purchased pursuant to the Change of Control Offer will be required to surrender such Note, together with the form entitled “Option of the holder to Elect Purchase” on the reverse side of such Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Change of Control Payment Date; (vi) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Change of Control Payment Date or such later date that is required by law, a telegram, telex, facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing his election to have such Notes purchased; and (vii) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

On the Change of Control Payment Date, the Issuer shall: (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee, all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by the Issuer. The Paying Agent shall promptly mail, to the holders of Notes so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new Note equal in principal amount to any unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. For purposes of the “Repurchase of Notes upon a Change of Control” covenant of the Indenture, the Trustee shall act as Paying Agent.

The Issuer will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in the event that a Change of Control occurs and the Issuer is required to repurchase the Notes under the “Repurchase of Notes upon a Change of Control” covenant of the Indenture.

If the Issuer is unable to repay all of its indebtedness that would prohibit repurchase of the Notes or is unable to obtain the consents of the holders of indebtedness, if any, of the Issuer outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of Notes, then the Issuer will have breached the “Repurchase of Notes upon a Change of Control” covenant of the Indenture. This breach will constitute an Event of Default with respect to the Notes under the Indenture if it continues for a period of 30 consecutive days after written notice is given to the Issuer by the Trustee or the holders of at least 25% in aggregate principal amount of the Notes outstanding. In addition, the failure by the Issuer to repurchase all tendered Notes at the conclusion of the Change of Control Offer will constitute an Event of Default with respect to the Notes, without any waiting period or notice requirements.

There can be no assurances that the Issuer will have sufficient funds available or will be able to obtain third-party financing at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the “Repurchase of Notes upon a Change of Control” covenant of the Indenture (as well as may be contained in other securities of the Issuer that might be outstanding at the time). The “Repurchase of Notes upon a Change of Control” covenant of the Indenture will, unless the consents referred to above are obtained, require the Issuer to repay all indebtedness then outstanding that by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

Events of Default

The following events are defined as “Events of Default” with respect to the Notes in the Indenture: (a) default in the payment of principal of or premium, if any, on any Notes, when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest or Additional Amounts on any Notes, when the same becomes due and payable, and such default continues for a period of 30 days; (c) the failure to perform or comply with any of the provisions described under “Consolidation, Merger and Sale of Assets,” (d) the Issuer defaults in the performance of or breaches any other covenant or agreement in the Indenture or under the Notes, and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the holders of 25% or more in aggregate principal amount of the Notes, as the case may be; (e) default by the Issuer or any Restricted Subsidiary under any Indebtedness which (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of any applicable grace period provided in such Indebtedness on the date of such default; or (B) results in the acceleration of such Indebtedness prior to its stated maturity; and the principal amount of Indebtedness covered by (A) or (B) at the relevant time, aggregates $25 million or more; (f) any final judgment or order for the payment of money in excess of $25 million in the aggregate for all such final judgments or orders against all such Persons shall be rendered against the Issuer or any of its Significant Subsidiaries and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $25 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Issuer or any of its Significant Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law of Mexico or the United States now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, síndico, sequestrator or similar official of the Issuer or any of its Significant Subsidiaries or any of the Guarantors or for all or substantially all of the property and assets of the Issuer or any of its Significant Subsidiaries or (C) the winding up or liquidation of the affairs of the Issuer or any of its Significant Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (h) the Issuer or any of its Significant Subsidiaries (A) commences a voluntary case under any applicable bankruptcy, insolvency, suspension of payments or other similar law of Mexico or the United States now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, síndico, sequestrator or similar official of the Issuer or any of its Significant Subsidiaries or for all or substantially all of the property and assets of the Issuer or any of its Significant Subsidiaries or (C) effects any general assignment for the benefit of creditors. For purposes of this paragraph, a Significant Subsidiary shall include any group of Restricted Subsidiaries that, taken as a whole, constitutes a Significant Subsidiary.

If an Event of Default (other than an Event of Default specified in clause (g) or (h) above that occurs with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes, as the case may be, then outstanding, by written notice to the Issuer (and to the Trustee if such notice is given by the holders (the “Acceleration Notice”)), may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued interest on all such outstanding Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by the Issuer and/or the relevant Significant Subsidiaries or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to the Issuer, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in principal amount of the outstanding Notes, by written notice to the Issuer and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration relating to such Notes and its consequences if (i) all existing Events of Default relating to such Notes, other than the nonpayment of the principal of, premium, if any, and interest on such Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of the outstanding Notes, may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to all such outstanding Notes. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of such Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such Notes. A holder of the Notes may not pursue any remedy with respect to the Indenture or the Notes, unless: (i) the holder gives the Trustee written notice of a continuing Event of Default with respect to such Notes; (ii) the holders of at least 25% in aggregate principal amount of such outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in such Notes, which right shall not be impaired or affected without the consent of the holder.

The Indenture requires certain officers of the Issuer to certify, on or before a date not more than 90 days after the end of each fiscal year, that they have conducted or supervised a review of the activities of the Issuer and its Restricted Subsidiaries and the Issuer’s and its Restricted Subsidiaries’ performance under the Indenture and that, to the best of such officer’s knowledge, based upon such review, the Issuer has fulfilled all obligations thereunder or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Issuer is also obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Consolidation, Merger and Sale of Assets

The Indenture provides that the Issuer shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Issuer unless: (i) the Issuer shall be the continuing Person, or the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or that acquired or leased such property and assets of the Issuer shall be a corporation organized and validly existing under the laws of the United Mexican States or the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Issuer on all of the Notes and under the Indenture; (ii) immediately prior to and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, the Issuer or any Person becoming the successor to the Issuer, as the case may be, shall have a Net Worth (on a consolidated basis) equal to or greater than the Net Worth of the Issuer (on a consolidated basis) immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) under “—Covenants—Limitation on Indebtedness”; (v) the Issuer delivers to the Trustee an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv) above) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Issuer, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the jurisdiction of incorporation of the Issuer; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Notwithstanding the foregoing, the Issuer may consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets to, any Wholly Owned Restricted Subsidiary, or permit any Wholly Owned Restricted Subsidiary to consolidate with or merge with or into the Issuer, without complying with the conditions described in clauses (iii) and (iv) of the preceding paragraph.

Defeasance

Defeasance and Discharge.    The Indenture provides that the Issuer will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes, as the case may be, on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to such Notes (except for, among other matters, certain obligations to register the transfer or exchange of such Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Issuer has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on such Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Notes, (B) the Issuer has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for United States federal income tax purposes as a result of the Issuer’s exercise of its option under this “Defeasance” provision and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable United States federal income tax law after the date of the Indenture such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default with respect to such Notes, or event that after the giving of notice or lapse of time or both would become an Event of Default with respect to such Notes, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Issuer is a party or by which the Issuer is bound, and (D) if at such time such Notes are listed on a national securities exchange, the Issuer has delivered to the Trustee an Opinion of Counsel to the effect that such Notes will not be delisted as a result of such deposit, defeasance and discharge.

Defeasance of Certain Covenants and Certain Events of Default.    The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to the Notes with respect to clauses (iii) and

(iv) under “—Consolidation, Merger and Sale of Assets” and all the covenants described under “—Covenants,” clause (c) under “—Events of Default” with respect to clauses (iii) and (iv) under “—Consolidation, Merger and Sale of Assets,” clause (d) under “—Events of Default” with respect to such covenants, and clauses (e) and (f) under “—Events of Default” shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes, on the Stated Maturity of such payments in accordance with the terms of the Indenture and such Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by the Issuer to the Trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default.    In the event the Issuer exercises its option to omit compliance with certain covenants and provisions of the Indenture as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on such Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Notes at the time of the acceleration resulting from such Event of Default. However, the Issuer will remain liable for such payments.

Modification and Waiver

Modifications and amendments of the Indenture or the Notes, as the case may be, may be made by the Issuer, and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of such outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of, or premium, if any, or interest on, any Note, (iii) reduce any amount payable on redemption of the Notes or upon the occurrence on an Event of Default or reduce the Change of Control Payment or the Excess Proceeds Offer Payment, or make any changes in the provisions in the Indenture described under “Additional Amounts” that adversely affects the rights of any holder, (iv) change the place or currency of payment of principal of, or premium, if any, or interest on, any Note, (v) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note, (vi) reduce the above-stated percentage of outstanding Notes the consent of whose holders is necessary to modify or amend the Indenture, (vii) waive a default in the payment of principal of, premium, if any, or interest on the Notes, (viii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (ix) modify or change any provision of the Indenture affecting the terms, provisions or ranking of the Notes in a manner adverse to the holders of the Notes or (x) release the Issuer from any of their obligations under the Notes or the Indenture other than in accordance with the provisions of the Indenture, or amend or modify any provision relating to such release.

The Indenture provides that, notwithstanding the foregoing, without the consent of any holder, the Issuer and the Trustee together may amend or supplement the Indenture or the Notes (i) to cure any ambiguity, defect or inconsistency, (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) to comply with the covenant relating to mergers, consolidations and sales of assets, (iv) to make any change that would provide any additional rights or benefits to the holders or that does not adversely affect the rights under the Indenture of any such holder, (v) to add covenants for the benefit of the holders or to surrender any right or power conferred upon the Issuer, (vi) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or (vii) to add a guarantor under the Indenture.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

No Personal Liability of Incorporators, Shareholders, Officers, Directors, or Employees

The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of the Issuers or of any successor Person thereof. Each holder, by accepting the Notes, waives and releases all such liability.

Concerning the Trustee

The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

The Indenture provides that, upon the occurrence of an Event of Default, the Trustee may resign, and upon notice to the Issuer shall immediately be deemed to have resigned, and Regions Bank, an Alabama corporation, (or its successors) shall be deemed appointed as successor Trustee. Pursuant to the Indenture, Regions Bank will accept appointment as successor Trustee upon the resignation by the Trustee as a result of the occurrence of an Event of Default.

Book-entry; Delivery and Form

General

The New Notes will be represented by one or more, permanent global notes in definitive, fully registered form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC (including the Euroclear System (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”)), as described below under “—Depositary Procedures.”

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below under “—Exchange of Book-Entry Notes for Certificated Notes.”

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of such Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through a Participant or an Indirect Participant. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC’s records reflect only the identity of such Participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

Investors in the Global Notes may hold their interests therein directly through DTC, if they are Participants, or indirectly through organizations (including Euroclear and Clearstream) that are Participants or Indirect Participants in such system. Euroclear and Clearstream will hold interests in the Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their depositaries, which are Euroclear Bank, S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. The depositaries, in turn, will hold interests in the Notes in customers’ securities accounts in the depositaries’ names on the books of DTC.

All interests in a Global Note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of Euroclear or Clearstream, respectively. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of beneficial owners of interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, see “—Exchange of Book-Entry Notes for Certificated Notes.”

Except as described below, owners of interests in the Global Notes will not have New Notes registered in their names, will not receive physical delivery of New Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments in respect of the principal of and premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable by the Trustee (or the paying agent if other than the Trustee) to DTC in its capacity as the registered holder under the Indenture. The Issuer and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Issuer, the Trustee or any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

•	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

•	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Except for trades involving only Euroclear and Clearstream participants, interests in the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their depositaries. Cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositaries to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited and reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Participant or Participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and the procedures may be changed or discontinued at any time. Neither the Issuer nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that the Issuer believes to be reliable, but the Issuer takes no responsibility for the accuracy thereof.

Exchange of Book-Entry Notes for Certificated Notes

The Global Notes are exchangeable for certificated Notes in definitive, fully registered form without interest coupons (“Certificated Notes”) only in the following limited circumstances:

•	DTC (1) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Note and the Issuer fails to appoint a successor depositary within 90 days or (2) has ceased to be a clearing agency registered under the Exchange Act,

•	the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in the form of Certificated Notes, or

•	if there shall have occurred and be continuing an Event of Default with respect to the Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness or Preferred Stock of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Issuer or any of its Restricted Subsidiaries or is assumed by the Issuer or any of its Restricted Subsidiaries in connection with the acquisition of assets from such Person. Such Indebtedness or Preferred Stock shall be deemed to have been Incurred at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Issuer or a Restricted Subsidiary or at the time such Indebtedness is assumed by the Issuer or any of its Restricted Subsidiaries in connection with the acquisition of assets from such Person.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Acquisition” means (i) an Investment by the Issuer or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Issuer or any Restricted Subsidiary; (ii) the acquisition by the Issuer or any Restricted Subsidiary of the assets of any Person (other than a Subsidiary of the Issuer) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business; or (iii) any Revocation with respect to an Unrestricted Subsidiary.

“Asset Sale” means any direct or indirect sale, disposition, issuance, conveyance, transfer, lease, assignment or other transfer, including a Sale and Leaseback Transaction (each, a “disposition”) by the Issuer or any Restricted Subsidiary of:

(i) any Capital Stock, other than Capital Stock of the Issuer;

(ii) all or substantially all of the assets of any division or line of business of the Issuer or any Restricted Subsidiary; or

(iii) any property or assets (other than cash, Cash Equivalents or property or assets referred to in clause (i) or (ii) above) of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary;

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(A) the disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries as permitted under “—Consolidation, Merger and Sale of Assets”;

(B) dispositions of assets in any fiscal year with a Fair Market Value not to exceed $10 million in the aggregate;

(C) for purposes of “—Covenants—Limitation on Asset Sales” only, the making of a Restricted Payment permitted under “—Covenants—Limitation on Restricted Payments”;

(D) a disposition to the Issuer or a Restricted Subsidiary, including a Person that is or will become a Restricted Subsidiary immediately after the Disposition; and

(E) any Sale and Leaseback Transaction of the Issuer Headquarters.

“Asset Sale Transaction” means any Asset Sale and, whether or not constituting an Asset Sale, (i) any sale or other disposition of Capital Stock and (ii) any Designation with respect to an Unrestricted Subsidiary.

“Attributable Indebtedness” means, in respect of any Capitalized Lease or Sale and Leaseback Transaction, at any date of determination, the present value (discounted at the interest rate implicit in such Capitalized Lease or Sale and Leaseback Transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Capitalized Lease or Sale-Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

“Board of Directors” means, as to any Person, the board of directors, management committee or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital stock or other ownership interests, whether outstanding on or prior, or issued after, the date of the Indenture, including, without limitation, all common stock and Preferred Stock, and any warrants, rights or options to purchase any of the foregoing instruments or interests.

“Capitalized Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with Mexican GAAP, is required to be capitalized on the balance sheet of such Person; and “Capitalized Lease Obligation” is defined to mean the rental obligations, as aforesaid, under such lease.

“Cash Equivalent” means, at any time:

(i) direct obligations of the United States of America or any agency or instrumentality thereof with a maturity of 365 days or less from the date of acquisition and other obligations issued or directly and fully Guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(ii) demand deposits, time deposits, certificates of deposit or Eurodollar deposits with a maturity of 365 days or less from the date of acquisition of any financial institution which at the date of acquisition has outstanding indebtedness rated at least “A-” by Standard & Poor’s Ratings Group or at least A3 by Moody’s Investors Service, Inc. (or the equivalent of such rating by such rating organization, or, if no rating of Standard & Poor’s Ratings Group or Moody’s Investors Services, Inc. then exists because neither of the foregoing then rates obligations of the type described in this clause, the equivalent of such rating by any other United States nationally recognized securities rating agency);

(iii) commercial paper with a maturity of 180 days or less from the date of acquisition of an issuer which at the date of acquisition has outstanding indebtedness rated at least “A-l” by Standard & Poor’s Rating Group or at least “P-l” by Moody’s Investors Service, Inc. (or the equivalent of such rating by such rating organization, or, if no rating of Standard & Poor’s Ratings Group or Moody’s Investors Services, Inc. then exists because neither of the foregoing then rates obligations of the type described in this clause, the equivalent of such rating by any other United States nationally recognized securities rating agency);

(iv) repurchase agreements and reverse repurchase agreements relating to marketable obligations directly or indirectly issued or unconditionally guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; provided, however, that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency;

(v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at the date of acquisition at least “A-” by Standard & Poor’s Ratings Group or “A3” by Moody’s Investor’s Service, Inc. (or the equivalent of such rating by such rating organization, or, if no rating of Standard & Poor’s Ratings Group or Moody’s Investors Services, Inc. then exists because neither of the foregoing then rates obligations of the type described in this clause, the equivalent of such rating by any other United States nationally recognized securities rating agency);

(vi) instruments backed by letters of credit of institutions satisfying the requirements of clause (ii) above;

(vii) Certificados de la Tesorería de la Federación (Cetes), Bonos de Desarrollo del Gobierno Federal (Bondes) or Bonos Ajustables del Gobierno Federal (Ajustabonos), in each case, issued by the government of the United Mexican States;

(viii) any other instruments issued or guaranteed by the government of the United Mexican States and denominated and payable in pesos;

(ix) any investment in any fund substantially all the assets of which consist of investments of the type described in clauses (i) through (viii) above;

(x) repurchase agreements or reverse repurchase agreements relating to marketable obligations of a type described in clause (vii) or (viii) above or with a bank described in clause (xi) below; and

(xi) demand deposits, certificates of deposit, time deposits and bankers’ acceptances maturing not more than 180 days (or 365 days in the case of clause (A)(I) or (B)(I)) after the acquisition thereof (A) denominated in pesos and issued by (I) any of the five top-rated banks (as evaluated by any internationally recognized rating agency) organized under the laws of the United Mexican States or any other state thereof, or (II) any such bank which at the date of acquisition is a lender to or has made available a line of credit to (in each case in an amount equal to or greater than the amount of the proposed acquisition), the Issuer or any of its Restricted Subsidiaries, (B) in any jurisdiction other than the United Mexican States where the Issuer or any of its Restricted Subsidiaries conducts business and (I) issued by one of the three largest banks doing business in such jurisdiction, or (II) any such bank in such jurisdiction which at the date of acquisition is a lender to or has made available a line of credit to (in each case in an amount equal to or greater than the amount of the proposed acquisition), the Issuer or any of its Restricted Subsidiaries, or (C) issued by any bank which at the date of acquisition is a lender to or has made available a line of credit to the Issuer or any of its Restricted Subsidiaries and which is not under intervention, receivership or any similar arrangement at the time of acquisition; provided that the aggregate amount of all such demand deposits, certificates of deposit, time deposits and bankers’ acceptances acquired in accordance with this clause (C) does not exceed $50 million at any one time or (D) issued by any bank which at the date of acquisition has an outstanding loan to the Issuer or any of its Restricted Subsidiaries in an aggregate principal amount at least equal to the aggregate principal amount of such demand deposit, certificate of deposit, time deposit or bankers’ acceptance.

“Change of Control” means:

(i) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable, except that for purposes of this clause (i) such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), excluding Permitted Holders, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of more than 35% of the aggregate voting power of the Voting Stock of the Issuer;

(ii) individuals who on the Issue Date constituted the Board of Directors of the Issuer (together with any new director whose election by such Board or whose nomination for election by the stockholders of the Issuer was approved by a majority of the directors then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer then in office; or

(iii) the Issuer consolidates with, or merges with or into, another Person, or the Issuer sells, conveys, assigns, transfers, leases or otherwise disposes of all or substantially all of the assets of the Issuer, determined on a consolidated basis, to any Person, other than a transaction where the Person or Persons that, immediately prior to such transaction are the “beneficial owners” of the outstanding Voting Stock of the Issuer are, by virtue of such prior ownership, the “beneficial owners” in the aggregate of a majority of the total voting power of the then outstanding Voting Stock of the surviving or transferee person (or if such surviving or transferee Person is a direct or indirect Wholly Owned Subsidiary of another Person, such Person who is the ultimate parent entity), in each case whether or not such transaction is otherwise in compliance with the Indenture.

“Consolidated EBITDA” means for any Person for any period the sum of the amounts for such period of Consolidated Net Income, plus, or minus, as the case may be, for such Person without duplication, to the extent such amount was deducted or added, as the case may be, in calculating Consolidated Net Income (i) Consolidated Interest Expense, plus (ii) income and asset taxes and workers’ profit sharing (other than income taxes (either positive or negative) attributable to extraordinary gains or losses or to gains or losses on sales of assets), plus (iii) depreciation expense, plus (iv) amortization expense, plus (v) all non-cash items that are reported below the “operating income (loss)” line on the Issuer’s consolidated statements of operations (other than items that will require cash payments and for which an accrual or reserve is, or is required by Mexican GAAP to be, made), plus (vi) non-cash write-offs of assets, plus (vii) extraordinary non-recurring severance payments to employees, plus (viii) non-cash items related to pension plan liabilities, less (ix) non-cash items that are reported below the “operating income (loss)” line on the Issuer’s consolidated statements of operations (other than (A) items that will result in the receipt of cash payments and (B) items resulting from the reversal of an item anticipated to require cash payments for which an accrual or reserve was, or was required by Mexican GAAP to be, made, to the extent such item was deducted from the calculation of Consolidated EBITDA pursuant to clause (vii) above), all as determined on a consolidated basis for such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Issuer) in conformity with Mexican GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, for any Person as of any date of determination, the ratio of the aggregate amount of Consolidated EBITDA for such Person the four most recent full fiscal quarters for which financial statements are available ending prior to the date of such determination (the “Four Quarter Period”) to Consolidated Fixed Charges for such Person for such Four Quarter Period. For purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis in accordance with Regulation S-X under the Securities Act of 1933 for the period of such calculation to:

(i) the Incurrence, repayment (excluding revolving credit borrowings Incurred or repaid for working capital purposes) or redemption of any Indebtedness (including Acquired Indebtedness) or Preferred Stock of such Person or any of its Subsidiaries (Restricted Subsidiaries, in the case of the Issuer), and the application of the proceeds thereof, including the Incurrence of any Indebtedness (including Acquired Indebtedness) or Preferred Stock, and the application of the proceeds thereof, giving rise to the need to make such determination, occurring during such Four Quarter Period or at any time subsequent to the last day of such Four Quarter Period and on or prior to such date of determination, to the extent, in the case of an Incurrence, such Indebtedness is outstanding on the date of determination, as if such Incurrence, and the application of the proceeds thereof, repayment or redemption occurred on the first day of such Four Quarter Period; and

(ii) any Asset Sale Transaction or Asset Acquisition by such Person or any of its Subsidiaries (Restricted Subsidiaries, in the case of the Issuer), including any Asset Sale or Asset Acquisition giving rise to the need to make such determination, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to such date of determination, as if such Asset Sale Transaction or Asset Acquisition occurred on the first day of the Four Quarter Period.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(A) interest on outstanding Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on such date of determination;

(B) if interest on any Indebtedness actually Incurred on such date of determination may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on such date of determination will be deemed to have been in effect during the Four Quarter Period; and

(C) notwithstanding clause (A) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of the agreements evidencing such Hedging Obligations.

“Consolidated Fixed Charges” means, for Person for any period, the sum, without duplication, of:

(i) Consolidated Interest Expense for such Person, plus

(ii) the product of:

(A) the amount of all cash and non-cash dividend payments on any series of Preferred Stock or Disqualified Capital Stock such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Issuer) paid, accrued or scheduled to be paid or accrued during such period (other than dividends paid, accrued or scheduled to be paid or accrued in Qualified Capital Stock or to such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Issuer) times

(B) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective Mexican tax rate of the Issuer, expressed as a decimal.

“Consolidated Interest Expense” means, for any Person for any period, the sum of, without duplication determined on a consolidated basis in accordance with Mexican GAAP:

(i) the aggregate of cash and non-cash interest expense of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Issuer) for such period determined on a consolidated basis in accordance with Mexican GAAP, including, without limitation (whether or not interest expense in accordance with Mexican GAAP):

(A) any amortization or accretion of debt discount or any interest paid on Indebtedness of the Issuer in the form of additional Indebtedness,

(B) any amortization of deferred financing costs,

(C) the net costs under Hedging Obligations (including amortization of fees),

(D) all capitalized interest,

(E) the interest portion of any deferred payment obligation,

(F) commissions, discounts and other similar fees and charges Incurred in respect of letters of credit or bankers’ acceptances, and

(G) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries (Restricted Subsidiaries in the case of the Issuer) or secured by a Lien on the assets of such Person or one of its Subsidiaries (Restricted Subsidiaries in the case of the Issuer), whether or not such Guarantee or Lien is called upon;

(ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Issuer) during such period.

“Consolidated Net Income” means with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis determined in conformity with Mexican GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) net after-tax gains (or losses) from Asset Sale Transactions or abandonments or reserves relating thereto; (ii) net after-tax items classified as extraordinary gains (or losses); (iii) for purposes of calculating Consolidated Net Income pursuant to clause (C) of the first paragraph of “—Covenants—Limitation on Restricted Payments” only, the net income (or loss) of: (A) any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Restricted Subsidiary or is merged or consolidated with the Issuer or any Restricted Subsidiary; or (B) a Surviving Entity (other than the Issuer or a Restricted Subsidiary) prior to assuming the Issuer’s obligations under the Indenture and the Notes pursuant to “Consolidation, Merger and Sale of Assets”; (iv) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not, during such period, permitted by such Restricted Subsidiary’s charter or bylaws or any law, regulation, agreement or judgment applicable to any such declaration or payment of dividends or similar distribution; (v) the net income (or loss) of any Person other than the Issuer or a Restricted Subsidiary; (vi) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date; and (vii) the cumulative effect of changes in accounting principles.

“Consolidated Net Tangible Assets” means the total amount of assets of the Issuer and its Restricted Subsidiaries, less applicable depreciation, amortization and other valuation reserves, after deducting therefrom:

(1) all current liabilities, excluding intercompany items, and

(2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles,

all as set forth on the most recent quarterly or annual consolidated balance sheet of the Issuer and its Restricted Subsidiaries prepared in accordance with Mexican GAAP.

“Currency Agreement” means, in respect of any Person, any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in any case, on or prior to the 91st day after the final maturity date of the Notes. Notwithstanding the foregoing, the following shall not constitute Disqualified Capital Stock:

(1) any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require the issuer to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the 91st day after the final maturity of the Notes if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions contained in the “Limitation on Asset Sales” and “Change of Control” covenants described above and such Capital Stock specifically provides that the issuer will not repurchase or redeem any such stock pursuant to such provision prior to the Issuer’s repurchase of such Notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Change of Control” covenants described above; and

(2) Capital Stock shall not be deemed to be Disqualified Capital Stock if it may only be so redeemed solely in consideration of Capital Stock that is not Disqualified Capital Stock.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the noon buying rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by the Federal Reserve Bank in New York City at approximately 11:00 a.m. (New York time) on the date two Business Days prior to such determination or, if no such rate is quoted by the Federal Reserve Bank with respect to the currency of the United Mexican States, the exchange rate published by Banco de Mexico in the Diario Oficial de la Federación on the date two Business Days prior to such determination.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided, that the Fair Market Value of any such asset or assets shall be determined conclusively by the Board of Directors of the Issuer acting in good faith, and shall be evidenced by a Board Resolution.

“Four Quarter Period” has the meaning set forth in the definition of Consolidated Fixed Charge Coverage Ratio above.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hedging Obligations” means the obligations of any Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an Incurrence of Acquired Indebtedness as contemplated by the definition thereof; provided that neither the accrual of interest or expenses nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of bankers’ acceptances, letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of and any liquidation preference and any mandatory redemption payment obligations in respect of Preferred Stock issued by other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person, (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements, net of all benefits under any Currency Agreements and Interest Rate Agreements to the extent able to be set-off against such obligations, (ix) the liquidation preference and any mandatory redemption payment obligations (without duplication) of any Restricted Subsidiary of such Person in respect of Preferred Stock issued by such Restricted Subsidiary; (x) the maximum fixed redemption or repurchase price of any Redeemable Stock issued by such Person and (xi) Guarantees and other contingent obligations of such Person in respect of Indebtedness referred to in clauses (i) through (x) above. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with Mexican GAAP. Notwithstanding the foregoing, “Indebtedness” shall not include (i) any liability to the Pension Benefit Guaranty Corporation under the term sheet dated January 29, 1997 and entered into in connection with the sale of assets of Anchor Glass Container Corporation (or any definitive agreement in respect thereof or instrument relating thereto) or (ii) Trade Payables.

“Independent Financial Advisor” means an accounting firm, appraisal firm, investment banking firm or consultant of internationally recognized standing that is, in the judgment of the Issuer’s Board of Directors, qualified to perform the task for which it has been engaged and which is independent in connection with the relevant transaction.

“Interest Rate Agreement” of any Person means any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of interest hedging agreements.

“Investment” means any direct or indirect advance, loan or other extension of credit (other than advances to customers in the ordinary course of business that are, in conformity with Mexican GAAP, recorded as accounts receivable on the balance sheet of the Issuer or its Restricted Subsidiaries, travel and similar advances to employees in the ordinary course of business and advances of sales commissions to agents in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital

Stock, bonds, notes, debentures or other similar instruments issued by any other Person, or the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other beneficial ownership of, any person. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant, (i) “Investment” shall include the Fair Market Value of the assets (net of liabilities) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the Fair Market Value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) any property transferred to or from any Person shall be valued at its Fair Market Value at the time of such transfer. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Common Stock of a Restricted Subsidiary (including any issuance and sale of Capital Stock by a Restricted Subsidiary) such that, after giving effect to any such sale or disposition, such Restricted Subsidiary would cease to be a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to sum of the Fair Market Value of the Capital Stock of such former Restricted Subsidiary held by the Issuer or any Restricted Subsidiary immediately following such sale or other disposition and the amount of any Indebtedness of such former Restricted Subsidiary Guaranteed by the Issuer or any Restricted Subsidiary or owed to the Issuer or any other Restricted Subsidiary immediately following such sale or other disposition.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. or BBB- (or the equivalent) by Standard & Poor’s Ratings Group or, with respect to a company organized under the laws of the United Mexican States, a rating from at least two nationally recognized Mexican rating agencies of not less than the rating of the Issuer on the date of the Indenture.

“Issue Date” means the first date and time at which the Original Notes are issued under the Indenture.

“Issuer Headquarters” means the headquarters of the Issuer located at Ave. Ricardo Margain Zozaya Uyo, Col. Valle del Compestre, San Pedro Garzá Garcia, Nuevo León.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any option or other agreement to sell, or any filing of any security interest); provided that the lessee in respect of Capital Lease Obligation or Sale and Leaseback Transaction shall be deemed to have incurred a Lien on the property leased thereunder.

“Mexican GAAP” means generally accepted accounting principles in Mexico and the accounting principles and policies of the Issuer and its Restricted Subsidiaries, in each case as in effect as of the date of the Indenture. All ratios and computations shall be computed in conformity with Mexican GAAP applied on a consistent basis and using constant Peso calculations.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel, accountants and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Issuer and its Restricted Subsidiaries taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with Mexican GAAP.

“Net Worth” means, for any Person at any time, the consolidated stockholders’ equity of such Person at such time, determined on a consolidated basis in accordance with Mexican GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

“Officers’ Certificate” shall mean a certificate of a senior executive officer of the Issuer reasonably acceptable to the Trustee.

“Opinion of Counsel” means a written opinion of counsel, who may be an employee of or counsel for the Issuer and who shall be reasonably acceptable to the Trustee.

“Permitted Business” means the business or businesses conducted by the Issuer and its Restricted Subsidiaries as of the Issue Date and any business ancillary or complementary thereto.

“Permitted Holders” means (i) any member of the Board of Directors of the Issuer on the Issue Date, (ii) a parent, brother or sister of any of the individuals named in clause (i), (iii) the spouse or a former spouse of any individual named in clause (i) or (ii), (iv) the lineal descendants of any person named in clauses (i) through (iii) and the spouse or a former spouse of any such lineal descendant, (v) the estate or any guardian, custodian or other legal representative of any individual named in clauses (i) through (iv), (vi) any trust established solely for the benefit of any one or more of the individuals named in clauses (i) through (v), (vii) any Person in which all of the equity interests are owned, directly or indirectly, by any one or more of the Persons named in clauses (i) through (vi), (viii) the Vitro employee stock option trust and (ix) the Vitro employee pension trust.

“Permitted Liens” means (i) any Lien on any property acquired, constructed or improved by the Issuer or any Restricted Subsidiary after the date of the Indenture which is created, incurred or assumed contemporaneously with, or within 180 days after, such acquisition (or, in the case of any such property constructed or improved, contemporaneously with, or within 180 days after, the completion or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price of such property or the costs of such construction or improvement (including costs such as escalation, interest during construction and finance costs); provided that in the case of any such construction or improvement the Lien shall not apply to any such property theretofore owned by the Issuer or any Restricted Subsidiary, other than improvements thereon and any theretofore unimproved real property on which the property so constructed, or the improvement, is located; (ii) any Lien on any property existing at the time of acquisition thereof and which is not created as a result of or in connection with or in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property and is otherwise permitted by clause (i) above); (iii) any Lien on any property acquired from a corporation which is merged with or into the Issuer and which is not created as a result of or in connection with or in anticipation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such corporation and is otherwise permitted by clause (i) above); (iv) any Lien which secures only Indebtedness owing by one or more Restricted Subsidiaries to the Issuer or another Restricted Subsidiary; (v) Liens existing on the Issue Date; (vi) Liens upon Restricted Investments; (vii) any Lien on the Issuer Headquarters as a result of a Sale and Leaseback Transaction, (viii) Liens upon assets or properties of any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary that is Guaranteed by the Issuer; and (ix) any other Liens on assets of Restricted Subsidiaries securing Indebtedness of the Issuer the aggregate amount of which outstanding at any one time does not exceed $50 million.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s preferred or preference stock, whether now outstanding or hereafter issued, including, without limitation, all series and classes of such preferred or preference stock.

“Redeemable Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Redeemable Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Asset Sales” and “Repurchase of Notes Upon a Change of Control” covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Issuer’s repurchase of such Notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants described above. Notwithstanding the foregoing, Capital Stock shall not be deemed to be Redeemable Stock if it may only be so redeemed solely in consideration of Capital Stock of the Issuer that is not Redeemable Stock.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, refund, repay, prepay, redeem, to legally defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Replacement Assets” means either (i) property or assets (other than current assets as determined in accordance with Mexican GAAP or Capital Stock) to be owned by and used in a Permitted Business of the Issuer or any Restricted Subsidiary; or (ii) the Capital Stock of one or more Persons engaged principally in a Permitted Business which become Restricted Subsidiaries as a result of the acquisition thereof.

“Restricted Investment” means any Investment in any Person other than (i) an Investment in the Issuer or in a Restricted Subsidiary or in any Person that, as a result of such Investment, becomes a Restricted Subsidiary, (ii) cash or Cash Equivalents, (iii) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (x) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (y) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, (iv) Investments consisting of Interest Rate Agreements or Currency Agreements that constitute Permitted Indebtedness, (v) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business, (vi) Investments the payment for which consists of Capital Stock (exclusive of Redeemable Stock) of the Issuer; provided, however, that such Capital Stock will not increase the amount available for Restricted Payments under clause (C)(2) of the “Limitation on Restricted Payments” covenant, or (vii) other Investments in a Permitted Business at any time outstanding that do not in the aggregate exceed 5% of Consolidated Net Tangible Assets.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Issuer or a Restricted Subsidiary of any property, whether owned by the Issuer or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Issuer or Restricted Subsidiary to such Person or to any other Person by whom funds have been or are to be advanced on the security of such Property.

“Significant Subsidiary” means, at any date of determination, any Subsidiary of the Issuer that, together with its Subsidiaries, (i) for the most recent fiscal year of the Issuer, accounted for more than 10% of the consolidated revenues of the Issuer and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Issuer and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Issuer for such fiscal year.

“Stated Maturity” means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subordinated Indebtedness” means any Indebtedness of the Issuer which is expressly subordinated in right of payment to the Notes.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by such Person or (ii) any other corporation, association or other business entity that is combined or consolidated in accordance with Mexican GAAP with such Person for purposes of general financial reporting.

“Trade Payables” means, with respect to any Person, any accounts payable owed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services and required to be paid within one year from the date of Incurrence thereof which constitute accounts payable and are considered current liabilities in accordance with Mexican GAAP.

“U.S. Government Obligations” means securities issued or directly and fully guaranteed or insured by the United States of America or any agent or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof).

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below (a “Designation”). The Board of Directors of the Issuer may designate any Subsidiary of the Issuers to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Issuer or any Restricted Subsidiary; provided that (i) such designation would be permitted under the “Limitation on Restricted Payments” covenant, (ii) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (A) is Guaranteed by the Issuer or any Restricted Subsidiary, (B) is recourse to or obligates the Issuer or any Restricted Subsidiary in any way or (C) subjects any property or asset of the Issuer or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, and (iii) no default or event of default with respect to any Indebtedness of such Subsidiary would permit any holder of any Indebtedness of the Issuer or any Restricted Subsidiary to declare such Indebtedness of the Issuer or any Restricted Subsidiary due and payable prior to its maturity. The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer; provided that immediately after giving effect to such designation (x) the Issuer could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) and (y) no Default or Event of Default shall have occurred and be continuing. The Board of Directors of the Issuer may revoke any designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”); provided that immediately after giving effect to such revocation (x) the Issuer could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation or revocation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation or revocation complied with the foregoing provisions.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, such Subsidiary if all of the outstanding Common Stock or other similar equity ownership interests (but not including Preferred Stock) in such Subsidiary (other than any directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) is owned directly or indirectly by such Person.

MATERIAL INCOME TAX CONSIDERATIONS

The following is a summary of material Mexican federal tax consequences and U.S. federal income tax consequences under present law with respect to the purchase, ownership and disposition of the New Notes, and the exchange of Original Notes for New Notes. The discussion does not address all Mexican federal tax consequences or U.S. federal income tax considerations that may be relevant to particular investors, nor does it address the special tax rules applicable to certain categories of investors such as banks, dealers, traders who elect to mark-to-market, tax-exempt entities, persons that will hold New Notes through a partnership or other pass-through entity, insurance companies and investors who hold the New Notes as part of a hedge, straddle, conversion or integrated transaction. In addition, aspects of Mexican tax law that may be applicable to the holders of the New Notes or owners of beneficial interests in the New Notes, including foreign corporations that are owned or controlled by Mexican entities, are not discussed. The discussion also does not address any tax consequences under the tax laws of any state or locality of Mexico or the United States.

This summary is based on the federal tax laws of Mexico and the United States as in effect on the date of this prospectus. Such tax laws are subject to change, possibly with retroactive effect, which change could affect the continued validity of this summary. This summary does not constitute tax advice and does not purport to be comprehensive description of all the tax considerations that may be relevant to a decision to purchase, own or dispose of the New Notes.

Prospective purchasers of the New Notes and beneficial owners of Original Notes considering an exchange of Original Notes for New Notes should consult their own tax advisors as to the Mexican, U.S. or other tax consequences of the purchase, ownership and disposition of the New Notes and the exchange of the Original Notes for New Notes, including the particular tax consequences to them in light of their particular investment circumstances.

United States/Mexico Tax Treaty

A Convention for the Avoidance of Double Taxation, together with a related Protocol thereto (collectively, the “Tax Treaty”), between Mexico and the United States took effect on January 1, 1994. Certain provisions of the Tax Treaty that may affect the taxation of certain U.S. Holders (as defined herein) are summarized below under “Mexican Taxation.” The United States and Mexico have also entered into an agreement that covers the exchange of information with respect to tax matters.

Mexican Taxation

General

The following is a general summary of the principal consequences, under Mexico’s income tax law (Ley del Impuesto Sobre la Renta) (the “Law”) and regulations thereunder as currently in effect, and under the Tax Treaty, of the purchase, ownership and disposition of the New Notes after the Effective Date by a holder that is not a resident of Mexico for tax purposes, and that will not hold New Notes or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment in Mexico (a “Foreign Holder”).

For purposes of Mexican taxation:

•	an individual is a resident of Mexico if such person has established his or her home in Mexico. When an individual also has a home in another country, he or she will be considered a Mexican resident if his or her center of vital interests is located in Mexico. A “center of vital interests” shall be deemed located in Mexico when:

i.	more than 50% of his or her total income obtained in the calendar year is from Mexican sources, or

ii.	the main center of his or her professional activities is located in Mexico;

•	Mexican government officials and employees are also Mexican residents for Mexican tax purposes even if their center of vital interest is located outside Mexico;

•	a legal entity is a resident of Mexico if it is established under Mexican law or if it maintains the principal administration of its business or the effective location of its management in Mexico;

•	a Mexican citizen is presumed to be a resident of Mexico unless such person can demonstrate the contrary; and

•	a permanent establishment in Mexico of a foreign person will be regarded as a resident of Mexico, and such permanent establishment will be required to pay taxes in Mexico in accordance with applicable law, for income attributable to such permanent establishment.

Holders should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the New Notes, including the tax consequences under state, local, foreign, and other tax laws, including the Tax Treaty and any amendments thereof, and the possible effects of changes in the U.S. federal, Mexican or other tax laws.

Taxation of Interest Payments

Under the Law, payments of interest (including original issue discount and premiums which are deemed interest under the Law) made by us in respect of the New Notes to a Foreign Holder will generally be subject to a Mexican withholding tax assessed at a rate of 4.9% if, as expected:

•	the New Notes are placed by banks or investment banks in a country with which Mexico has entered into a treaty for the avoidance of double taxation, and such treaty is in effect;

•	the New Notes are registered with the Special Section of the RNV and copies of such registration are timely filed with the Mexican Ministry of Finance and Public Credit; and

•	we timely comply with the information requirements specified from time to time by the Mexican Ministry of Finance and Public Credit under its general rules, including, after completion of the transaction described in this prospectus, certain information related to the issuance of the New Notes and this prospectus and, on a quarterly basis, information representing that no party related to us jointly or individually, directly or indirectly, is the effective beneficiary of 5% or more of the aggregate amount of each interest payment, and we maintain records that evidence compliance with such requirements. If these information requirements are not met, the applicable withholding tax rate will be 10%.

If the effective beneficiaries, whether acting directly or indirectly, individually or jointly with related parties, receive more than 5% of the interest paid under the New Notes and (i) are persons who own, directly or indirectly, individually or with related parties, 10% of our voting stock or (ii) are corporations or other entities, of which 20% or more of its voting stock is owned, directly or indirectly, jointly or severally, by persons related to us, the Mexican withholding tax rate applicable to payments of interest under our New Notes may be the maximum applicable rate according to the Law. For these purposes, persons will be related if:

•	one person holds an interest in the business of the other person;

•	both persons have common interests; or

•	a third party has an interest in the business or assets of both persons.

Holders or beneficial owners of the New Notes, including non Mexican pension or retirement funds, may be requested, subject to specified exceptions and limitations, to provide certain information or documentation necessary to enable us to apply the appropriate Mexican withholding tax rate applicable to such holders or beneficial owners. Additionally, it should be noted, that the Law provides that, in order for a Foreign Holder to be entitled to the benefits under the treaties for the avoidance of double taxation entered into by Mexico, it is necessary for the Foreign Holder to meet the procedural requirements established in the Law. In the event that the specified information or documentation concerning the holder or beneficial owner, if requested, is not provided prior to the payment of any interest to that holder or beneficial owner, we may withhold Mexican tax from that interest payment to that holder or beneficial owner at the maximum applicable rate, but our obligation to pay Additional Amounts relating to those withholding taxes will be limited as described under “Description of the New Notes—Additional Amounts.”

We have agreed, subject to exceptions, to pay additional amounts in respect of Mexican withholding taxes applicable to interest payments on the New Notes. For a description of the exceptions to our obligation to pay such additional amounts, please see “Description of the New Notes—Additional Amounts.”

Payments of interest made by us in respect of the New Notes to non-Mexican pension or retirement funds will be exempt from Mexican withholding taxes if:

•	such fund is organized pursuant to the laws of its country of residence and is the effective beneficiary of the interest payment;

•	the income from such interest payment is exempt from income tax in that country; and

•	such fund is registered with the Mexican Ministry of Finance and Public Credit for that purpose.

Under Mexican law, payments of principal made by us in respect of the New Notes to a Foreign Holder will not be subject to Mexican withholding taxes.

Estate or Similar Tax

A Foreign Holder will not be liable for Mexican estate, gift, inheritance or similar taxes with respect to its holding of the New Notes, nor will it be liable for Mexican stamp, registration or similar taxes in respect of such holding.

United States Taxation

This section summarizes the material United States federal income tax consequences to a holder of New Notes. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and rulings and decisions currently in effect, all of which are subject to change (possibly with retroactive effect). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their personal investment circumstances, nor does it discuss U.S. federal income tax considerations applicable to certain types of investors subject to special treatment under the U.S. federal income tax laws. In addition, this discussion does not consider the effect of any alternative minimum taxes or any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular investor. This discussion assumes that investors will hold the New Notes as capital assets within the meaning of Section 1221 of the Code.

Tax Consequences to United States Holders

For purposes of the following discussion, a “United States Holder” means a beneficial owner of a Note that or who is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control.

If a partnership holds New Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding New Notes should consult their tax advisors. A “Non-United States Holder” is a holder of New Notes other than a United States Holder.

Exchange of Notes.    The exchange of the Original Notes for the New Notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes and, accordingly, for such purposes a United States Holder will not recognize any taxable gain or loss as a result of such exchange and will have the same tax basis and holding period in the New Notes as it had in the Original Notes immediately before the exchange.

Interest and Additional Amounts.    Interest on the New Notes and Additional Amounts paid in respect of Mexican withholding taxes imposed on interest payments on the New Notes (as described in “Description of the New Notes—Certain Covenants—Additional Amounts”) will be taxable to a United States Holder as ordinary interest income at the time they are paid or accrued in accordance with the United States Holder’s usual method of accounting for U.S. federal income tax purposes. The amount of income taxable to a United States Holder will include the amount of all Mexican taxes withheld from payments made on the New Notes (as described above under “—Mexican Taxation”). Accordingly, a United States Holder will have to report income in an amount that is greater than the amount of cash it receives from payments on its New Note.

However, a United States Holder may, subject to certain limitations, be eligible to claim the Mexican taxes withheld as a credit or deduction for purposes of computing its U.S. federal income tax liability. Interest and Additional Amounts paid on the New Notes will constitute income from sources without the United States for foreign tax credit purposes. For taxable years beginning on or before December 31, 2006, such income generally will constitute high withholding tax interest for foreign tax credit purposes, unless the Mexican withholding tax rate applicable to the United States Holder is less than 5% (such as during any period in which the 4.9% Mexican withholding tax rate, as discussed in “—Mexican Taxation,” applies), in which case such income generally will constitute “passive income.” For taxable years beginning after December 31, 2006, such income generally will constitute “passive category income” for foreign tax credit purposes. The rules relating to the calculation and timing of foreign tax credits and, in the case of a United States Holder that elects to deduct foreign taxes, the availability of deductions, involves the application of complex rules that depend upon a United States Holder's particular circumstances. In addition, foreign tax credits generally will not be allowed for Mexican taxes withheld from interest on certain short-term or hedged positions in the notes. United States Holders should consult with their own tax advisors with regard to the availability of a credit or deduction in respect of foreign taxes and, in particular, the application of the foreign tax credit rules to their particular situations.

Disposition of New Notes.    Upon the sale, redemption, retirement or other disposition of a New Note, a United States Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the disposition and the United States Holder’s adjusted tax basis in the New Note. A United States Holder’s adjusted tax basis in a New Note generally will equal the price paid by the United States Holder for the New Note (or, in the case of a New Note exchanged for an Original Note in the exchange offer, the tax basis of the Original Note, as discussed above under “—Exchange of Notes”).

Gain or loss realized on the sale, redemption, retirement or other disposition of a New Note will be capital gain or loss and will be long-term capital gain or loss if the holding period for such New Note is more than one year (taking into account, for this purpose, in the case of a New Note received in exchange for an Original Note in the exchange offer, the period of time that the Original Note was held). Capital gain or loss recognized by a United States Holder generally will be U.S. source gain or loss. Therefore, if any such gain is subject to Mexican income tax, a United States Holder may not be able to credit the Mexican income tax against its U.S. federal income tax liability. United States Holders should consult their own tax advisors as to the foreign tax credit implications of a disposition of the New Notes.

Non-United States Holders

The following summary applies to you if you are a Non-United States Holder, as defined above.

Subject to the discussion below under the caption “Information Reporting and Backup Withholding,” the interest income that you derive in respect of the New Notes generally will be exempt from United States federal income taxes, including United States withholding tax on payments of interest, unless such income is effectively connected with the conduct of a trade or business in the United States.

If you are a Non-United States Holder, subject to the discussion below under the caption “Information Reporting and Backup Withholding,” any gain you realize on a sale of the New Notes generally will be exempt from United States federal income tax, including United States withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States;

•	you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met; or

•	you are a foreign citizen or permanent resident of the United States subject to certain United States federal income tax laws regarding expatriates.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to payments of principal and interest on a New Note and to the proceeds of a sale of a New Note made to United States Holders. A “backup withholding” tax may apply to such payments or proceeds if the beneficial owner fails to provide a correct taxpayer identification number or to otherwise comply with the applicable backup withholding rules. Certain persons (including, among others, corporations) and Non-United States Holders which provide an appropriate certification or otherwise qualify for exemption are not subject to the backup withholding and information reporting requirements.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment made to a holder generally may be claimed as a credit against such holder’s United States federal income tax liability provided the appropriate information is furnished to the IRS.

THE U.S. AND MEXICAN FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NEW NOTES, AND THE EXCHANGE OF ORIGINAL NOTES FOR NEW NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN THE U.S. FEDERAL, MEXICAN OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes only where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to this exchange offer (including the expenses of one counsel for the holder of the Original Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Original Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

VALIDITY OF THE NOTES

The validity of the New Notes will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York and by Alejandro Sánchez Mújica, our General Counsel.

EXPERTS

The consolidated financial statements of Vitro, S.A. de C.V. for each of the three years in the period ended December 31, 2005, incorporated in this prospectus by reference from the Company's Annual Report on Form 20-F have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C., an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to the adoption of the provisions of certain new or revised accounting standards, the assumption of responsibility for auditing the conversion of the amounts in the financial statements of Empresas Comegua, S.A. and its Subsidiaries into Mexican pesos and accounting principles generally accepted in Mexico for the year ended December 31, 2003, the reconciliation of consolidated net income and stockholders’ equity from accounting principles generally accepted in Mexico to accounting principles generally accepted in the United States of America, and the restatement of the U.S. GAAP consolidated statements of cash flows for the years ended December 31, 2003 and 2004), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Under Mexican law, when an officer or director of a corporation acts within the scope of his authority, the corporation will answer for any resulting liabilities or expenses. In addition, the Board of Directors of the Company has expressly resolved that the Registrant will indemnify and hold harmless each director or officer of the Company against liabilities incurred in connection with the distribution of the securities registered under this Registration Statement on Form F-4, as amended. The Company has also entered into indemnification agreements with its directors and its officers. Such indemnification agreements provide for the Company to indemnify and advance expenses to any officer and/or director a party thereto to the fullest extent permitted by applicable law.

Item 21.	Exhibits.

Exhibit No.	Description	Page
2.1

Purchase Agreement, dated April 2, 2006, among Vitro, S.A. de C.V., Crisa Corporation, Crisa Libbey S.A. de C.V., Vitrocrisa Holding, S. de R.L. de C.V., Vitrocrisa S. de R.L. de C.V., Vitrocrisa Comercial, S. de R.L. de C.V., Crisa Industrial, L.L.C., Libbey Mexico, S. de R.L. de C.V., Libbey Europe, B.V., LGA3 Corporation, and Libbey Inc.

*

3.1	Public Deed dated November 29, 1990 (the “Public Deed”), together with an English translation	***

3.2	Amended and restated by-laws (estatutos sociales) of Vitro, S.A. de C.V., together with an English translation.	******

4.1	Indenture dated as of October 22, 2003 between Vitro, S.A. de C.V. and Wachovia Bank (including exhibits).	******

4.2	Form of First Supplemental Indenture to the Indenture between Vitro, S.A. de C.V. and Wachovia Bank.	*

4.3	Registration Rights Agreement dated as of October 22, 2003 among Vitro, S.A. de C.V. and Citigroup Global Markets Inc. and Credit Suisse First Boston, LLC, as initial purchasers	******

4.4

Form of Deposit Agreement between the Registrant and The Bank of New York, as Depositary, and holders and beneficial owners of American Depositary Receipts. (Filed as an exhibit to the Registration Statement of Vitro, S.A. de C.V. on Form F-6 (File number 333-) and incorporated herein by reference.)

4.5	Form of 11.75% Senior Exchange Note due 2013 (included in Exhibit 4.2)	*

4.6	$110,000,000 Note due August 9, 2007 of Vitro Envases Norteamérica, S.A. de C.V.	*

4.7	Note Guarantee dated August 8, 2006 by and among Vitro Envases Norteamérica, S.A. de C.V. and the Note Guarantors named therein.	*

5.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP.	*

5.2	Opinion of Alejandro Sánchez Mújica, General Counsel of Registrant.	*

10.1	Agreement dated March 29, 1965 between Pilkington Brothers Limited and Fomento de Industria y Comercio S.A.	***

10.2	Letter Agreements dated June 15, 1998 amending the Technical Assistance Agreement dated September 1, 1983 between Pilkington Brothers plc and Vitro Flotado, S.A. de C.V.	***

10.3	Loan Agreement dated as of February 26, 2003 among Vitro Plan, S.A. de C.V., VVP Holding Corp., VVP Syndication, Inc., Salomon Smith Barney Inc., and certain other lenders party thereto.	*****

Exhibit No.	Description	Page
10.4

Loan Agreement dated as of February 26, 2003 among Vitro Plan, S.A. de C.V., certain subsidiaries and affiliates of Vitro Plan, Banco Nacional de México, S.A. and certain other lenders party thereto, together with an English translation.

*****

10.5	Receivables Purchase Agreement dated as of May 7, 2004 among VVP Funding Corporation, Vitro America, Inc., Windmill Funding Corporation, ABN Amro Bank N.V. and Finacity Corporation.	******

10.6	Receivables Sales Agreement dated as of May 7, 2004 between Vitro America, Inc. and VVP Funding Corporation.	******

10.7	Second Amendment to Receivables Purchase Agreement dated as of May 5, 2006, among VVP Funding Corporation, Vitro America, Inc., Windmill Funding Corporation and ABN Amro Bank N.V.	******

10.8	Stock Purchase Agreement dated as of January 23, 2004 among Vitro, S.A. de C.V., Vitro Envases Norteamérica, S.A. de C.V., Owens Corning and Owens Corning VF Holdings, Inc	******

10.9

Master Collateral and Intercreditor Agreement dated as of July 23, 2004 among Vitro Envases Norteamérica, S.A. de C.V., HSBC Bank USA, National Association, as Collateral Agent, and The Bank of New York, as Trustee.

**

10.10

Amended and Restated Loan Agreement dated as of February 24, 2005 among Vitro Envases Norteamérica, S.A. de C.V., Credit Suisse First Boston, as Administrative Agent, and certain other lenders party thereto.

**

10.11	Stock Purchase Agreement dated as of September 25, 2004 among Rexam plc, Rexam Overseas Holding Limited and Vitro, S.A. de C.V.	**

10.12

Trust Agreement dated as of March 23, 2005 among Compañía Vidriera, S.A. de C.V., Industria del Álcali, S.A. de C.V., Comercializadora Álcali, S. de R.L. de C.V., ABN AMRO Bank (México), S.A., Institución de Banca Múltiple, División Fiduciaria and Banco Invex, S.A., Institución de Banca Múltiple, Invex Grupo Financiero; Assignment of Rights dated as of March 23, 2005 among Compañía Vidriera, S.A. de C.V., Industria del Álcali, S.A. de C.V., Comercializadora Álcali, S. de R.L. de C.V. and ABN AMRO Bank (México), S.A. Institución de Banca Múltiple, Division Fiduciana; Certificados Subordinados issued by ABN AMRO Bank (México), S.A., Institución de Banca Múltiple, Division Fiduciaria, together with English summary

**

10.13	Guaranty dated as of March 31, 2005 among Vitro, S.A. de C.V. and of the holders of the Certificados Subordinados.	**

10.14	Letter of extension between Pilkington plc and Vitro Vidrio y Cristal, S.A. de C.V., dated April 24, 2006.	**

10.15	Loan Agreement between Vitro Envases de Norteamérica, S.A. de C.V. the Guarantors and Lenders parties thereto and Credit Suisse as Administrative Agent, dated September 21, 2005.	*******

10.16	Loan Agreement between Vitro Plan, S.A. de C.V., certain Lenders parties thereto and Credit Suisse as Arranger, dated September 21, 2005.	*******

10.17	Stock Purchase Agreement of Vidrios Panameños S.A. between the Sellers listed therein and Empresas Comegua, S.A., dated April 4, 2006.	*******

12.1	Calculation of Ratios of Earnings to fixed Charges	*

21.1	List of Subsidiaries of the Registrant. (Filed as an exhibit to Vitro, S.A. de C.V.’s annual report on Form 20-F for the year ended December 31, 2004.)	**

Exhibit No.	Description	Page
23.1	Consent of Milbank, Tweed, Hadley & McCloy LLP (included as part of its opinion filed as Exhibit 5.1)	*

23.2	Consent of Alejandro Sánchez Mújica, General Counsel of Registrant (included as part of his opinion filed as Exhibit 5.2)	*

23.3	Consent of Galaz, Yamasaki, Ruiz Urquiza, S.C., member of Deloitte Touche Tohmatsu

25.1	Statement of Eligibility of Trustee on Form T-1.	*

99.1	Form of Letter for Transmittal for 11.75% Senior Exchange Notes due 2013.	*

99.2	Form of Notice of Guaranteed Delivery for 11.75% Senior Exchange Notes due 2013.	*

99.3	Form of Letter to Registered Holders and/or Participants of the Book-Entry Transfer Facility.	*

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.	*

99.5	Form of Letter to Clients.	*

99.6	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (included in Exhibit 99.1).	*

*	Previously filed.
**	Filed as an exhibit to Vitro, S.A. de C.V.’s annual report on Form 20-F for the year ended December 31, 2004.
***	Filed as an exhibit to the Registration Statement of Vitro, S.A. de C.V. on Form F-1 (File no. 33- 43660) and incorporated herein by reference thereto.
****	Filed as an exhibit to the Registration Statement of Vicap, S.A. de C.V. on Form F-4 (File no. 333-9498) and incorporated herein by reference thereto.
*****	Filed as an exhibit to Vitro, S.A. de C.V.’s annual report for the year ended December 31, 2002, and incorporated by reference hereto.
******	Filed as an exhibit to Vitro, S.A. de C.V.’s annual report on Form 20-F for the year ended December 31, 2003, and incorporated by reference hereto.
*******	Filed as an exhibit to Vitro, S.A. de C.V.’s annual report on Form 20-F for the year ended December 31, 2005, and incorporated by reference hereto.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities

Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(4) to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(5) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(6) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(8) to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (8) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Monterrey, Nuevo Leon, Mexico, on September 21, 2006.

VITRO, S.A. DE C.V.

By	/s/ Federico Sada González
Federico Sada González President and Chief Executive Officer

By	/s/ Álvaro Rodríguez Arregui
Álvaro Rodríguez Arregui Chief Financial Officer

By	/s/ Claudio del Valle Cabello
Claudio del Valle Cabello Chief Administrative Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form F-4 has been signed by the following persons in the capacities and on the date first above indicated.

Name	Title

* Adrián Sada Treviño	Director and Honorary Chairman

* Adrián Sada González	Director and Chairman

* Federico Sada González	President and Chief Executive Officer

* Tomás González Sada	Director

* Andrés Yarte Cantú	Director

* Gustavo Madero Muñoz	Director

* Jaime Serra Puche	Director

* Lorenzo Zambrano Treviño	Director

Name	Title

* Joaquín Vargas Guajardo	Director

* Raúl Rangel Hinojosa	Director and Secretary

* Alejandro Garza Lagüera	Director

* Álvaro Rodríguez Arregui	Chief Financial Officer (Principal Financial Officer)

* Claudio del Valle Cabello	Chief Administrative Officer (Principal Accounting Officer)

* By:

/s/ Federico Sada González Federico Sada González	Attorney-in-fact (pursuant to the power of attorney previously filed with the SEC)

SIGNATURE OF AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Vitro, S.A. de C.V., has signed this Registration Statement on Form F-4 in the City of Newark, Delaware, on September 21, 2006.

By:	/s/ Donald J. Puglisi
Donald J. Puglisi
Puglisi & Associates